Filed pursuant to Rule 424(b)(4)
Registration Statement No. 333-162184

Prospectus

7,500,000 Common Shares of Beneficial Interest

CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a recently-formed, self-advised hotel investment company that was organized to take advantage of current and future lodging-related investment opportunities.

This is our initial public offering, or IPO, of our common shares of beneficial interest, or common shares. No public market currently exists for our common shares. All of the shares offered by this prospectus are being sold by us.

We have received authorization to list our common shares on the New York Stock Exchange under the symbol “CHSP.”

Concurrently with the offering, in separate private placements, we will sell (1) up to 4.9% of the common shares to be outstanding following the offering, but in no event more than $20 million of our common shares, to Hyatt Hotels Corporation or its affiliates, or Hyatt, and (2) up to 9.8% of the common shares to be outstanding following the offering, but in no event more than $25 million of our common shares, to BAMCO, Inc. on behalf of certain of its investment advisory clients, or Baron, in each case, at a price of $18.80 per share. We also will sell an aggregate of 150,000 common shares to our non-executive Chairman, our President and Chief Executive Officer and our Executive Vice President, Chief Financial Officer, Treasurer and Secretary at the public offering price shown below.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes. To assist us in qualifying as a REIT, shareholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding common or preferred shares of beneficial interest. See “Description of shares of beneficial interest—Restrictions on ownership and transfer.”

See “Risk factors” beginning on page 12 of this prospectus for certain risk factors relevant to an investment in our common shares, including, among others:

•

We have no operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our shareholders. Furthermore, there can be no assurance that we will be able to invest the proceeds of the offering on acceptable terms, or at all.

•

We currently own no properties and have not committed any portion of the net proceeds of the offering to any specific acquisition, making this a blind pool investment opportunity. Investors will not be able to evaluate the economic merits of any acquisitions we make with the net proceeds of the offering. In addition, we can change our investment policy at any time without seeking approval from our shareholders.

•

Failure of the U.S. economy and the lodging industry to improve may adversely affect our ability to execute our business plan. There can be no assurance as to whether, or when, lodging industry fundamentals will in fact improve, or to what extent they will improve.

•	Our failure to qualify as a REIT would have significant adverse consequences to us, the value of our common shares and our ability to make distributions to our shareholders.

•

While we intend to target an overall debt level of up to 50% of the aggregate purchase prices of all our portfolio properties, our governing documents contain no limitations on the amount of debt we may incur, and our board of trustees may change our financing policy at any time without shareholder approval.

•

We depend on the efforts and expertise of our president and chief executive officer and our executive vice president, chief financial officer, treasurer and secretary to manage our day-to-day operations and strategic business direction. The loss of their services, and our inability to find suitable replacements, could have an adverse effect on our operations.

	Per Share	Total

Public offering price	$20.00	$150,000,000

Underwriting discount(1)	$1.20	$9,000,000

Proceeds, before expenses, to us	$18.80	$141,000,000

(1)	The underwriters will be entitled to receive $0.20 per share from us at closing. The underwriters will forego the receipt of payment of $1.00 per share, subject to the following. We will agree to pay the $1.00 per share to the underwriters when the capital deployment hurdle (as described herein) is satisfied. If this requirement is not satisfied, the aggregate underwriting discount paid by us, based on $0.20 per share (or 1% of the public offering price) would be $1,500,000. See “Underwriting.”

The underwriters may also purchase up to an additional 1,125,000 common shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus solely to cover overallotments, if any.

The underwriters are offering our common shares as described in “Underwriting.” We expect to deliver the common shares on or about January 27, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

J.P. Morgan	Deutsche Bank Securities

FBR Capital Markets

KeyBanc Capital Markets	Baird	RBC Capital Markets	JMP Securities

The date of this prospectus is January 21, 2010.

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

Through and including February 15, 2010 (the 25th day after the date of this prospectus), all dealers that effect transactions in our common shares, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus summary

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common shares. You should read the entire prospectus, including “Risk factors,” before making a decision to invest in our common shares. In this prospectus, references to “our company,” “we,” “us,” and “our” mean Chesapeake Lodging Trust and our subsidiaries, and references to our “operating partnership” mean Chesapeake Lodging, L.P. Unless otherwise indicated, the information contained in this prospectus assumes (1) the sale of 7,500,000 common shares in the offering at $20.00 per share, (2) the sale in concurrent private placements to Hyatt and Baron of up to 4.9% and 9.8%, respectively, of the common shares to be outstanding following the offering, in each case, at $18.80 per share, (3) the sale of an aggregate of 150,000 common shares to our non-executive chairman and certain of our executive officers at $20.00 per share and (4) no exercise by the underwriters of their overallotment option to purchase up to an additional 1,125,000 common shares.

Overview

We are a self-advised hotel investment company organized in June 2009. We intend to focus our investments primarily in upper upscale hotels in major business, airport and convention markets and, on a selective basis, in premium select-service hotels in urban settings or unique locations in the United States. We believe current industry dynamics will create attractive opportunities to acquire high quality hotel properties, at prices well below replacement costs, with attractive yields on investment and significant upside potential.

Our senior executive officers have extensive experience in the lodging industry, including the acquisition, development, financing, repositioning, asset management and disposition of hotels. This experience includes founding Highland Hospitality Corporation, or Highland, and leading its IPO and related formation transactions in 2003. Following the IPO, our senior executive officers served as chief executive officer and chief financial officer of Highland until its sale in July 2007. In addition to their service with Highland, our senior executive officers have held senior management and executive positions at several other publicly traded lodging companies such as Crestline Capital Corporation, Marriott International, Inc., Host Hotels & Resorts, Inc. and Prime Hospitality Corporation.

We do not own any properties and have no agreement to acquire any property at this time. However, our senior executive officers have established and maintained a broad network of hotel industry contacts, including long-standing relationships with hotel owners, independent hotel managers, global hotel brands, hotel brokers, financiers and institutional investors that we believe will provide us with attractive acquisition opportunities. In addition, we have entered into a sourcing relationship with Hyatt that we believe will enhance our ability to execute our business strategy by potentially providing us with additional attractive acquisition opportunities.

Upon completion of the offering, the concurrent private placements to Hyatt, Baron, our non-executive chairman and certain of our executive officers, and the related formation transactions described in this prospectus, we expect to have approximately $166.8 million in cash available to execute our strategy. We also expect to incur indebtedness to supplement our investment capital. We intend to target an overall debt level of up to 50% of the aggregate purchase prices of all our portfolio properties.

We intend to elect and qualify to be treated as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2010.

Our team

The founding members of our management team are James L. Francis, our president and chief executive officer, and Douglas W. Vicari, our executive vice president, chief financial officer, treasurer and secretary. These senior executive officers have extensive experience in the lodging industry, including the acquisition, development, financing, repositioning, asset management and disposition of hotels. In these roles, our senior executive officers have participated in numerous lodging-related transactions and assumed significant management responsibilities. This experience includes:

•	hotel investments, including single property and portfolio acquisitions;

•

hotel and company level financings, such as single property and portfolio debt financings, including loans included in securitized transactions, public debt offerings, public and private equity offerings and corporate credit facilities;

•	hotel dispositions, including single property, portfolio and company dispositions; and

•	asset management, including extensive renovation and repositioning programs, as well as re-branding or changing hotel management of select properties.

Competitive strengths

We believe the following competitive strengths distinguish us from other owners, acquirors and investors in hotel properties:

Experienced management team:    A veteran management team with substantial lodging industry experience will enable us to effectively implement our business strategy by evaluating investment opportunities and deploying capital in hotels that provide attractive long-term returns. Our senior executive officers have previously worked together for a number of years and have extensive experience, having served as executives in several publicly traded lodging companies, including Highland, Marriott International, Inc., Host Hotels & Resorts, Inc., Crestline Capital Corporation and Prime Hospitality Corporation.

Extensive industry relationships:    Our senior management team has established and maintained a broad network of hotel industry contacts, including long-standing relationships with hotel owners, independent hotel managers, global hotel brands, hotel brokers, financiers, institutional investors and other key industry participants. We believe these broad industry relationships will potentially provide us with a valuable source of hotel property investment opportunities.

Growth oriented capital structure with no legacy issues:    We believe that many institutional buyers of hotel assets will be constrained in their ability to make acquisitions over the next several years as they address the adverse effects of both a highly leveraged capital structure and declining operating performance on their existing portfolio. Unlike many of these potential buyers, we will be well capitalized, with no near-term debt maturities, liquidity constraints or distressed assets limiting our management’s focus or ability to acquire assets. Following the offering, the concurrent private placements and the related formation transactions, we expect to have approximately $166.8 million of equity capital to execute our strategy.

Proven acquisition and disposition capabilities:    Throughout their careers, our senior executive officers have pursued investment strategies that include acquiring, developing, financing, repositioning and selling hotel properties. While our chief executive officer and chief financial officer worked together at Highland from its IPO in 2003 until its sale in 2007, Highland invested in 30 hotel properties with over 9,000 rooms.

Strategic relationship with Hyatt:    We have entered into a sourcing relationship with Hyatt, a global hospitality company with widely recognized, industry leading brands. We believe this relationship, as well as Hyatt’s strong brands and excellent hotel management services, will enhance our ability to execute our business strategy and potentially provide us with additional attractive acquisition opportunities. In addition, concurrently with the offering, we will sell to Hyatt up to 4.9% of the common shares to be outstanding after the offering, but in no event more than $20 million of our common shares. We believe that this equity stake will serve to align Hyatt’s interests with ours and may provide added incentive to help us to execute our business strategy. For a full description of our agreement with Hyatt, see “Our business—Relationship with Hyatt.”

U.S. lodging industry

Historically, the lodging industry in the United States has been cyclical in nature. Generally, lodging industry performance correlates with macroeconomic conditions in the United States. Fluctuations in lodging demand and, therefore, operating performance, are caused largely by general economic and local market conditions, which affect levels of business and leisure travel. Recovery in lodging demand has generally lagged improvement in the overall economy. In addition to general economic and local market conditions, new hotel room supply has the potential to further exacerbate the negative impact of an economic recession. Lodging supply growth is typically driven by overall lodging demand, as extended periods of strong demand growth tend to encourage new hotel development. However, the rate of supply growth is also influenced by a number of additional factors, including availability and cost of capital, construction costs and local market considerations.

Beginning in 2008, the U.S. lodging industry began experiencing a significant downturn due to a decline in consumer and business spending as a result of the overall weakness in the economy, particularly the turmoil in the credit markets, erosion of consumer confidence and increasing unemployment. As a result, lodging demand from both leisure and business travelers decreased significantly in 2008 and through the third quarter of 2009. This decreased demand for hotel rooms, together with recent modest increases in hotel supply, resulted in declines in occupancy and reductions in room rates as hotels competed more aggressively for guests. These events have had a substantial negative impact on revenue per available room, or RevPAR, which is the product of average daily rate, or ADR, and occupancy, and is one of the key performance indicators used in the lodging industry. According to HVS, the industry outlook indicates these trends are expected to continue for 2009, with RevPAR forecasted to decline 16.1% for the full year, a significantly larger decline than the two most recent lodging industry downturns in 1991 and 2001/2002. In addition, HVS forecasts a continued modest decline for 2010 annual RevPAR, however we expect lodging industry performance and, in particular, RevPAR to begin improving in the second half of 2010 due to increased demand given the forecasted resumption in growth of the U.S. economy. As a result, 2011 is expected to be the first full year of RevPAR growth and this improvement in industry performance is expected to accelerate for several years following 2011.

Market opportunity

We believe the next several years will present opportunities to acquire hotels during the most attractive investment environment in our senior executive officers’ 20-plus year professional careers. During the last several years, pricing of hotel properties in the United States appreciated well in excess of the properties’ underlying performance, primarily driven by record levels of debt financing. Over the past 18 months, a significant correction in the price of hotel properties has been underway, primarily as a result of the impact of the economic downturn on the lodging industry. In addition, due to the widely publicized credit crisis, the market for commercial mortgage backed securities, or CMBS, is virtually closed, and many traditional real estate lenders such as national and regional banks and insurance companies have seen their balance sheets impaired, resulting in a severe contraction in available debt financing for hotel properties. We believe the combined effects of the severe decline in hotel operating performance, the lack of available debt financing from traditional real estate lenders and the decline in hotel property valuations (in some cases below current debt balances), will yield a high level of foreclosures, restructurings and distressed hotel asset sales from a range of sellers, including national and regional banks, insurance companies, private equity funds, real estate mezzanine debt investors, hotel owners and CMBS special servicers. We expect to be well positioned to capitalize on these opportunities to acquire hotel properties at deep discounts to replacement cost as a result of our liquidity and our senior executive officers’ acquisition experience.

Our strategy

We believe the following investment criteria and strategy will promote the growth of our company and our ability to deliver strong total returns to our shareholders:

External growth.    We intend to focus our investments primarily in upper upscale hotels in major business, airport and convention markets and, on a selective basis, in premium select-service hotels in urban settings or unique locations in the United States. Within this target sector, we will pursue investment opportunities primarily in hotel properties operating under national franchise brands with which our executive officers have existing relationships such as Hyatt® , Hyatt Regency®, Hilton®, Marriott®, Renaissance®, Sheraton® and Westin®. In some instances, we will invest in premium select-service brands such as Hyatt Place®, Courtyard by Marriott® and Hilton Garden Inn® or boutique hotels (unbranded) located in urban settings or unique locations. We will seek to acquire hotel properties primarily located in markets with high barriers to entry due to high land costs and limited land availability in the top 25 U.S. Metropolitan Statistical Areas, or MSAs. For a description of the top 25 MSAs, see “Our business—Top 25 metropolitan statistical areas.” We do not plan to acquire hotel properties outside the United States. We also will consider investments in hotel properties that would benefit from re-branding, renovation or a change in hotel property management. We believe our target investments will offer the opportunity for stronger returns than hotels in other sectors of the industry.

Internal growth.    We intend to aggressively asset manage the hotel properties we acquire by employing value-added strategies (such as re-branding, renovating or changing hotel management) designed to improve the operating performance and value of our hotels. We will not operate our hotel properties, but intend to engage reputable independent or brand management companies to operate our hotels. We intend to structure our hotel management agreements to allow us to closely monitor the performance of our hotels and to ensure, among other things, that our managers: (1) implement an approved business and marketing plan, (2) implement a disciplined capital expenditure program and (3) establish and prudently spend appropriate furniture, fixtures and equipment reserves.

Hotel industry segments

Smith Travel Research, Inc., a leading source of lodging industry information, classifies the hotel industry into the following chain scales, as determined by each brand’s average system-wide daily rates: luxury, upper upscale, upscale, midscale with food and beverage, midscale without food and beverage and economy. The category of “luxury” includes hotel brands such as Park Hyatt®, Four Seasons®, Mandarin Oriental®, Ritz-Carlton®, St. Regis® and W Hotels®; the category of “upper upscale” includes hotel brands such as Hyatt®, Hyatt Regency®, Grand Hyatt®, Hilton®, Marriott®, Renaissance®, Sheraton® and Westin®; and the category of “upscale” includes hotels such as Hyatt Place®, Courtyard by Marriott®, Hilton Garden Inn®, Residence Inn by Marriott® and Wyndham®.

“Full-service” hotels generally have a restaurant, lounge facilities and a meeting space as well as minimum service levels often including bell service and room service. “Select-service” hotels have limited food and beverage outlets and do not offer comprehensive business or banquet facilities, but rather are suited to serve smaller business meetings.“Extended-stay” hotels are hotels generally designed to accommodate guests staying for extended periods of time and typically provide rooms with fully equipped kitchens, entertainment systems, office spaces with computer and telephone lines, access to fitness centers and other amenities.

Summary risk factors

You should carefully consider the matters discussed in the “Risk factors” section beginning on page 12 of this prospectus prior to deciding whether to invest in our common shares. Some of these risks include:

•

We have no operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our shareholders. Furthermore, there can be no assurance that we will be able to invest the proceeds of the offering on acceptable terms, or at all.

•

We currently own no properties and have not committed any portion of the net proceeds of the offering to any specific acquisition, making this a blind pool investment opportunity. Investors will not be able to evaluate the economic merits of any acquisitions we make with the net proceeds of the offering. In addition, we can change our investment policy at any time without seeking approval from our shareholders.

•

Failure of the US economy and the lodging industry to improve may adversely affect our ability to execute our business plan, generate revenues, attain profitability and make distributions to our shareholders, as well as adversely affect the market price of our common shares. There can be no assurance as to whether, or when, lodging industry fundamentals will in fact improve, or to what extent they will improve.

•	Our failure to qualify as a REIT would have significant adverse consequences to us, the value of our common shares and our ability to make distributions to our shareholders.

•

While we intend to target an overall debt level of up to 50% of the aggregate purchase prices of all our portfolio properties, our governing documents contain no limitations on the amount of debt we may incur, and our board of trustees may change our financing policy at any time without shareholder approval. Debt service obligations may reduce cash available for distribution to shareholders, operations, capital expenditures and future business purposes.

•

We depend on the efforts and expertise of our president and chief executive officer and our executive vice president, chief financial officer, treasurer and secretary to manage our day-to-day operations and strategic business direction. The loss of their services, and our inability to find suitable replacements, could have an adverse effect on our operations.

•

Because our senior executive officers will have broad discretion to invest the proceeds of the offering, they may make investments where the returns are substantially below expectations or which result in net operating losses.

•	Our ability to maintain distributions to our shareholders is subject to fluctuations in our financial performance, operating results and capital improvements requirements.

•

Until our portfolio of assets generates sufficient income and cash flow, we may be required to use proceeds from future equity or debt offerings, sell assets or borrow funds to make quarterly distributions to our shareholders.

•	Our returns depend on effective management of our hotels by third parties.

Formation transactions

We refer to the following series of transactions as our formation transactions:

•	We will sell 7,500,000 common shares in the offering (plus up to an additional 1,125,000 common shares upon the exercise of the underwriters’ overallotment option).

•

Concurrently with the offering, in separate private placements, we will sell (1) up to 4.9% of the common shares to be outstanding following the offering, but in no event more than $20 million of our common shares, to Hyatt, and (2) up to 9.8% of the common shares to be outstanding following the offering, but in no event more than $25 million of our common shares, to Baron, in each case, at a price of $18.80 per share. We also will sell an aggregate of 150,000 common shares to our non-executive chairman, our president and chief executive officer and our executive vice president, chief financial officer, treasurer and secretary at the IPO price per share. We will enter into registration rights agreements with each of Hyatt and Baron pursuant to which we will agree to register the resale of their respective common shares upon their request made no earlier than six months from the closing of the offering. Hyatt and Baron and their respective permitted transferees also will possess customary piggyback registration rights under these agreements. See “Shares eligible for future sale — Registration rights.” The closing of the concurrent private placements is expected to occur on the same day as the offering and is contingent upon the completion of the offering. The offering is not contingent upon the closing of the concurrent private placements.

•

We will contribute the net proceeds of the offering and the concurrent private placements referred to above to our operating partnership. We will act as sole general partner of our operating partnership.

•

We will repay a $249,000 loan from Messrs. Francis and Vicari, plus accrued interest, the proceeds of which we used to fund our operating costs and certain costs of the offering, and we will repurchase the shares purchased by each of them in connection with our initial capitalization for aggregate consideration of $1,000, at the same price they paid for these shares.

Benefits to affiliates

•

Approximately $250,000 of the net proceeds from the offering will be used to repay loans and accrued interest from Messrs. Francis and Vicari, the proceeds of which we used to fund our operating costs and the costs of the offering.

•

Upon completion of the offering, we will repurchase the shares currently held by Messrs. Francis and Vicari at the same price they paid to acquire those shares in connection with our initial capitalization, representing an aggregate of $1,000.

•

The total shares granted to our executive officers and non-executive trustees upon completion of the offering will be adjusted so that the total number of shares granted (both time-based and performance-based) will be equal to approximately 2.5% of the total number of shares sold in the IPO, including for this calculation shares sold upon exercise of the underwriters’ overallotment option, plus the total number of shares sold in the concurrent private placements. Assuming the sale of 7,500,000 shares at a price of $20.00 per share in this offering, the sale of an aggregate of 1,507,293 additional shares in the concurrent private placements and no exercise of the underwriters’ overallotment option, we expect to grant 96,000 time-based restricted shares to Mr. Francis, 64,000 time-based restricted shares to Mr. Vicari and 22,500 time-based restricted shares to D. Rick Adams, our senior vice president and chief investment officer, with such shares having an approximate value of $1,920,000, $1,280,000 and $450,000 respectively. The restrictions on the shares will lapse at the rate of one-third of the number of shares per year commencing on the first anniversary of the closing of the offering. Dividends will be paid on the time-based restricted shares when declared and paid on our common shares generally. In addition, under these same assumptions, we expect to grant 23,000 performance-based restricted shares to Mr. Francis and 15,000 performance-based restricted shares to Mr. Vicari. The restrictions on these shares will lapse upon our achievement of specified performance metrics. Dividends will accrue on performance-based restricted shares that remain subject to vesting, but will only be paid if the shares vest.

Our structure

In order for the income from our hotel operations to constitute “rents from real property” for purposes of the gross income test required for REIT qualification, we cannot directly operate any of our hotels. Instead, we must lease our hotels. Accordingly, we will lease each of our hotels to a taxable REIT subsidiary, or TRS, which will be wholly owned by our operating partnership, which initially will be wholly-owned by us. Our TRS will pay rent to us that can qualify as “rents from real property,” provided that the TRS engages an “eligible independent contractor” to manage our hotels. Our TRS will be subject to corporate level income taxes. In connection with each acquisition, we expect our TRS will engage a qualified hotel management company to manage the hotel or hotels we acquire.

The following chart shows the structure of our company following completion of the offering, the concurrent private placements and the grants to be made upon completion of the offering under our Equity Plan:

*	Investment includes an aggregate of 150,000 shares purchased by our non-executive chairman and certain executive officers in concurrent private placements. Grant includes 226,000 shares granted under our Equity Plan to our executive officers and trustees.

The offering

Common shares offered	7,500,000 shares (plus up to an additional 1,125,000 common shares upon the exercise of the underwriters’ overallotment option)

Common shares to be outstanding upon completion of the offering	9,233,293 shares(1)(2)

Use of proceeds	We intend to use approximately $250,000 of the net proceeds from the offering and the concurrent private placements to repay Messrs. Francis and Vicari for loans and accrued interest, which funded our operating costs and costs related to the offering, and to repurchase the shares acquired by them in connection with our initial capitalization. We intend to use the remaining net proceeds to fund acquisitions of hotel properties and to cover our working capital needs in a manner consistent with our investment strategy. See “Use of proceeds.”

Distribution policy	We intend over time to make quarterly distributions to holders of our common shares out of our earnings. To maintain our qualification as a REIT, we intend to make annual distributions to our shareholders of at least 90% of our REIT taxable income, subject to certain adjustments and excluding net capital gains (which does not necessarily equal net income as calculated in accordance with U.S. generally accepted accounting principles, or U.S. GAAP). The timing and frequency of distributions will be authorized by our board of trustees and declared by us based upon a variety of factors deemed relevant by our trustees. Our ability to pay distributions to our shareholders will depend, in part, upon our receipt of rent payments with respect to our properties from our TRS and the management of our hotel properties and the hotel management companies that our TRS will engage to operate our hotels. Distributions to our shareholders generally will be taxable to our shareholders as ordinary income; however, because our initial investment strategy is to acquire hotel properties for cash, which will result in depreciation and non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital. Subject to maintaining our qualification as a REIT, our TRS may retain any after-tax earnings. See “Distribution policy.”

New York Stock Exchange symbol	“CHSP”

Risk factors	Investing in our common shares involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk factors” beginning on page 12 of this prospectus and other information included in this prospectus.

(1)	Excludes (i) up to 1,125,000 shares issuable upon exercise of the underwriters’ overallotment option and (ii) 224,365 shares issuable in the future under the Chesapeake Lodging Trust Equity Plan, or the Equity Plan.

(2)

Includes (i) common shares issued to Hyatt and Baron of up to 4.9% and 9.8%, respectively, of the common shares to be outstanding following the offering, (ii) 150,000 common shares issued to our non-executive chairman and certain of our executive officers and (iii) 226,000 restricted common shares granted under our Equity Plan to our executive officers and trustees concurrently with the completion of the offering.

Corporate information

We were organized June 12, 2009 as a Maryland real estate investment trust under the name Crown Hospitality Trust, and we changed our name to Chesapeake Lodging Trust, effective September 23, 2009. We elected to be treated as a corporation for U.S. federal income tax purposes effective as of December 7, 2009. Effective as of the same date we elected to be treated as an S corporation. Prior to the completion of the offering we intend to revoke our S corporation election and to be treated as a corporation for U.S. federal income tax purposes. We have no operating history, and we have not committed any portion of the net proceeds of the offering or the concurrent private placements to any specific investment. Chesapeake Lodging, L.P. is our operating partnership that will own all of our assets and conduct our operations, and which initially will be wholly owned by us.

We intend to elect to and qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with our taxable year ending December 31, 2010. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their taxable income (excluding net capital gains). If we qualify for taxation as a REIT, we generally will not be subject to U.S. federal income tax on that portion of our ordinary income or net capital gain that is currently distributed to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to certain U.S., foreign, state and local taxes on our income and property and to U.S. federal income and excise taxes on our undistributed income and certain other categories of income, and our TRS will be a fully taxable corporation, subject to U.S. federal, state, local and foreign tax, if applicable, on their income.

Our corporate offices are located at 710 Route 46 East, Suite 206, Fairfield, NJ 07004. Our telephone number is (201) 970-2559. We maintain a website at www.chesapeakelodgingtrust.com. Our reference to our website is intended to be an inactive textual reference only. Information contained on our website is not, and should not be interpreted to be, part of this prospectus.

Historical performance

Our senior executive officers served in similar capacities for Highland from its initial public offering in December 2003 through its sale in July 2007. The total return information presented under “Our business—Our team” and the tables under “Prior performance of Highland Hospitality Corporation” in this prospectus set forth information regarding the historical performance of Highland. The information about Highland’s historical performance is a reflection of the past performance of Highland and is not a guarantee or prediction of the returns that we may achieve in the future. This is especially true for us given the current conditions in the lodging industry. If those conditions do not improve, we likely will not be able to generate returns comparable to those produced by Highland. Accordingly, Highland’s historical returns should not be viewed as indicative of the performance of our strategy, and we can offer no assurance that we will replicate the historical performance of Highland. Our returns could be substantially lower than the returns achieved by Highland.

Risk factors

An investment in our common shares involves significant risks. In addition to other information in this prospectus, you should carefully consider the following factors before investing in our common shares offered hereby. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our shareholders, which could cause you to lose all or a significant part of your investment in our common shares. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary note regarding forward-looking statements.”

Risks related to our business

We have no operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our shareholders.

We were organized in June 2009 and have no operating history. We have no assets and will only commence operations upon completion of the offering. Our ability to make or sustain distributions to our shareholders will depend on many factors, including the availability of attractive acquisition opportunities that satisfy our investment strategies and our success in identifying and consummating them on favorable terms, the level and volatility of interest rates, readily accessible short-term and long-term financing on favorable terms and conditions in the financial markets, the real estate market and the economy, as to which no assurance can be given. In addition, we may face competition in acquiring attractive properties. We cannot assure you that we will be able to acquire properties with attractive returns or will not seek properties with greater risk to obtain the same level of returns or that the value of our properties in the future will not decline substantially. We also may not be able to successfully operate our business or implement our operating policies and strategies successfully. Furthermore, there can be no assurance that we will be able to generate sufficient operating cash flows to pay our operating expenses and make distributions to our shareholders.

We have not yet identified any specific properties to acquire and, therefore, you will be unable to evaluate the allocation of net proceeds from the offering and the concurrent private placements or the economic merits of our acquisitions prior to making an investment decision.

We have not yet identified any specific properties to acquire for our portfolio and, thus, you will be unable to evaluate the allocation of the net proceeds of the offering and the concurrent private placements or the economic merits of our acquisitions before making an investment decision with respect to our common shares. As a result, we may use the net proceeds from these offerings to make investments with which you may not agree. In addition, our investment policies may be amended or revised from time to time at the discretion of our board of trustees, without a vote of our shareholders. These factors will increase the uncertainty, and thus the risk, of investing in our common shares. The failure of our senior executive officers to apply these proceeds effectively or find suitable properties to acquire in a timely manner or on acceptable terms could result in returns that are substantially below expectations or result in losses, which could have a material adverse effect on our business, financial condition, results of operations and our ability to make distributions to our shareholders.

Until appropriate investments can be identified, our senior executive officers may invest the net proceeds of the offering and the concurrent private placements in interest-bearing short-term investments, including money market accounts and/or U.S. treasury securities, that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from acquisitions of our target assets. We may be unable to invest the remaining net proceeds on acceptable terms, or at all, which could delay shareholders receiving a return on their investment. Moreover, because we will not have identified these future investments at the time of the offering, we will have broad authority to invest the excess proceeds of the offering in any real estate investments that we may identify in the future.

We cannot assure you that we will be able to identify assets that meet our investment objectives, that we will be successful in consummating any investment opportunities we identify or that one or more investments we may make using the net proceeds of the offering and the concurrent private placements will generate revenue, income or cash flow. Although we intend to invest our proceeds in hotel properties in up to six months after the completion of the offering, we cannot assure you we will be able to do so. Our inability to do any of the foregoing likely would materially and adversely affect our results of operations and cash flows and our ability to make distributions to our shareholders.

Because our senior executive officers will have broad discretion to invest the proceeds of the offering, they may make investments where the returns are substantially below expectations or which result in net operating losses.

Our senior executive officers will have broad discretion, within the general investment criteria established by our board of trustees, to invest the net proceeds of the offering and to determine the timing of such investment. In addition, our investment policies may be amended or revised from time to time at the discretion of our board of trustees, without a vote of our shareholders. Such discretion could result in investments that may not yield returns consistent with investors’ expectations.

Our success depends on key personnel whose continued service is not guaranteed.

We depend on the efforts and expertise of our president and chief executive officer and our executive vice president, chief financial officer, treasurer and secretary to manage our day-to-day operations and strategic business direction. The loss of their services, and our inability to find suitable replacements, could have an adverse effect on our operations.

We may not succeed in managing our growth, in which case our financial results could be adversely affected.

Upon completion of the offering, Messrs. Francis, Vicari and Adams will be our only employees. Our ability to grow our business depends upon our senior executive officers’ business contacts and their ability to successfully hire, train, supervise and manage additional personnel. We may not be able to hire and train sufficient personnel or develop management, information and operating systems suitable for our expected growth. If we are unable to manage any future growth effectively, our operations and financial results could be adversely affected.

If Paramount Hotel Group is unable or unwilling to continue providing our technology platform and information systems, our business may be disrupted which could adversely affect our results of operations and financial condition.

We currently rely on the technology platform and information systems provided by Paramount Hotel Group, with which Mr. Vicari formerly served as principal. Paramount Hotel Group is under no obligation to continue providing such technological support to us for any period of time. Although we intend to establish our own information technology platform promptly after the completion of the offering, we may be unable to do so on the timeframe we expect. Without adequate access to technology, our business may be disrupted, which could cause us to incur added costs and divert the attention of management and thereby adversely affect our results of operations and financial condition.

Failure of the lodging industry to exhibit improvement may adversely affect our ability to execute our business plan.

A substantial part of our business plan is based on our belief that the lodging markets in which we intend to invest will experience improving economic fundamentals in the future. In particular, our business strategy is dependent on our expectation, based on the HVS lodging industry outlook and forecast described in more detail under the caption “U.S. lodging industry” beginning on page 41 of this prospectus, that key industry performance indicators, especially RevPAR, will begin to improve in 2010 and industry performance will accelerate for several years following 2011. There can be no assurance as to whether, or when, lodging industry fundamentals will in fact improve or to what extent they improve. In the event conditions in the industry do not improve when and as we expect, or deteriorate, our ability to execute our business plan may be adversely affected.

If we fail to realize any benefits from our sourcing agreement with Hyatt, we may not be able to grow our business as rapidly as we prefer.

We consider Hyatt’s potential willingness to refer potential acquisition opportunities to us, in Hyatt’s sole discretion, to be an important component of our sourcing relationship with Hyatt. Under the terms of our agreement with it, however, Hyatt is not obligated to refer any of these opportunities to us. Moreover, although we are obligated to offer Hyatt the right to manage or franchise any unbranded properties we may acquire, nothing in our agreement requires Hyatt to accept any offer we make. As a result, we may not realize the benefits of this agreement in full or at all. Realizing fewer acquisition opportunities from Hyatt than we expect may slow the pace of our growth, which could adversely affect our financial performance.

Our returns could be negatively impacted if our third party hotel managers do not manage our properties in our best interests.

Since U.S. federal income tax laws restrict REITs and their subsidiaries from operating or managing a hotel, we will not operate or manage our hotels. Instead, we will lease substantially all of our hotels to subsidiaries of our “taxable REIT subsidiary” under applicable REIT laws, and our TRS, through its subsidiaries, will retain third-party managers to operate our hotels pursuant to management agreements. Our cash flow from the hotels may be adversely affected if our managers fail to provide quality services and amenities or if they or their affiliates fail to maintain a quality brand name. In addition, our hotel managers or their affiliates may manage, and in some cases may own, have invested in or provided credit support or operating guarantees to hotels that compete with our hotels, which may result in conflicts of interest. As a result, our hotel managers may make decisions regarding competing lodging facilities that are not or would not be in our best interests.

We will not have the authority to require any hotel to be operated in a particular manner or to govern any particular aspect of the daily operations of any hotel (for instance, setting room rates). Thus, even if we believe our hotels are being operated inefficiently or in a manner that does not result in satisfactory occupancy rates, RevPAR and ADR, we may not be able to force the management company to change its method of operation of our hotels. We generally will attempt to resolve issues with our managers through discussions and negotiations. However, if we are unable to reach satisfactory results through discussions and negotiations, we may choose to litigate the dispute or submit the matter to third-party dispute resolution. We can only seek redress if a management company violates the terms of the applicable management agreement with the TRS, and then only to the extent of the remedies provided for under the terms of the management agreement. In the event that we need to replace any of our management companies, we may be required by the terms of the management agreement to pay substantial termination fees and may experience significant disruptions at the affected hotels.

Funds spent to maintain franchisor operating standards or the loss of a franchise license may reduce cash available for shareholder distributions.

We expect that many of our hotels will operate under franchise agreements, and we may become subject to the risks that are found in concentrating our hotel properties in several franchise brands. These risks include reductions in business following negative publicity related to one of our brands.

The maintenance of the franchise licenses for our hotels is subject to our franchisors’ operating standards and other terms and conditions. We expect that our franchisors will periodically inspect the hotels that we acquire to ensure that we and our lessees and management companies follow their standards. Failure by us, our TRS or one of our management companies to maintain these standards or other terms and conditions could result in a franchise license being canceled. If a franchise license terminates due to our failure to make required improvements or to otherwise comply with its terms, we may also be liable to the franchisor for a termination payment, which will vary by franchisor and by hotel. As a condition of our continued holding of a franchise license, a franchisor could also possibly require us to make capital expenditures, even if we do not believe the capital improvements are necessary or desirable or will result in an acceptable return on our investment. Nonetheless, we may risk losing a franchise license if we do not make franchisor-required capital expenditures.

If a franchisor terminates the franchise license, we may try either to obtain a suitable replacement franchise or to operate the hotel without a franchise license. The loss of a franchise license could materially and adversely affect the operations or the underlying value of the hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. A loss of a franchise license for one or more hotels could materially and adversely affect our revenues. This loss of revenues could, therefore, also adversely affect our financial condition, results of operations and cash available for distribution to shareholders.

Our ability to maintain distributions to our shareholders is subject to fluctuations in our financial performance, operating results and capital improvements requirements.

As a REIT, we are required to distribute at least 90% of our taxable income (excluding net capital gains) each year to our shareholders. In the event of future downturns in our operating results and financial performance or unanticipated capital improvements to our hotels, including capital improvements which may be required by our franchisors, we may be unable to declare or pay distributions to our shareholders. The timing and amount of distributions are in the sole discretion of our board of trustees which will consider, among other factors, our financial performance, debt service obligations and debt covenants, and capital expenditure requirements. We cannot assure you that we will continue to generate sufficient cash in order to fund distributions.

Among the factors which could adversely affect our results of operations and our distributions to shareholders are the failure of our TRS to make required rent payments because of reduced net operating profits or operating losses, increased debt service requirements and capital expenditures at our hotels, including capital expenditures required by the franchisors of our hotels. Among the factors which could reduce the net operating profits of our TRS are decreases in hotel revenues and increases in hotel operating expenses. Hotel revenue can decrease for a number of reasons, including increased competition from a new supply of hotel rooms and decreased demand for hotel rooms. These factors can reduce both occupancy and room rates at our hotels.

We will lease all of our hotels to our TRS. This TRS will be subject to hotel operating risks, including risks of sustaining operating losses after payment of hotel operating expenses, including management fees. These risks can adversely affect the net operating profits of our TRS, our operating expenses and our ability to make distributions to our shareholders.

If we are unable to obtain debt on attractive terms or at all, we may be unable to execute our business strategy, which could adversely affect our growth prospects and future shareholder returns.

Part of our business strategy involves the use of debt financing to supplement our investment capital. We intend to target an overall debt level of up to 50% of the aggregate purchase prices of all our portfolio properties. We are currently negotiating with a number of financial institutions, including with affiliates of certain of our underwriters in this offering, to obtain a corporate credit facility, although there can be no assurance that we will be able to obtain such a credit facility on attractive terms or at all. Our failure to obtain such a facility on attractive terms could adversely impact our ability to execute our business strategy, which could adversely affect our growth prospects and future shareholder returns.

Compliance with covenants in our proposed debt instruments may limit our freedom to operate our business and impair our ability to make distributions to our shareholders.

We expect that the terms of our proposed corporate credit facility will require us to comply with customary financial and other covenants, including covenants that:

•	require us to maintain minimum levels of tangible net worth;

•	prevent us from employing leverage in excess of a percentage of our total asset value;

•	require us to maintain a minimum ratio of adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA, to fixed charges;

•

prohibit us from making annual distributions to our shareholders in excess of 90% of our funds from operations, or FFO, over time, except for such distributions as may be required to enable us to maintain our qualification as a REIT for U.S. federal income tax purposes or may be required to eliminate all federal income tax and excess tax liability;

•	impose concentration limitations on the value and other characteristics of assets comprising the collateral pool securing the facility; and

•	limit our ability to engage in a change in control transaction without causing the amounts outstanding under the credit facility to become immediately due and payable.

These restrictions may interfere with our ability to obtain financing or to engage in other business activities, which may inhibit our ability to grow our business and increase revenues. If we fail to comply with any of these requirements, then the related indebtedness, and any other debt containing cross-default or cross-acceleration rights for our lenders, could become immediately due and payable. We cannot assure you that we could pay all of our debt if it became due, or that we could continue in that instance to make distributions to our shareholders and maintain our REIT qualification.

If we incur substantial debt or are unable to repay or refinance our debt, we may be unable to make distributions to our shareholders and our share price may be adversely affected.

We and our subsidiaries may incur substantial additional debt, including secured debt, in the future. Incurring debt could subject us to many risks, including the risks that:

•	our cash flow from operations will be insufficient to make required payments of principal and interest;

•	our debt may increase our vulnerability to adverse economic and industry conditions;

•

we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing cash available for distribution to our shareholders, funds available for operations and capital expenditures, future business opportunities or other purposes;

•	the terms of any refinancing may not be as favorable as the terms of the debt being refinanced; and

•	the terms of our debt may limit our ability to make distributions to our shareholders and therefore adversely affect the market price of our common shares.

If we obtain debt in the future and do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance this debt through additional debt financing, private or public offerings of debt securities, or additional equity financings. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of hotel properties on disadvantageous terms, potentially resulting in losses adversely affecting cash flow from operating activities. We may place mortgages on our hotel properties to secure our debt. To the extent we cannot meet our debt service obligations, we risk losing some or all of those properties to foreclosure.

Interest expense on our debt may limit our cash available to fund our growth strategies and shareholder distributions.

Higher interest rates could increase debt service requirements on floating rate debt, to the extent we have any, and could reduce funds available for operations, distributions to our shareholders, future business opportunities or other purposes.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations and our ability to make shareholder distributions.

We may obtain in the future one or more forms of interest rate protection—in the form of swap agreements, interest rate cap contracts or similar agreements—to hedge against the possible negative effects of interest rate fluctuations. However, we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations thereunder. In addition, we may be subject to risks of default by hedging counterparties. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable. We could be required to liquidate one or more of our hotel investments at times which may not permit us to receive an attractive return on our investments in order to meet our debt service obligations.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on a co-venturer’s financial condition and disputes between us and our co-venturers.

We may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or trustees from focusing their time and effort on our business. Consequently, actions by, or disputes with, partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third party partners or co-venturers.

The historical returns attributable to Highland should not be considered indicative of our future results or of any returns expected on an investment in our common shares.

We have presented in this prospectus under the sections entitled “Our business—Our team” and “Prior performance of Highland Hospitality Corporation” information relating to the historical performance of Highland. Although we intend to invest in similarly positioned hotel properties as Highland, we expect our investments will have an even sharper focus on upper upscale properties located within the top 25 MSAs, and to pursue a financing strategy that is similar in many respects to the financing strategy employed by Highland, investors should not assume that they will experience returns, if any, comparable to those experienced by investors in Highland. Moreover, Highland operated under market conditions that may differ materially from market conditions that will exist at the time we make investments. Accordingly, the past performance of Highland is not a guarantee or prediction of the returns that we may achieve in the future, and should not be viewed as indicative of the performance of our investment strategy. We can offer no assurance that we will be able to replicate the historical performance of Highland.

Risks related to the hotel industry

Current economic conditions may adversely affect the lodging industry.

The performance of the lodging industry has historically been closely linked to the performance of the general economy and, specifically, growth in U.S. GDP. It is also sensitive to business and personal discretionary spending levels. Declines in corporate budgets and consumer demand due to adverse general economic conditions, risks affecting or reducing travel patterns, lower consumer confidence or adverse political conditions can lower the revenues and profitability of our future hotel properties and therefore the net operating profits of our TRS. The current global economic downturn has led to a significant decline in demand for products and services provided by the lodging industry, lower occupancy levels and significantly reduced room rates.

We anticipate that recovery of demand for products and services provided by the lodging industry will lag an improvement in economic conditions. We cannot predict how severe or prolonged the global economic downturn will be or how severe or prolonged the lodging industry downturn will be. A further extended period of economic weakness would likely have an adverse impact on our revenues and negatively affect our profitability.

Our ability to make distributions to our shareholders may be affected by various operating risks common to the lodging industry.

Our hotel properties will be subject to various operating risks common to the lodging industry, many of which are beyond our control, including the following:

•	competition from other hotel properties in our markets;

•	over-building of hotels in our markets, which will adversely affect occupancy and revenues at the hotels we acquire;

•	dependence on business and commercial travelers and tourism;

•	increases in energy costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists;

•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	adverse effects of international, national, regional and local economic and market conditions;

•

unforeseen events beyond our control, such as terrorist attacks, travel related health concerns, including pandemics and epidemics such as H1N1 influenza (swine flu), avian bird flu and SARS, political instability, regional hostilities, imposition of taxes or surcharges by regulatory authorities, travel related accidents and unusual weather patterns, including natural disasters such as hurricanes, tsunamis or earthquakes;

•	adverse effects of a downturn in the lodging industry; and

•	risks generally associated with the ownership of hotel properties and real estate, as we discuss in detail below.

These factors could reduce the net operating profits of our TRS, which in turn could adversely affect our ability to make distributions to our shareholders.

Our investment opportunities and growth prospects may be affected by competition for acquisitions.

We compete for investment opportunities with other entities, some of which have substantially greater financial resources than we do. This competition may generally limit the number of suitable investment opportunities offered to us, which may limit our ability to grow. This competition may also increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new properties on attractive terms or at all.

Our revenues and cash available for shareholder distributions may be affected by the seasonality of the hotel industry.

The hotel industry is seasonal in nature. This seasonality can be expected to cause quarterly fluctuations in our revenues. Our quarterly earnings may be adversely affected by factors outside our control, including weather conditions and poor economic factors. As a result, we may have to enter into short-term borrowings in certain quarters in order to offset these fluctuations in revenues and to make distributions to our shareholders.

The cyclical nature of the lodging industry may cause fluctuations in our operating performance.

The lodging industry is highly cyclical in nature. Fluctuations in lodging demand and, therefore, operating performance, are caused largely by general economic and local market conditions, which subsequently affects levels of business and leisure travel. In addition to general economic conditions, new hotel room supply is an important factor that can affect the lodging industry’s performance and overbuilding has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy, and thus RevPAR, tend to increase when demand growth exceeds supply growth. Although we believe that supply growth peaked in late 2008 to early 2009, and that lodging demand will begin to rebound in late 2010 to early 2011, no assurances can be made. The continued decline in lodging demand beyond late 2010 to early 2011, or a continued growth in lodging supply, could result in returns that are substantially below expectations or result in losses, which could have a material adverse effect on our business, financial condition, results of operations and our ability to make distributions to our shareholders.

Our concentration in particular segments of a single industry limits our ability to offset the risks of an industry downturn, which could adversely affect our operating performance and cash available for shareholder distributions.

Our entire business is hotel-related. Therefore, a continued or future downturn in the lodging industry, in general, and the upper upscale segments in which we intend to focus our operations, in particular, will have a material adverse effect on our lease revenues and the net operating profits of our TRS and amounts available for distribution to our shareholders.

The ongoing need for capital expenditures at our hotel properties may limit our ability to make shareholder distributions.

Our hotel properties will have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. The franchisors of our hotels also will require periodic capital improvements as a condition of keeping the franchise licenses. In addition, our lenders will likely require that we set aside annual amounts for capital improvements to our hotel properties. These capital improvements may give rise to the following risks:

•	possible environmental problems;

•	construction cost overruns and delays;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on affordable terms; and

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun.

The costs of all these capital improvements could adversely affect our financial condition and amounts available for distribution to our shareholders.

Hotel development is subject to timing, budgeting and other risks. To the extent we acquire hotel properties that are under development, these risks may adversely affect our operating results and our ability to make distributions to shareholders.

We may acquire hotel properties that are under development from time to time as suitable opportunities arise, taking into consideration general economic conditions. Hotel properties involve a number of development risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;

•	receipt of zoning, occupancy and other required governmental permits and authorizations;

•	development costs incurred for projects that are not pursued to completion;

•	acts of God such as earthquakes, hurricanes, floods or fires that could adversely impact a project;

•	ability to raise capital; and

•	governmental restrictions on the nature or size of a project.

To the extent we invest in hotel properties under development, we cannot assure you that any development project will be completed on time or within budget. The developer’s inability to complete a project on time or within budget may adversely affect the hotel’s projected operating results and impair our ability to make distributions to our shareholders.

The hotel business is capital-intensive and our inability to obtain financing could limit our growth.

Our hotel properties will require periodic capital expenditures and renovation to remain competitive. Acquisitions or development of additional hotel properties will require significant capital expenditures. We may not be able to fund capital improvements or acquisitions solely from cash provided from our operating activities because we must distribute at least 90% of our taxable income (net of capital gains) each year to maintain our qualification as a REIT for U.S. federal income tax purposes. As a result, our ability to fund capital expenditures, acquisitions or hotel development through retained earnings is very limited. Consequently, we rely upon the availability of debt or equity capital to fund hotel acquisitions and improvements. Our ability to grow through acquisitions or development of hotels will be limited if we cannot obtain satisfactory debt or equity financing which will depend on market conditions. Neither our declaration of trust nor our bylaws limits the amount of debt that we can incur. However, we cannot assure you that we will be able to obtain additional equity or debt financing or that we will be able to obtain such financing on favorable terms.

The increasing use of Internet travel intermediaries by consumers may adversely affect our profitability.

Some of our hotel rooms will be booked through Internet travel intermediaries, including, but not limited to, Travelocity.com, Expedia.com and Priceline.com. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us and our management companies. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. These agencies hope that consumers will eventually develop brand loyalties to their reservations system rather than to the brands under which our properties will be franchised. Although most of the business for our hotels is expected to be derived from traditional channels, if the amount of sales made through Internet intermediaries increases significantly, room revenues may flatten or decrease and our profitability may be adversely affected.

Future terrorist attacks or changes in terror alert levels could adversely affect our growth strategies, our ability to obtain financing, our ability to insure our properties and our overall financial condition.

Previous terrorist attacks in the United States and subsequent terrorist alerts have adversely affected the travel and hospitality industries over the past several years. The impact that terrorist attacks in the United States or elsewhere could have on domestic and international markets and our business in particular is indeterminable. It is possible that such attacks or the threat of such attacks could have a material adverse effect on our business, our ability to finance our business, our ability to insure our properties and/or our results of operations and financial condition as a whole.

Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our shareholders.

We intend to maintain comprehensive insurance on each of the hotel properties that we acquire, including liability, fire and extended coverage, of the type and amount we believe are customarily obtained for or by hotel owners. Various types of catastrophic losses, like earthquakes and floods, losses from foreign terrorist activities such as those on September 11, 2001, or losses from domestic terrorist activities such as the Oklahoma City bombing on April 19, 1995, may not be insurable or may not be economically insurable. Initially, we do not expect to obtain terrorism insurance on the hotel properties we acquire because it is costly. Lenders may require such insurance and our failure to obtain such insurance could constitute a default under loan agreements. Depending on our access to capital, liquidity and the value of the properties securing the affected loan in relation to the balance of the loan, a default could have a material adverse effect on our results of operations and ability to obtain future financing.

In the event of a substantial loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel or resort, as well as the anticipated future revenue from the hotel or resort. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property.

Noncompliance with governmental regulations could adversely affect our operating results.

Environmental matters

Our hotel properties will be subject to various federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require us, as the owner of a contaminated property, to clean up the property, even if we did not know of or were not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property. Under the environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, pay for the cleanup of that facility if it becomes contaminated and threatens human health or the environment. A person that arranges for the disposal or transports for disposal or treatment of a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos while staying in a hotel may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. An example would be laws that require a business using chemicals (such as swimming pool chemicals at a hotel property) to manage them carefully and to notify local officials that the chemicals are being used.

The costs to clean up a contaminated property, to defend against a claim or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our shareholders. We can make no assurances that (1) future laws or regulations will not impose material environmental liabilities or (2) the current environmental condition of our future hotel properties will not be affected by the condition of the properties in the vicinity of our future hotel properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

Americans with Disabilities Act and other changes in governmental rules and regulations

Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet various federal requirements related to access and use by disabled persons. Compliance with the ADA’s requirements could require removal of access barriers, and non-compliance could result in the U.S. government imposing fines or in private litigants winning damages. If we are required to make substantial modifications to the hotels that we acquire, whether to comply with the ADA or other changes in governmental rules and regulations, our financial condition, results of operations and ability to make distributions to our shareholders could be adversely affected.

General risks related to the real estate industry

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more hotel properties in our portfolio in response to changing economic, financial and investment conditions may be limited. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in international, national, regional and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•

civil unrest, acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses, and acts of war or terrorism, including the consequences of the terrorist acts such as those that occurred on September 11, 2001.

We may decide to sell any hotels we acquire in the future. We cannot predict whether we will be able to sell any hotel property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a hotel property.

We may be required to expend funds to correct defects or to make improvements before a hotel property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a hotel property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our operating results and financial condition, as well as our ability to pay distributions to shareholders.

Increases in our property taxes would adversely affect our ability to make distributions to our shareholders.

Each of our hotels will be subject to real and personal property taxes. These taxes on our hotel properties may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, our ability to make distributions to our shareholders would be adversely affected.

Risks related to our organization and structure

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Under Maryland law generally, a trustee is required to perform his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Under Maryland law, trustees are presumed to have acted with this standard of care. In addition, our declaration of trust limits the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated.

Our declaration of trust obligates us to indemnify our trustees and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each trustee or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we are obligated under our declaration of trust and bylaws to pay and advance the defense costs that may be incurred by our trustees and officers. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist absent the current provisions in our declaration of trust and bylaws or that might exist with other companies.

Failure to make required distributions would subject us to tax.

In order for U.S. federal corporate income tax not to apply to earnings that we distribute, each year we must pay out to our shareholders in distributions at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our shareholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws. Our only source of funds to make these distributions comes from distributions that we receive from our operating partnership. Accordingly, we may be required to borrow money or sell assets to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the distribution requirement and to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax in a particular year.

Failure to qualify as a REIT, or failure to remain qualified as a REIT, would subject us to U.S. federal income tax and potentially to state and local taxes.

We have been organized and we intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2010. Although we do not intend to request a ruling from the IRS as to our REIT qualification, we have received an opinion of our outside counsel, Hogan & Hartson LLP, with respect to our qualification as a REIT in connection with the offering. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Hogan & Hartson LLP represents only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion is expressed as of the date issued. Hogan & Hartson LLP has no obligation to advise us or the holders of our common shares of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Hogan & Hartson LLP, and our qualification as a REIT, depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Hogan & Hartson LLP.

The REIT qualification requirements are extremely complex and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we will be successful in operating so we can qualify, or remain qualified, as a REIT. At any time, new legislation, administrative guidance, or court decisions, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT.

Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in securities of other issuers will not cause a violation of the REIT requirements.

If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our shareholders would not be deductible by us in computing our taxable income. In addition, we could, in certain circumstances, be required to pay an excise or penalty tax (which could be significant in amount) in order to utilize one or more relief provisions under the Internal Revenue Code to maintain our qualification as a REIT. We might need to borrow money or sell hotels in order to pay any such tax. Unless we are entitled to relief under certain Internal Revenue Code provisions, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends, which could adversely affect the value of our common shares if they are perceived as less attractive investments.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. shareholders that are individuals, trusts and estates has been reduced by legislation to 15% (through 2010). Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common shares.

If our leases are not respected as true leases for U.S. federal income tax purposes, we would fail to qualify as a REIT.

To qualify as a REIT, we will be required to satisfy two gross income tests, pursuant to which specified percentages of our gross income must be passive income, such as rent. For the rent paid pursuant to the hotel leases with our TRS, which we anticipate will constitute substantially all of our gross income, to qualify for purposes of the gross income tests, the leases must be respected as true leases for U.S. federal income tax purposes and must not be treated as service contracts, joint ventures or some other type of arrangement. We intend to structure our leases so that the leases will be respected as true leases for U.S. federal income tax purposes, but there can be no assurance that the IRS will agree with this characterization. If the leases were not respected as true leases for U.S. federal income tax purposes, we would not be able to satisfy either of the two gross income tests applicable to REITs and likely would lose our REIT status.

If our hotel managers do not qualify as “eligible independent contractors,” we would fail to qualify as a REIT.

Rent paid by a lessee that is a “related party tenant” of ours will not be qualifying income for purposes of the two gross income tests applicable to REITs. We expect to lease substantially all of our hotels to our TRS. So long as any TRS lessee qualifies as a TRS, it will not be treated as a “related party tenant” with respect to our properties that are managed by a qualifying independent hotel management company. We believe that our TRS will qualify to be treated as a TRS for U.S. federal income tax purposes, but there can be no assurance that the IRS will not challenge the status of a TRS for U.S. federal income tax purposes or that a court would not sustain such a challenge. If the IRS were successful in disqualifying our TRS from treatment as a TRS, it is possible that we would fail to meet the asset tests applicable to REITs and substantially all of our income would fail to qualify for the gross income tests. If we failed to meet either the asset or gross income tests, we would likely lose our REIT qualification for U.S. federal income tax purposes.

If our hotel managers do not qualify as “eligible independent contractors,” we would fail to qualify as a REIT. Each of the hotel management companies that enters into a management contract with our TRS, including Hyatt, must qualify as an “eligible independent contractor” under the REIT rules in order for the rent paid to us by our TRS to be qualifying income for our REIT income test requirements. Among other requirements, in order to qualify as an eligible independent contractor a manager must not own more than 35% of our outstanding shares (by value) and no person or group of persons can own more than 35% of our outstanding shares and the ownership interests of the manager, taking into account only owners of more than 5% of our shares and, with respect to ownership interests in such managers that are publicly traded, only holders of more than 5% of such ownership interests. Complex ownership attribution rules apply for purposes of these 35% thresholds. Although we intend to monitor ownership of our shares by our property managers and their owners, there can be no assurance that these ownership levels will not be exceeded.

Provisions of our declaration of trust may limit the ability of a third party to acquire control of our company, even if our shareholders believe the change of control is in their best interest.

Common share and preferred share ownership limits

Our declaration of trust provides that no person may directly or indirectly own more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding common shares or more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate preferred shares of each class or series outstanding from time to time. These ownership limitations may prevent an acquisition of control of our company by a third party without our board of trustees’ approval, even if our shareholders believe the change of control is in their interest.

Authority to issue shares of beneficial interest

Our declaration of trust authorizes our board of trustees to issue up to 400,000,000 common shares and up to 100,000,000 preferred shares without approval of our shareholders. Issuances of additional shares may have the effect of delaying or preventing a change in control of our company, including transactions at a premium over the market price of our shares, even if shareholders believe that a change of control is in their interest.

Certain provisions of Maryland law could inhibit changes in control

Certain provisions of Maryland Law may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then-prevailing market price of our common shares. We are subject to the “business combination” provisions of Maryland law that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an “interested shareholder” (defined generally as any person who beneficially owns 10% or more of our then outstanding voting shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the shareholder becomes an interested shareholder. After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of our outstanding voting shares; and (2) two-thirds of the votes entitled to be cast by holders of the outstanding voting shares of our company other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by a board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has by resolution exempted business combinations between us and any other person, provided that such business combination is first approved by our board of trustees (including a majority of our trustees who are not affiliates or associates of such person).

Further, under our declaration of trust, a trustee may be removed at any time, but only with cause, at a meeting of the shareholders by the affirmative vote of the holders of not less than two-thirds of the shares then outstanding and entitled to vote generally in the election of trustees.

The “control share” provisions of Maryland law provide that “control shares” of a Maryland corporation (defined as shares which, when aggregated with other shares controlled by the shareholder (except solely by virtue of a revocable proxy), entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquiror of control shares, our officers and our personnel who are also our trustees. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

The “unsolicited takeover” provisions of Maryland law permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then current market price. See “Certain provisions of Maryland law and of our declaration of trust and bylaws — Business combinations” and “Certain provisions of Maryland law and of our declaration of trust and bylaws — Control share acquisitions.”

Our ownership limitations may restrict or prevent you from engaging in certain transfers of our common shares.

In order to maintain our REIT qualification, no more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the U.S. federal income tax laws to include certain entities) at any time during the last half of each taxable year following our first year. To preserve our REIT qualification, our declaration of trust contains a common share ownership limit and a preferred share ownership limit. Generally, any common shares owned by affiliated owners will be added together for purposes of the common share ownership limit, and any shares of a given class or series of preferred shares owned by affiliated owners will be added together for purposes of the preferred share ownership limit.

If anyone transfers shares in a way that would violate the common share ownership limit or the preferred share ownership limit, or prevent us from continuing to qualify as a REIT under the U.S. federal income tax laws, those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the common share ownership limit or the preferred share ownership limit. If this transfer to a trust fails to prevent such a violation or our continued qualification as a REIT, then the initial intended transfer shall be null and void from the outset. The intended transferee of those shares will be deemed never to have owned the shares. Anyone who acquires shares in violation of the common share ownership limit or the preferred share ownership limit or the other restrictions on transfer in our declaration of trust bears the risk of suffering a financial loss when the shares are redeemed or sold if the market price of our shares falls between the date of purchase and the date of redemption or sale.

Our ownership of our TRS will be limited and our transactions with our TRS will cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

A REIT may own up to 100% of the equity interest of an entity that is a corporation for U.S. federal income tax purposes if the entity is a TRS. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross operating income from hotel operations pursuant to hotel management agreements. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Our TRS will pay U.S. federal, foreign, state and local income tax on its taxable income, and its after-tax net income will be available for distribution to us but is not required to be distributed by such TRS to us. We anticipate that the aggregate value of the stock and securities of our TRS will be less than 25% of the value of our total assets (including our TRS stock and securities). Furthermore, we will monitor the value of our investments in our TRS for the purpose of ensuring compliance with TRS ownership limitations. In addition, we will scrutinize all of our transactions with our TRS to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 25% limitation discussed above or to avoid application of the 100% excise tax discussed above.

We may in the future choose to pay dividends in our common shares instead of cash, in which case shareholders may be required to pay income taxes in excess of the cash dividends they receive.

Although we have no current intention to do so, we may, in the future, distribute taxable dividends that are payable in cash and common shares at the election of each shareholder. Under Revenue Procedure 2010-12, up to 90% of any such taxable dividend paid with respect to our taxable years 2010 and 2011 could be payable in our shares. Taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits, or E&P, for U.S. federal income tax purposes. As a result, shareholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. shareholder sells the common shares that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our shares at the time of the sale. Furthermore, with respect to certain non-U.S. shareholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common shares. In addition, if a significant number of our shareholders determine to sell common shares in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common shares.

Further, while Revenue Procedure 2010-12 applies only to taxable dividends payable by us in cash or shares with respect to our taxable years 2010 and 2011, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and common shares in later years. Moreover, various aspects of such a taxable cash/share dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/share dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/share dividends have not been met.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. See “Material U.S. federal income tax considerations—U.S. federal income taxation of Chesapeake Lodging Trust.” As a result of these rules, we intend to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS.

The ability of our board of trustees to revoke our REIT qualification without shareholder approval may cause adverse consequences to our shareholders.

Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our shareholders, which may have adverse consequences on our total return to our shareholders.

The ability of our board of trustees to change our major corporate policies may not be in your interest.

Our board of trustees determines our major corporate policies, including our acquisition, financing, growth, operations and distribution policies. Our board may amend or revise these and other policies from time to time without the vote or consent of our shareholders.

If we fail to implement and maintain an effective system of internal controls, we may not be able to accurately determine our financial results or prevent fraud. As a result, our shareholders could lose confidence in our financial results, which could harm our business and the market value of our common shares.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We may in the future discover areas of our internal controls that need improvement. Section 404 of the Sarbanes-Oxley Act of 2002 will require us to evaluate and report on our internal controls over financial reporting and have our independent auditors annually attest to our evaluation, as well as issue their own opinion on our internal control over financial reporting. While we intend to undertake substantial work to prepare for compliance with Section 404, we cannot be certain that we will be successful in implementing or maintaining adequate control over our financial reporting and financial processes. Furthermore, as we rapidly grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. If we or our independent auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market value of our common shares. Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner.

Risks related to share ownership and the offering

We have not established a minimum distribution payment level, and we may be unable to generate sufficient cash flows from our operations to make distributions to our shareholders at any time in the future.

We are generally required to distribute to our shareholders at least 90% of our taxable income each year for us to qualify as a REIT under the Internal Revenue Code, which requirement we currently intend to satisfy. To the extent we satisfy the 90% distribution requirement but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. We have not established a minimum distribution payment level, and our ability to make distributions to our shareholders may be adversely affected by the risk factors described in this prospectus. Because we currently have no assets and will commence operations only upon completion of the offering, we may not have a portfolio of assets that generate sufficient income to be distributed to our shareholders. We will not use the proceeds from the offering to make distributions to our shareholders. Until our portfolio of assets generates sufficient income and cash flow, we may be required to use proceeds from future equity or debt offerings, sell assets or borrow funds to make quarterly distributions to our shareholders.

Subject to maintaining our REIT qualification, we intend over time to make regular quarterly distributions to our shareholders. Our board of trustees has the sole discretion to determine the timing, form and amount of any distributions to our shareholders. The amount of such distributions may be limited until we have a portfolio of income-generating assets. Our board of trustees will make determinations regarding distributions based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of trustees may deem relevant from time to time. Among the factors that could impair our ability to make distributions to our shareholders are:

•	our inability to invest the proceeds of the offering and the concurrent private placements;

•	our inability to realize attractive risk-adjusted returns on our investments;

•	unanticipated expenses that reduce our cash flow or non-cash earnings;

•	defaults in our investment portfolio or decreases in the value of the underlying assets; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

As a result, no assurance can be given that we will be able to make distributions to our shareholders at any time in the future or that the level of any distributions we do make to our shareholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect the market price of our common shares.

In addition, distributions that we make to our shareholders will generally be taxable to our shareholders as ordinary income. However, a portion of our distributions may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our E&P as determined for tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a shareholder’s investment in our common shares.

We cannot assure you that a public market for our common shares will develop, which may limit your ability to liquidate your investment.

Prior to the offering, there has not been a public market for our common shares, and we cannot assure you that a regular trading market for the common shares offered hereby will develop or, if developed, that any such market will be sustained. In the absence of a public trading market, an investor may be unable to liquidate an investment in our common shares. The IPO price has been determined by us and the underwriters. We cannot assure you that the price at which the common shares will sell in the public market after the closing of the offering will not be lower than the price at which they are sold by the underwriters.

The market price of our equity securities may vary substantially, which may cause the value of your investment to fluctuate.

The trading prices of equity securities issued by REITs have historically been affected by changes in market interest rates. One of the factors that may influence the price of our shares in public trading markets is the annual yield from distributions on our common or preferred shares as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to shareholders, may lead prospective purchasers of our shares to demand a higher annual yield, which could reduce the market price of our equity securities.

Other factors that could affect the market price of our equity securities include the following:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the hotel or real estate industries;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	issuances of common shares or other securities in the future;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•

unforeseen events beyond our control, such as terrorist attacks, travel related health concerns including pandemics and epidemics such as H1N1 influenza (swine flu), avian bird flu and SARS, political instability, regional hostilities, increases in fuel prices, imposition of taxes or surcharges by regulatory authorities, travel related accidents and unusual weather patterns, including natural disasters such as hurricanes, tsunamis or earthquakes.

The number of shares available for future sale could adversely affect the market price of our common shares.

We cannot predict whether future issuances of our common shares or the availability of shares for resale in the open market will decrease the market price of our common shares. Sales of substantial numbers of our common shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our common shares.

The exercise of the underwriters’ overallotment option, the exercise of any options or the vesting of any restricted shares granted to trustees, executive officers and other employees under our Equity Plan, the issuance of common shares or units in connection with property, portfolio or business acquisitions and other issuances of our common shares could have an adverse effect on the market price of our common shares. In addition, future issuances of our common shares may be dilutive to existing shareholders.

The following table illustrates the number of common shares that will be outstanding and reserved for issuance upon the completion of the offering, assuming (1) no exercise of the underwriters’ overallotment option, (2) full exercise, prior to closing of the offering, of the underwriters’ overallotment option, and (3) full exercise, upon the completion of the offering, of the underwriters’ overallotment option.

Composition of outstanding and reserved Shares	No exercise of overallotment option	Full exercise, prior to closing, of overallotment option	Full exercise, following closing, of overallotment option

Shares sold in the offering	7,500,000	8,625,000	8,625,000
Shares sold in the concurrent private placements	1,507,293	1,706,733	1,507,293
Shares granted to officers and trustees	226,000	258,293	253,307
Total outstanding shares	9,233,293	10,590,026	10,385,600
Shares reserved for future issuance under Equity Plan(1)	224,365	258,294	253,308

(1)	Represents approximately 50% of the total number of common shares initially issuable under the Equity Plan.

We will enter into registration rights agreements with each of Hyatt and Baron pursuant to which we will agree to register the resale of their respective common shares owned by them and their respective permitted transferees, upon their request made no earlier than six months from the closing of the offering. In addition, subject to the exceptions and limitations set forth in the registration rights agreements, these holders will have unlimited piggyback registration rights pursuant to which they may request the inclusion of their shares in any registration statement we file for the purpose of registering sales of common shares for our account or the account of future shareholders.

We intend to file a registration statement on Form S-8 to register the common shares that may be issued under our Equity Plan.

Future offerings of debt or equity securities ranking senior to our common shares may adversely affect the market price of our common shares.

If we decide to issue debt or equity securities in the future ranking senior to our common shares, it is possible that these securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares and may result in dilution to owners of our common shares. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common shares will bear the risk of our future offerings reducing the market price of our common shares and diluting the value of their share holdings in us.

Cautionary note regarding forward-looking statements

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects are forward-looking by their nature:

•	our business and investment strategy;

•	our forecasted operating results;

•	completion of any pending transactions;

•	our ability to obtain and maintain future financing arrangements;

•	our understanding of our competition;

•	market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy;

•	projected capital expenditures and operating results;

•	use of the proceeds of the offering and the concurrent private placements; and

•	our expected leverage levels.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our common shares. Additionally, the following factors could cause actual results to vary from our forward-looking statements:

•

the factors discussed in this prospectus, including those set forth under the sections titled “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations” and “Our business”;

•	our ability to maintain our qualification as a REIT;

•	general volatility of the capital markets and the market price of our common shares;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	availability of and our ability to retain qualified personnel;

•	actions and initiatives of the U.S. government, changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	changes in our industry and the market in which we operate, interest rates or the general U.S. or international economy;

•	economic trends and economic recoveries; and

•	the degree and nature of our competition.

When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of proceeds

We estimate that the net proceeds from the offering of 7,500,000 common shares pursuant to this prospectus, after deducting the full underwriting discount (as described below), and estimated offering costs and expenses, will be approximately $138.5 million. If the underwriters’ overallotment is exercised in full, our net proceeds from the offering will be approximately $159.7 million.

All of the shares sold in this offering will be sold to the underwriters at $19.80 per share, representing an initial discount to the underwriters of $0.20 per share, or $1.5 million in the aggregate (or approximately $1.7 million if the underwriters exercise their overallotment option in full). We have agreed to pay the underwriters an additional $1.00 per share, with respect to all shares sold in this offering when the capital deployment hurdle (as described herein) is satisfied. The capital deployment hurdle numerator is the cumulative acquisition of hotel properties, net of cash acquired (or substantially similar financial measures), that we will report in our statements of cash flows for all periods following the offering. The capital deployment hurdle denominator is net proceeds received from the offering and the concurrent private placements (including net proceeds received from any exercise of the underwriters’ overallotment option, but excluding any deferred underwriting compensation). The capital deployment hurdle is satisfied when the capital deployment hurdle numerator divided by the capital deployment hurdle denominator is greater than 50%. See “Underwriting.”

If we meet the capital deployment hurdle described above, we will pay the underwriters an additional underwriting discount equal to $7.5 million in the aggregate (or approximately $8.6 million in the aggregate if the underwriters exercise their overallotment option in full). The additional underwriting discount is payable within five business days following our filing of a quarterly or annual report after the capital deployment hurdle is satisfied.

Concurrently with the offering, in separate private placements, we will sell (1) up to 4.9% of the common shares to be outstanding following the offering, but in no event more than $20 million of our common shares, to Hyatt, and (2) up to 9.8% of the common shares to be outstanding following the offering, but in no event more than $25 million of our common shares, to Baron, at a price of $18.80 per share. We also will sell an aggregate of 150,000 common shares to our non-executive chairman, our president and chief executive officer and our executive vice president, chief financial officer, treasurer and secretary at a price of $20.00 per share. We will receive net proceeds of approximately $28.5 million from the concurrent private placements, or approximately $32.3 million if the underwriters exercise their overallotment option in full prior to the closing of this offering.

We will contribute the net proceeds of the offering and the concurrent private placements to our operating partnership. Our operating partnership intends to subsequently use the net proceeds received from us as follows:

•

approximately $250,000 to repay Messrs. Francis and Vicari for loans and accrued interest which funded our operating costs and certain costs of the offering, and to repurchase the shares acquired by them in connection with our initial capitalization representing an aggregate of $1,000; and

•

the remaining proceeds to fund investments in hotel properties in up to six months after the completion of the offering and to cover our working capital needs in a manner consistent with our investment strategy.

The value of the units that we will receive in exchange for our contribution of the net proceeds to the operating partnership will increase or decrease if our common share price increases or decreases.

Pending these uses, we intend to invest the net proceeds in interest-bearing, short-term investment grade securities or money-market accounts which are consistent with our intention to qualify as a REIT. Such investments may include, for example, government and government agency certificates, certificates of deposit, interest-bearing bank deposits and mortgage loan participations. These investments are expected to provide a lower net return than we will seek to achieve from our target properties.

Capitalization

The following table sets forth (1) our actual capitalization as of December 31, 2009, and (2) our capitalization as adjusted to reflect (i) the sale of 7,500,000 common shares in the offering at an assumed IPO price of $20.00 per share after deducting the underwriting discount and commissions and estimated organizational and offering expenses payable by us, (ii) the concurrent private placements to Hyatt and Baron of an aggregate of 1,357,293 common shares, at a price of $18.80 per share, (iii) the sale of an aggregate of 150,000 common shares to our non-executive chairman and certain of our executive officers at the IPO price per share, and (iv) the grant of 226,000 restricted common shares to be made to our officers and non-officer trustees concurrently with the completion of the offering. You should read this table together with “Use of proceeds” included elsewhere in this prospectus.

As of December 31, 2009	Actual	As Adjusted(1)
		(Unaudited)

Shareholders’ Equity:
Common shares, par value $0.01 per share; 400,000,000 shares authorized, 100,000 shares issued and outstanding, actual and 9,233,293 shares issued and outstanding, as adjusted	$1,000	$92,333
Preferred shares, par value $0.01 per share; 100,000,000 shares authorized and 0 shares issued and outstanding, as adjusted	—	—
Additional paid in capital	—	166,924,775
Retained earnings	—	—
Total Shareholders’ Equity	$1,000	$167,017,108

(1)	Excludes shares issuable upon exercise of the underwriters’ overallotment option and issuable in the future under our Equity Plan.

Distribution policy

In order to qualify as a REIT, we must annually distribute to our shareholders an amount at least equal to:

(i)	90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain); plus

(ii)	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Internal Revenue Code; less

(iii)	any excess non-cash income (as determined under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended).

See “Material U.S. federal income tax considerations.”

The timing and frequency of distributions will be authorized by our board of trustees and declared by us based upon a number of factors, including:

•	actual results of operations;

•	the timing of the investment of the proceeds of the offering;

•	debt service requirements;

•	capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Internal Revenue Code;

•	our operating expenses; and

•	other factors that our board of trustees may deem relevant.

Our ability to make distributions to our shareholders will depend, in part, upon our receipt of distributions from our operating partnership, which may depend upon receipt of lease payments from our TRS, and, in turn, upon the management of our properties by the various managers our TRS will contract with to operate our hotels. Distributions to our shareholders generally will be taxable to our shareholders as ordinary income. Because our investment strategy is to acquire hotel properties, which will result in depreciation and non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital. Subject to maintaining our qualification as a REIT, we may retain any earnings that accumulate in our TRS.

Although we intend over time to make quarterly distributions to our shareholders in cash from our earnings, we may, from time to time, make distributions to our shareholders in our common shares. We will not use the proceeds of the offering and the concurrent private placements to make distributions to our shareholders, except to the extent necessary to meet the REIT qualification requirements or eliminate U.S. federal income tax liability. To the extent that, in respect of any calendar year, cash available for distribution is less than our net taxable income, we could be required to use proceeds from future equity or debt offerings, sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable share distribution or distribution of debt securities.

U.S. lodging industry

Overview.    Historically, the lodging industry in the United States has been cyclical in nature. Generally, lodging industry performance correlates with macroeconomic conditions in the United States. Fluctuations in lodging demand and, therefore, operating performance, are caused largely by general economic and local market conditions, which affect levels of business and leisure travel. Historically, recovery in demand for lodging has generally lagged improvement in the overall economy. In addition to general economic and local market conditions, new hotel room supply has the potential to further exacerbate the negative impact of an economic recession. Lodging supply growth is typically driven by overall lodging demand, as extended periods of strong demand growth tend to encourage new hotel development. However, the rate of supply growth is also influenced by a number of additional factors, including availability and cost of capital, construction costs and local market considerations.

Beginning in 2008, the U.S. lodging industry began experiencing a significant downturn due to a decline in consumer and business spending as a result of the overall weakness in the economy, particularly the turmoil in the credit markets, erosion of consumer confidence and increasing unemployment. As a result, lodging demand from both leisure and business travelers decreased significantly in 2008 and through the third quarter of 2009. This decreased demand for hotel rooms, together with recent modest increases in hotel supply, resulted in declines in occupancy and reductions in room rates as hotels competed more aggressively for guests. These events have had a substantial negative impact on RevPAR. According to HVS, the industry outlook indicates these trends are expected to continue for 2009, with RevPAR forecasted to decline 16.1% for the full year, a significantly larger decline than the two most recent lodging industry downturns in 1991 and 2001/2002. In addition, HVS forecasts a continued modest decline for 2010 annual RevPAR, however we expect lodging industry performance and, in particular, RevPAR to begin improving in the second half of 2010 due to increased demand given the forecasted resumption in growth of the U.S. economy. As a result, 2011 is expected to be the first full year of RevPAR growth and this improvement in industry performance is expected to accelerate for several years following 2011.

Expected rebound in lodging demand.    As shown in the graph below, growth in hotel room demand has historically been correlated to growth in U.S. GDP. During the 20 year period from 1988 to 2008, demand for hotel rooms grew at an average annual rate of 1.9%, as compared to the 2.9% average annual growth rate in GDP during the same period. This period of overall growth was interrupted by a weakening economy and disruptions in travel activities in 2001. Beginning in 2002, lodging demand and GDP began to show signs of recovery. From 2002 to 2007, demand for hotel rooms grew at an average annual rate of 1.6%, while GDP increased by 2.6%. Although signs of weakness in demand again emerged in 2007, demand did not contract steeply until the fourth quarter of 2008 following a decline in GDP, at which point demand fell to a level 5.2% below the prior year. This steep contraction continued into the first half of 2009, tracking the continued decline in the economy. Lodging demand is expected to remain negative for 2009 and as economic growth resumes in 2010, we believe that overall demand will begin to improve in the second half of 2010, however on a full year basis it is expected to continue to contract, but at a slower rate. As economic growth accelerates in 2011, as reflected by expected GDP growth of 2.8%, lodging demand is expected to recover and grow by 3.0%. We expect the strengthening economy to drive further growth in 2012, 2013 and 2014, as shown in the graph below.

U.S. Lodging Industry—Annual Change in Room Demand and US Real GDP

Source: Real GDP—1988A-2008A: Bureau of Economic Analysis, 2009E-2014E: IMF forecasts; Room Demand—1988A-2008A: Smith Travel Research, 2009E-2014E: HVS

Supply constrained environment.    As reflected in the graph below, during the 20 year period from 1988 to 2008, new supply growth averaged 2.1% annually. While supply growth in 2008 and the outlook for 2009 is modestly above historical averages, we believe that supply growth peaked in late 2008 to early 2009. However, in comparison to the two most recent lodging industry downturns in 1991 and 2001/2002, the present downturn was preceded by a relatively modest supply increase. Historically, periods of weak hotel industry performance have been followed by a decrease in the growth of new hotel supply as the availability of new development capital declines. However, even as the economy and the hotel industry begin to improve and capital becomes more readily available, new development usually requires several years to complete and, therefore, supply growth typically lags behind demand growth. As a result, and given that in the current economic environment, financing has been limited due to the recession and tightening of credit availability, we expect new supply to remain constrained, particularly in 2011, 2012 and 2013. Therefore, even moderate increases in demand should translate into increases in hotel revenues and profitability.

U.S. Lodging Industry—Annual Change in Hotel Room Supply

Source: 1988A-2008A: Smith Travel Research, 2009E-2015E: HVS

Expected rebound in RevPAR.    Periods of greater RevPAR growth generally occur when room demand exceeds new supply growth. As reflected in the graph below, during the 20 year period from 1988 to 2008, industry annual RevPAR growth averaged 3.2%. Moreover, following the economic recessions in 1991 and 2001/2002, the lodging industry experienced nine consecutive years of positive RevPAR growth from 1992 through 2000 and five consecutive years of positive RevPAR growth from 2003 through 2007. During these two periods of sustained growth, average annual RevPAR growth was 4.5% and 6.1%, respectively.

Annual RevPAR declined in 2008 and is expected to decline significantly in 2009 and to decline modestly in 2010. Nonetheless, the U.S. lodging industry has shown resilience and strong long- term growth since 1988 and as business fundamentals continue to stabilize, lodging demand slowly increases and the United States and the rest of the world emerge from the current economic crisis, we believe that RevPAR will increase significantly, as it did following the 1991 and 2001/2002 economic recessions.

U.S. Lodging Industry—Annual Change in RevPAR, Room Demand and Room Supply

Sources: 1988-2008A: Smith Travel Research, 2009E-2015E: HVS

Our business

Overview

We are a self-advised hotel investment company organized in June 2009. We intend to focus our investments primarily in upper upscale hotels in major business, airport and convention markets and, on a selective basis, in premium select-service hotels in urban settings or unique locations in the United States. We believe current industry dynamics will create attractive opportunities to acquire high quality hotel properties, at prices well below replacement costs, with attractive yields on investment and significant upside potential.

Our senior executive officers have extensive experience in the lodging industry, including the acquisition, development, financing, repositioning, asset management and disposition of hotels. This experience includes founding Highland and leading its IPO and related formation transactions in 2003. Following the IPO, our senior executive officers served as chief executive officer and chief financial officer of Highland until its sale in July 2007. In addition to their service with Highland, our senior executive officers have held senior management and executive positions at several other publicly traded lodging companies such as Crestline Capital Corporation, Marriott International, Inc., Host Hotels & Resorts, Inc. and Prime Hospitality Corporation.

We do not own any properties and have no agreement to acquire any property at this time. However, our senior executive officers have established and maintained a broad network of hotel industry contacts, including long-standing relationships with hotel owners, independent hotel managers, global hotel brands, hotel brokers, financiers and institutional investors that we believe will provide us with attractive acquisition opportunities. In addition, we have entered into a sourcing relationship with Hyatt that we believe will enhance our ability to execute our business strategy by potentially providing us with additional attractive acquisition opportunities. For a full description of our agreement with Hyatt, see “—Relationship with Hyatt.”

Upon completion of the offering, the concurrent private placements to Hyatt, Baron, our non-executive chairman and certain of our executive officers, and the related formation transactions described in this prospectus, we expect to have approximately $166.8 million in cash available to execute our strategy. We also expect to incur indebtedness to supplement our investment capital. We intend to target an overall debt level of up to 50% of the aggregate purchase prices of all our portfolio properties.

We intend to elect and qualify to be treated as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2010.

Our team

The founding members of our management team are James L. Francis, our president and chief executive officer, and Douglas W. Vicari, our executive vice president, chief financial officer, treasurer and secretary. These senior executive officers have extensive management expertise and lodging industry experience with both public and private hospitality companies. During their careers, these senior executive officers have held senior management and executive positions as well as various finance, development, strategic and brand roles at major publicly traded lodging companies. In these roles, they have participated in numerous lodging-related transactions and assumed significant management responsibilities. This experience includes:

•	hotel investments, including single property and portfolio acquisitions;

•

hotel and company level financings, such as single property and portfolio debt financings, including loans included in securitized transactions, public debt offerings, public and private equity offerings and corporate credit facilities;

•	hotel dispositions, including single property, portfolio and company dispositions; and

•	asset management, including extensive renovation and repositioning programs, as well as re-branding or changing hotel management of select properties.

Upon completion of the offering, Messrs. Francis, Vicari and Adams will be our only employees. We expect to expand our team to between 12-15 employees, with the exact number to be determined based on the size and growth of our portfolio of properties. Of that number, many, including a chief accounting officer, accounting support staff and a director of asset management, are expected to be hired within 30 days of the completion of the offering. We also intend to lease adequate office space in or near Annapolis, Maryland and to put in place information systems and technology to support our team.

From 2003 until 2007, while our senior executive officers served as the chief executive officer and chief financial officer of Highland, Highland acquired ownership interests in 30 hotel properties for approximately $1.3 billion of capital comprised primarily of upper upscale full-service hotels located in the top 25 MSAs and operated under nationally recognized brands such as Hyatt Regency®, Hilton®, Marriott®, Sheraton® and Westin®. In early 2007, amid concerns of inflated asset valuations and increased competition for acquisitions potentially impairing its ability to successfully execute its strategic plan, Highland determined that it was in the best interest of the company and its stockholders to evaluate strategic alternatives. As a result, Highland undertook a process that led to its sale in July 2007 to affiliates of a private equity fund, JER Partners, at a price of $19.50 per share.

The following table depicts the returns generated in respect of one share of Highland common stock assuming the share was purchased in Highland’s December 2003 initial public offering at the IPO price of $10 per share and assuming reinvestment of all cash dividends paid by Highland on its common stock for all periods following its IPO in additional shares of common stock on the dividend payment date. As shown below, at the time of closing of the sale to the affiliate of JER Partners, one share purchased at the time of the IPO would have grown, through reinvestment, to 1.163 shares sold for $19.50 per share, or an equivalent value of $22.68, producing a total return of approximately 127% as compared to the IPO price of $10 per share. The information about Highland’s historical performance is a reflection of the past performance of Highland and is not a guarantee or prediction of our future returns.

Dividend Payment Date	Dividend Paid	Closing share price on dividend payment date	Shares acquired through dividend reinvestment	Shares owned
7/15/2004	$0.13	$10.65	0.012	1.012
10/15/2004	0.09	11.81	0.008	1.020
1/14/2005	0.14	10.94	0.013	1.033
4/15/2005	0.14	10.31	0.014	1.047
7/15/2005	0.14	11.24	0.013	1.060
10/14/2005	0.14	10.41	0.014	1.074
1/13/2006	0.14	11.19	0.013	1.088
4/14/2006	0.16	12.12	0.014	1.102
7/14/2006	0.18	13.36	0.015	1.117
10/13/2006	0.19	14.56	0.015	1.132
1/12/2007	0.22	14.51	0.017	1.149
4/13/2007	0.23	18.35	0.014	1.163

Relationship with Hyatt

We have entered into a sourcing relationship with Hyatt. Hyatt is a global hospitality company with widely recognized, industry leading brands. Hyatt manages, franchises, owns and develops Hyatt-branded hotels, resorts and residential and vacation ownership properties around the world. As of September 30, 2009, Hyatt’s worldwide portfolio consisted of 415 Hyatt-branded properties (119,857 rooms and units). Hyatt operates full service hotels under four world-recognized brands, Park Hyatt®, Grand Hyatt®, Hyatt Regency® and Hyatt® and recently introduced its fifth full-service brand, Andaz®. Additionally, Hyatt operates two select-service brands, Hyatt Place® and Hyatt Summerfield Suites® (an extended stay brand).

We believe that our sourcing relationship with Hyatt will enhance our ability to execute our business strategy by potentially providing us with additional attractive acquisition opportunities. Pursuant to a sourcing agreement, we will, for three years following the completion of the offering, provide Hyatt with an exclusive right of first offer to manage or franchise each hotel we acquire, to the extent those properties are not operated under other brands and we determine that a brand relationship is desirable, and Hyatt may, in its sole discretion, identify and refer acquisition opportunities to us. We believe that our relationship with Hyatt will benefit our shareholders as a result of Hyatt’s strong brands and excellent hotel management services. We plan to continue to explore with Hyatt how to further our sourcing relationship in order to maximize the value of the relationship to both parties.

In addition, in order to streamline our process with Hyatt, we have negotiated a form of franchise agreement and a form of management agreement that we may use, subject to the completion of definitive agreements, to the extent we engage Hyatt through a management or franchise agreement. The terms of any particular management or franchise agreement with Hyatt may differ from these forms as a result of specific issues or conditions at the particular hotel property. Copies of these forms of agreement have been filed as exhibits to the registration statement of which this prospectus forms a part.

Under the terms of the form management agreement, Hyatt will manage and operate a hotel property on behalf of our TRS lessee with an initial term that is expected to be 20 years, subject to two 10-year renewal options exercisable by Hyatt and our right to terminate the agreement after the fifth year of the initial term if the hotel property fails to meet levels of RevPAR and gross operating profit that will be negotiated separately for each property. As manager, Hyatt generally will have sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotel. In addition, Hyatt generally will provide all managerial and other employees for the hotels, oversee the operation and maintenance of the hotels, prepare reports, budgets and projections, and provide other administrative and accounting support services to the hotel. We have agreed under the form management agreement to pay Hyatt a base management fee equal to 3% of hotel revenues, and an incentive fee equal to 20% of the amount, if any, by which the hotel’s adjusted profit, as defined in the form management agreement, exceeds an 11% preferred return on our invested capital in the hotel. The form management agreement also allows Hyatt to charge our hotels for services that are generally furnished by Hyatt on a centralized basis.

Under the terms of the form franchise agreement, our TRS lessee will obtain the right to operate a hotel under a Hyatt brand for a 20-year term. The form franchise agreement generally specifies certain management, operational, record keeping, accounting, reporting and marketing standards and procedures with which the TRS lessee must comply. The form franchise agreement will obligate the TRS lessee to comply with Hyatt’s standards and requirements with respect to training of operational personnel, safety, maintaining specified insurance, the types of services and products ancillary to guest room services that may be provided, display of signs, and the type, quality and age of furniture, fixtures and equipment included in guest rooms, lobbies and other common areas.

The form franchise agreement also provides for termination at Hyatt’s option upon the occurrence of certain events, including the TRS lessee’s failure to pay royalties and fees or perform its other covenants pursuant to the franchise agreement, bankruptcy, abandonment of the franchise, commission of a felony, assignment of the franchise without the consent of Hyatt, or failure to comply with applicable law in the operation of the relevant hotel. The form franchise agreement generally will not renew automatically upon expiration. The TRS lessee will be responsible for making all payments pursuant to the franchise agreements to Hyatt. Pursuant to the form franchise agreement, the TRS lessee will pay a monthly royalty fee equal to 6% of room revenues and 3% of food and beverage revenues accrued during the prior month, plus additional fees for marketing, central reservation systems, and other franchisor costs that we expect generally will amount to between 3% and 4% of room revenues from the hotel.

Concurrently with the offering, we expect to sell to Hyatt up to 4.9% of the common shares to be outstanding after the offering, but in no event more than $20 million of our common shares. We believe that the equity stake in our company that Hyatt will acquire will serve to further align their interests with our interests, and may provide added incentive to Hyatt to help us to execute our business strategy.

Competitive strengths

We believe the following competitive strengths distinguish us from other owners, acquirors and investors in hotel properties:

Experienced management team:    A veteran management team with a proven track record and substantial lodging industry experience will enable us to effectively implement our business strategy by evaluating investment opportunities and deploying capital in hotels that provide attractive long-term returns. Our senior executive officers have previously worked together for a number of years and have extensive experience, having served as executives in several publicly traded lodging companies, including Highland, Marriott International, Inc., Host Hotels & Resorts, Inc., Crestline Capital Corporation and Prime Hospitality Corporation.

Extensive industry relationships:    Our senior management team has established and maintained a broad network of hotel industry contacts, including long-standing relationships with hotel owners, independent hotel managers, global hotel brands, hotel brokers, financiers, institutional investors and other key industry participants. We believe these broad industry relationships will provide us with a valuable source of potential hotel property investment opportunities.

Growth oriented capital structure with no legacy issues:    We believe that many institutional buyers of hotel assets will be constrained in their ability to make acquisitions over the next several years as they address the adverse effects of both a highly leveraged capital structure and declining operating performance on their existing portfolio. Unlike many of these potential buyers, we will be well capitalized, with no near-term debt maturities, liquidity constraints or distressed assets limiting management’s focus or ability to acquire assets. Following the offering, the concurrent private placements and the related formation transactions, we expect to have approximately $166.8 million of equity capital to execute our strategy.

Proven acquisition and disposition capabilities:    Throughout their careers, our senior executive officers have pursued investment strategies that include acquiring, developing, financing, repositioning and selling hotel properties. While our chief executive officer and chief financial officer worked together at Highland from its IPO in 2003 until its sale in 2007, Highland invested an aggregate of approximately $1.3 billion of capital in 30 hotel properties with over 9,000 rooms before Highland was sold. The sale resulted in a total return of 127% for one share purchased at the IPO price of $10 per share (assuming reinvestment of all cash dividends paid by Highland on its common stock for all periods following its IPO in additional shares of common stock on the dividend payment date). We may not be able to replicate Highland’s historical performance in the future.

Strategic relationship with Hyatt:    We have entered into a sourcing relationship with Hyatt, a global hospitality company with widely recognized, industry leading brands. We believe this relationship, as well as Hyatt’s strong brands and excellent hotel management services, will enhance our ability to execute our business strategy and potentially provide us with additional attractive acquisition opportunities. In addition, concurrently with the offering, we will sell to Hyatt up to 4.9% of the common shares to be outstanding after the offering, but in no event more than $20 million of our common shares. We believe that this equity stake will serve to align Hyatt’s interests with ours and may provide added incentive to help us to execute our business strategy. For a full description of our agreement with Hyatt, see “—Relationship with Hyatt.”

Market opportunity

We believe the next several years will present opportunities to acquire hotels during one of the most attractive investment environments in our senior executive officers’ 20-plus year professional careers. During the last several years, pricing of hotel properties in the United States appreciated well in excess of the properties’ underlying financial performance, primarily driven by record levels of debt financing. These market conditions drove significant growth in both hotel property-level transactions and privatizations of publicly traded hotel companies. According to HVS, from 2003 through 2008 there were approximately $63 billion of hotel property-level transactions, an amount roughly equal to the aggregate property level transaction volume over the 13 years prior to 2003. In addition, according to data provided by SNL Financial LC, since 2003 there have been approximately $54 billion of privatizations of publicly traded hotel companies. This significant transactional activity was supported by readily available debt financing at historically high loan-to-value ratios, provided mainly by traditional real estate lenders such as national and regional banks and insurance companies and also through the issuance of CMBS.

Over the past 18 months, a significant correction in the price of hotel properties has been underway, primarily as a result of the impact of the economic downturn on the lodging industry. In addition, due to the widely publicized credit crisis, the CMBS market is virtually closed and many traditional lenders have seen their balance sheets impaired, resulting in a severe contraction in available debt financing for hotel properties.

We believe the combined effects of the severe decline in hotel operating performance, the lack of available debt financing from traditional real estate lenders and the decline in hotel property valuations will yield a high level of foreclosures, restructurings and distressed hotel asset sales. As shown in the graph below, the number of hotel defaults, foreclosures and properties in distress already has hit record levels. According to ©Real Capital Analytics, Inc., as of December 2009 there were 1,336 hotel loans in distress, representing approximately $32.6 billion of outstanding balances, as compared to approximately $761 million in January 2008. We believe this distress will be further exacerbated as hotel owners face debt maturities at a time when industry performance has substantially declined and property values have declined (in some cases even below current debt balances), while replacement financing is limited.

We expect this widespread financial distress to result in a significant supply of hotel investment opportunities from a range of sellers, including national and regional banks, insurance companies, private equity funds, real estate mezzanine debt investors, hotel owners and CMBS special servicers. In addition to financial distress as a result of declining performance and debt requirements, we believe this increased supply of opportunities will also be driven by certain owners potentially facing the inability to meet franchisor-required capital expenditures. We expect to be well positioned to capitalize on these various opportunities to acquire hotel properties at deep discounts to replacement cost as a result of our liquidity and our senior executive officers’ acquisition experience.

U.S. Distressed Hotel Loans Volume ($ Billions)

Source: ©Real Capital Analytics, Inc. (www.rcanalytics.com)

Note: Distress includes loans in foreclosure, bankruptcy, and restructured/modified statuses

Our strategy

We believe the following investment criteria and strategy will promote the growth of our company and our ability to deliver strong total returns to our shareholders:

External growth.    We intend to focus our investments primarily in upper upscale hotels in major business, airport and convention markets and, on a selective basis, in premium select-service hotels in urban settings or unique locations in the United States. We believe these types of hotels currently offer the opportunity for stronger returns than hotels in other segments of the industry due to an expected increase in lodging demand, particularly among business travelers, given the forecasted resumption in growth of the U.S. economy starting in 2011.

We will pursue investment opportunities primarily in upper upscale hotel properties operating under national franchise brands, with which our executive officers have existing relationships, such as Hyatt®, Hyatt Regency®, Hilton®, Marriott®, Renaissance®, Sheraton® and Westin®. In some instances, we will invest in premium select-service brands such as Hyatt Place®, Courtyard by Marriott® and Hilton Garden Inn® or boutique hotels (unbranded) located in urban settings or unique locations.

We will seek to acquire primarily hotel properties that meet the following investment criteria:

•	Strong location: hotel properties located in high barrier to entry markets in the top 25 MSAs, in close proximity to major market demand generators;

•	Market leaders: hotel properties that are proven leaders in market share, setting the rates in the market and providing superior meeting space, services or amenities; and

•	Good condition: hotel properties that are well-maintained, as determined based on our review of third party property condition reports and other data obtained during our due diligence process.

Additionally, we intend to pursue opportunities for:

•

Re-branding:    we will evaluate opportunities to re-brand certain hotels by determining which brands are available in the market, seeking to quantify the potential improvement in revenue generation and profitability and undertaking a cost/benefit analysis of investing capital to bring the property into compliance with the standards of the selected brand. We will analyze these opportunities by reviewing the revenue data of the local competitive set of hotels that are branded most similar to the proposed new brand for the property, which data we will obtain from a third party, Smith Travel Research. Based on this data, we will project the expected revenue for the property with the new brand and use hotel industry standards for profit margins to calculate potential profits. These additional profits will then be compared to the expected capital costs for the brand conversion to calculate a return on investment, which we will use to determine whether it is in our shareholders’ interests to undertake the re-branding project. Under our sourcing agreement with Hyatt, we will offer Hyatt the right to franchise each hotel we acquire and plan to re-brand.

•

Renovation:    we will consider properties that are in prime locations and are structurally sound, but have been neglected and can be purchased at attractive prices and renovated and reintroduced into the market at a cost significantly lower than what would have been spent to acquire a stabilized property or to develop a new hotel of similar quality. To assess whether to renovate a hotel property, we will compare the quality and conditions of the physical property and facilities of a target property to a local competitive set of hotels and then estimate renovation costs to upgrade the property to a competitive quality standard based on its local market. If the purchase price and projected renovation costs are lower than the projected cost to acquire a comparable property of similar quality or the costs to develop a new property, it could be an attractive acquisition and renovation opportunity.

•

New hotel property management:    we will investigate hotel management at underperforming properties to assess whether we can realize strong returns on our investment by acquiring the properties at an attractive price and replace the property’s manager with more highly qualified hotel managers. As part of our diligence efforts, we will assess this potential through a review of the operating performance of the property and comparison with its local competitive set and industry standards. It could be indicative of poor management if based on this review the property underperforms or it is our belief that it could perform better.

Internal growth.    We intend to aggressively asset manage the hotel properties we acquire by employing value-added strategies (such as re-branding, renovating or changing hotel management) designed to improve the operating performance and value of our hotels. We will not operate our hotel properties, but intend to engage reputable independent or brand management companies to operate our hotels. We intend to structure our hotel management agreements to allow us to closely monitor the performance of our hotels and to ensure, among other things, that our third-party managers: (1) implement an approved business and marketing plan; (2) implement a disciplined capital expenditure program; and (3) establish and prudently spend appropriate furniture, fixtures and equipment reserves.

Financing policy and strategy.    We expect to incur indebtedness to supplement our investment capital. We intend to target an overall debt level of up to 50% of the aggregate purchase prices of all our portfolio properties. Our board of trustees will review these limits on a regular basis and will have the ability to amend or modify them without shareholder approval. To the extent our board amends or modifies them in the future, we will disclose any such amendments or modifications to these debt financing policies in periodic reports that we will file or furnish with the SEC.

We are in discussions to obtain commitments from a lending syndicate for a secured revolving credit facility that we anticipate will be in place following completion of the offering. We expect that the proposed facility will be secured by the hotel properties we acquire and other assets, and will be fully recourse to our property-owning subsidiaries that are borrowers thereunder. The proposed facility will be used to fund hotel acquisitions, capital expenditures and for general corporate purposes. There is no assurance that we will be able to enter into a definitive agreement relating to this proposed credit facility on terms we find acceptable.

Beyond our anticipated corporate credit facility, we intend to use other financing methods as necessary, including but not limited to property mortgages, letters of credit and other arrangements, any of which may be unsecured or may be secured by mortgages or other interests in our assets. In addition, we may issue publicly or privately placed debt instruments. When possible and desirable, we will seek to replace short-term sources of capital with long-term financing.

Our indebtedness may be recourse or non-recourse and may be cross-collateralized. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on our properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings to acquire properties, refinance existing indebtedness, finance investments, or for general corporate purposes.

We will consider a number of factors when evaluating our level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts our ability to asset manage our properties;

•	prepayment penalties and restrictions on refinancing;

•	our long-term objectives with regard to the financing;

•	our target investment returns;

•	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	our overall level of indebtedness;

•	timing of debt maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios including but not limited to debt service coverage, debt to total market capitalization and debt to undepreciated assets; and

•	overall ratio of fixed and variable rate debt.

Dividend and distribution policy.    We intend over time to make regular quarterly distributions to holders of our common shares out of our earnings, in amounts necessary to maintain our REIT qualification, eliminate our taxable income and avoid the 4% excise tax on undistributed net income. Subject to making any distributions necessary to maintain our REIT qualification and to eliminate U.S. federal income tax liability, we do not expect to be in a position to pay our first dividend until such time as we have generated sufficient earnings from our investments. In order to qualify as a REIT, we must distribute to our shareholders an amount at least equal to:

(i)	90% of our REIT taxable income (determined before deduction for dividends paid and excluding any net capital gains); plus

(ii)	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Internal Revenue Code; less

(iii)	any excess non-cash income (as determined under Sections 856 through 860 of the Internal Revenue Code).

The timing and frequency of distributions will be authorized by our board of trustees and declared by us based on a number of factors including:

•	actual results of operations;

•	the timing of the investment of the proceeds of the offering;

•	debt service requirements;

•	capital expenditures requirements for our properties;
•	our taxable income;

•	the annual distribution requirement under the REIT provisions of the Internal Revenue Code;

•	our operating expenses; and

•	other factors that our board of trustees may deem relevant.

Our ability to make distributions to our shareholders will depend, in part, upon our receipt of distributions from our operating partnership which in turn may depend upon receipt of lease payments from our TRS and its subsidiaries, and upon the management of our properties by the various managers that our TRS and its subsidiaries have contracted with to operate our properties. Distributions to our shareholders will generally be taxable to our shareholders as ordinary income. Because our investment strategy is to acquire hotel properties, which will result in depreciation and non-cash charges against our income, a portion of our distributions may constitute a tax-free return of capital. To the extent not inconsistent with maintaining our REIT status, we may retain any earnings that accumulate in our TRS.

Acquisition and asset management process

We intend to implement a disciplined acquisition and asset management process that involves significant attention from our senior executives at each step along the way.

Step 1: Origination and screening

We expect to identify investment opportunities through the extensive network of relationships that our senior executives have established in the lodging and hospitality industries, including contacts with independent hotel managers, global hotel brands, hotel brokers, financiers, institutional investors and other key industry participants. In addition, we may learn of additional opportunities through our sourcing agreement with Hyatt.

Following our initial contacts with potential sellers or their agents, we will screen the potential acquisition target by preparing a desktop pro forma and return analysis. In this step, we will compare the value of the targeted asset to our estimate of replacement cost. In addition, we will prepare summary projections and also project the internal rates of return we might be able to realize on the asset over five and 10 year investment hold periods on a leveraged and unleveraged basis. Only if the targeted asset meets our then-current investment parameters, which will be established by our senior executive officers and periodically reviewed by our board of trustees, will we proceed to Step 2 of our acquisition process.

Step 2: Initial due diligence and investment analysis

Once we identify a prospective investment, we will employ detailed financial modeling and analysis to assess the projected RevPAR and cash flow generation capabilities of the property as well as evaluate any debt service coverage characteristics if the property will be encumbered by existing debt. We intend to focus our analysis on current and projected cash flows and potential risks to cash flow such as those associated with occupancy and ADR concerns. We also will perform extensive market and property-level due diligence. The market research will incorporate analysis of market demographics, key fundamentals such as expected employment growth and population growth, comparable transactions and the competitive landscape. Our property-level analysis will focus on detailed revenue and expense projections as well as the projected capital needs of the hotel, including any related property improvement plan required by the existing or contemplated brand under which the hotel will operate following the acquisition. In cases where this analysis identifies the need to make significant capital investments in the property, we expect to engage third parties to conduct an engineering review and perform other work necessary to prepare a detailed assessment of the costs to renovate and operate the hotel.

In structuring prospective investments, we will evaluate the impact of the transaction on our broader capital structure. We also intend to set out a clear path to establish the optimal management, franchising and branding relationships at the outset of our ownership of a particular property.

Step 3: Board approval

Upon completion of our preliminary due diligence and a favorable decision by our senior executive officers to proceed with an investment, we will present the investment opportunity to our board of trustees. We will not acquire any hotel properties or make any investments without board approval. In discussing proposed transactions with our board, our senior executives will present the board with an analysis of each target property that provides an in-depth overview of the targeted asset, due diligence conducted, key financial metrics and analyses related to the property and the market in which it is located, as well as investment considerations and potential risk mitigants. Only after we receive board approval will we put money at risk in the form of a non-refundable deposit on a particular hotel property.

Step 4: Confirmatory due diligence / Closing process

As part of the closing process, we will work with outside legal counsel to complete legal due diligence (including title and insurance review) and document each investment. As is typical for hotel acquisitions, we expect to engage third party advisors and/or consultants to conduct an environmental review of the collateral and provide a Property Condition Report and Phase 1 Environmental Assessment. We will not proceed with any acquisition opportunity unless the results of these reviews are satisfactory to us.

Step 5: Asset management

After acquiring hotels, we intend to aggressively manage them through value-added strategies such as re-branding, renovating or changing hotel management as we determine necessary to increase the operating results and value of our hotel property investments. We expect that we will reassess the status of each hotel in our portfolio not less than quarterly to ensure that our current operating strategy maximizes our returns on investment from the asset.

For the income from our hotel operations to constitute “rents from real property” for purposes of the gross income test required for REIT qualification, we are required to lease each of our hotels to our TRS, which will be wholly owned by our operating partnership. Our TRS will pay rent to us that can qualify as “rents from real property,” provided that the TRS engages an “eligible independent contractor” to manage our hotels. Accordingly, in connection with each acquisition, we expect our TRS will engage a qualified hotel management company to manage each hotel. We intend to structure our hotel management agreements to allow us to closely monitor the performance of our hotels and to ensure, among other things, that our managers: (1) implement an approved business and marketing plan, (2) implement a disciplined capital expenditure program and (3) establish and prudently spend appropriate furniture, fixtures and equipment reserves.

Hotel industry segments

Smith Travel Research, Inc. classifies the hotel industry into the following chain scales, as determined by each brand’s average system-wide daily rates: luxury, upper upscale, upscale, midscale with food and beverage, midscale without food and beverage, and economy. The category of “luxury” includes hotels such as Park Hyatt®, Four Seasons®, Mandarin Oriental®, Ritz-Carlton®, St. Regis®, and W Hotels®; the category of “upper upscale” includes hotels such as Hyatt®, Hyatt Regency®, Grand Hyatt®, Hilton®, Marriott®, Renaissance®, Sheraton® and Westin®, and the category of “upscale” includes hotels such as Hyatt Place®, Courtyard by Marriott®, Hilton Garden Inn®, Radisson®, Residence Inn by Marriott® and Wyndham®.

“Full-service” hotels are generally with a restaurant, lounge facilities and meeting space as well as minimum service levels often including bell service and room service. “Select-service” hotels have limited food and beverage outlets and do not offer comprehensive business or banquet facilities, but rather are suited to serve smaller business meetings. “Extended-stay” hotels are hotels generally designed to accommodate guests staying for extended periods of time and typically provide rooms with fully equipped kitchens, entertainment systems, office spaces with computer and telephone lines, access to fitness centers and other amenities.

Top 25 metropolitan statistical areas

MSAs are defined by the U.S. Office of Management and Budget as one or more adjacent counties or county equivalents that have at least one urban core area of at least 50,000 population, plus adjacent territory that has a high degree of social and economic integration with the core as measured by commuting ties. According to the U.S. Census Bureau, the following comprise the top 25 MSAs by population size as of July 1, 2008, the latest date for which data is available.

1.	New York-Northern New Jersey-Long Island, NY-NJ-PA	14.	Riverside-San Bernardino-Ontario, CA

2.	Los Angeles-Long Beach-Santa Ana, CA	15.	Seattle-Tacoma-Bellevue, WA

3.	Chicago-Naperville-Joliet, IL-IN-WI	16.	Minneapolis-St. Paul-Bloomington, MN-WI

4.	Dallas-Fort Worth-Arlington, TX	17.	San Diego-Carlsbad-San Marcos, CA

5.	Philadelphia-Camden-Wilmington, PA-NJ-DE-MD	18.	St. Louis, MO-IL

6.	Houston-Sugar Land-Baytown, TX	19.	Tampa-St. Petersburg-Clearwater, FL

7.	Miami-Fort Lauderdale-Pompano Beach, FL	20.	Baltimore-Towson, MD

8.	Atlanta-Sandy Springs-Marietta, GA	21.	Denver-Aurora, CO

9.	Washington-Arlington-Alexandria, DC-VA-MD-WV	22.	Pittsburgh, PA

10.	Boston-Cambridge-Quincy, MA-NH	23.	Portland-Vancouver-Beaverton, OR-WA

11.	Detroit-Warren-Livonia, MI	24.	Cincinnati-Middletown, OH-KY-IN

12.	Phoenix-Mesa-Scottsdale, AZ	25.	Sacramento--Arden-Arcade--Roseville, CA

13.	San Francisco-Oakland-Fremont, CA

Legal proceedings

We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us.

Competition

We believe that competition for the acquisition of hotels is highly fragmented. We face competition from institutional pension funds, private equity investors, other REITs and numerous local, regional and national owners, including franchisors, in each of our markets. Some of these entities may have substantially greater financial resources than we do and may be able and willing to accept more risk than we can prudently manage. Competition generally may increase the bargaining power of property owners seeking to sell and reduce the number of suitable investment opportunities offered to us.

The hotel industry is highly competitive. Upon the acquisition of hotel properties, our hotels will compete with other hotels for guests in each market in which we will operate. Competitive advantage is based on a number of factors, including location, convenience, brand affiliation, room rates, range of services and guest amenities or accommodations offered and quality of customer service. Competition will often be specific to the individual markets in which our hotels will be located and includes competition from existing and new hotels operated under brands in the relevant segments. Increased competition could harm our occupancy, ADR and RevPAR, or may require us to provide additional amenities or make capital improvements that we otherwise would not have to make, which may reduce our profitability.

Management’s discussion and analysis of financial condition and results of operations

You should read the following discussion in conjunction with the sections of this prospectus entitled “Risk factors,” “Cautionary note regarding forward-looking statements,” “Our business” and our audited balance sheet as of December 31, 2009, and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk factors” and elsewhere in this prospectus.

Overview

We are a self-advised hotel investment company organized in June 2009. We intend to focus our investments primarily in upper upscale hotels in major business, airport and convention markets and, on a selective basis, in premium select-service hotels in urban settings or unique locations in the United States. We believe current industry dynamics will create attractive opportunities to acquire high quality hotel properties, at prices well below replacement costs, with attractive yields on investment and significant upside potential.

Our senior executive officers have extensive experience in the lodging industry, including the acquisition, development, repositioning, financing, asset management and disposition of hotels. This experience includes founding Highland and leading its IPO and related formation transactions in 2003. Following the IPO, our senior executive officers served as chief executive officer and chief financial officer of Highland until its sale in July 2007. In addition to their service with Highland, our senior executive officers have held senior management and executive positions at several other publicly traded lodging companies such as Crestline Capital Corporation, Marriott International, Inc., Host Hotels & Resorts, Inc. and Prime Hospitality Corporation.

We do not own any properties and have no agreement to acquire any property at this time. However, our senior executive officers have established and maintained a broad network of hotel industry contacts, including long-standing relationships with hotel owners, independent hotel managers, global hotel brands, hotel brokers, financiers and institutional investors that we believe will provide us with attractive acquisition opportunities. In addition, we have entered into a sourcing relationship with Hyatt that we believe will enhance our ability to execute our business strategy by potentially providing us with additional attractive acquisition opportunities.

Upon completion of the offering, the concurrent private placements to Hyatt, Baron, our non-executive chairman and certain of our executive officers, and the related formation transactions described in this prospectus, we expect to have approximately $166.8 million in cash available to execute our strategy. We also expect to incur indebtedness to supplement our investment capital. We intend to target an overall debt level of up to 50% of the aggregate purchase prices of all our portfolio properties.

We intend to elect and qualify to be treated as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2010.

Liquidity and capital resources

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under anticipated lines of credit. Prior to the time that we acquire hotel properties, cash provided by operations may not be sufficient to cover our expected general and administrative expenses, in which case we may use cash on our balance sheet to fund any shortfalls. We believe that our net cash provided by operations will be adequate to fund operating requirements, pay interest on our borrowings and fund dividends in accordance with the REIT requirements of the U.S. federal income tax laws. We expect to meet our long-term liquidity requirements, such as new lodging investments, through the cash we will have available upon completion of the offering, the concurrent private placements and borrowings, and expect to fund other lodging investments and scheduled debt maturities and property acquisitions through long-term secured and unsecured borrowings and the issuance of additional equity or debt securities. The success of our investment strategy may depend, in part, on our ability to access additional capital through additional offerings.

We expect to incur indebtedness to supplement our investment capital. We intend to target an overall debt level of up to 50% of the aggregate purchase prices of all our portfolio properties. Our board of trustees will review these limits on a regular basis and will have the ability to amend or modify them without shareholder approval. To the extent our board amends or modifies them in the future, we will disclose any such amendments or modifications to these debt financing policies in periodic reports that we will file with the SEC.

We are in discussions to obtain commitments from a lending syndicate for a secured revolving credit facility that we anticipate will be in place following completion of the offering. We expect that the proposed facility will be secured by the hotel properties we acquire and other assets, and will be fully recourse to our property-owning subsidiaries that are borrowers thereunder. The proposed facility will be used to fund hotel acquisitions, capital expenditures and for general corporate purposes. There is no assurance that we will be able to enter into a definitive agreement relating to this proposed credit facility on terms we find acceptable.

Beyond our anticipated corporate credit facility, we intend to use other financing methods as necessary, including but not limited to, property mortgages, letters of credit and other arrangements, any of which may be unsecured or may be secured by mortgages or other interests in our assets. In addition, we may issue publicly or privately placed debt instruments. When possible and desirable, we will seek to replace short-term sources of capital with long-term financing.

Our indebtedness may be recourse or non-recourse and may be cross-collateralized. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on our properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings to acquire properties, refinance existing indebtedness, finance investments, or for general corporate purposes.

Inflation

Increases in the costs of operating our properties due to inflation could reduce the net operating profits of our TRS, which in turn, could inhibit the ability of our TRS to make required rent payments to us. Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. However, competitive pressures may limit the ability of our management companies to raise room rates.

Seasonality

Depending on a hotel’s location and market, operations for the hotel may be seasonal in nature. This seasonality can be expected to cause fluctuations in our quarterly operating profits. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, we expect to utilize cash on hand or borrowings under our anticipated credit facilities to make distributions to our equity holders.

Critical accounting policies

Our financial statements are prepared in accordance with U.S. GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. In accordance with Securities and Exchange Commission, or SEC, guidance, the following discussion addresses the accounting policies that we believe will apply to us based on our expectation of the nature of our initial operations. Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements will be based will be reasonable at the time made, based upon information available to us at that time. Our critical accounting policies and accounting estimates will be expanded over time as we fully implement our strategy. Those accounting policies and estimates that we initially expect to be most critical to an investor’s understanding of our financial results and condition and require complex management judgment are discussed below.

Basis of presentation.    Our consolidated balance sheet will include the accounts of our company, our operating partnership and our TRS, and will be prepared in accordance with U.S. GAAP. All significant intercompany transactions and balances will be eliminated in consolidation.

Investment in Unconsolidated Joint Ventures.    We will account for our investments in unconsolidated joint ventures under the equity method of accounting in cases where we exercise significant influence, but do not control these entities and are not considered to be the primary beneficiary in joint ventures that are considered to be variable interest entities, or VIEs. We will consolidate those joint ventures which are VIEs where we are considered to be the primary beneficiary, even though we do not control the entity. The joint venture investments will be recorded initially at cost, as investments in unconsolidated joint ventures, and subsequently adjusted for equity in net income (loss) and cash contributions and distributions to and from the joint venture.

Use of estimates.    We will make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements to prepare consolidated financial statements in conformity with U.S. GAAP. These estimates and assumptions will be based on management’s best estimates and judgment. Management will evaluate its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ from those estimates.

Investment in hotel properties.    Investments in hotel properties will be stated at acquisition cost and allocated to property and equipment, identifiable intangible assets and liabilities assumed at fair value. Costs to acquire hotel properties will be expensed as incurred. Property and equipment will be depreciated using the straight-line method over an estimated useful life of 15-40 years for buildings and improvements and 3-10 years for furniture and equipment. Identifiable intangible assets will typically be contracts, including lease agreements and franchise agreements, which will be recorded at fair value. Above-market and below-market lease values will be based on the present value of the difference between contractual amounts to be paid pursuant to the leases acquired and our estimate of the fair market lease rates for corresponding leases measured over a period equal to the remaining non-cancelable term of the lease. Leases acquired which approximate current market rents do not have significant value. An existing franchise agreement is typically terminated at the time of acquisition and a new franchise agreement is entered into based on then current market terms. Above-market and below-market franchise agreement values will be based on the present value of the difference between contractual amounts to be paid pursuant to the franchise agreements acquired and our estimate of the fair market franchise rates for corresponding franchise agreements measured over a period equal to the remaining non-cancelable term of the franchise agreement. Franchise agreements acquired which are at market do not have significant value because they are easily transferable from with minimal cost. Intangible assets will be amortized using the straight-line method over the remaining non-cancelable term of the related agreements. In making estimates of fair values for purposes of allocating purchase price, we may utilize a number of sources that may be obtained in connection with the acquisition or financing of a property and other market data. Management also considers information obtained about each property as a result of its pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired.

We will review our investments in hotel properties for impairment whenever events or changes in circumstances indicate the carrying value of the investments in hotel properties may not be recoverable. Events or circumstances that may cause us to perform our review include, but are not limited to, adverse changes in the demand for lodging at our properties due to declining international, national or local economic conditions and/or new hotel construction in markets where our hotels are located. When such conditions exist, management performs an analysis to determine if the estimated undiscounted future cash flows from operations and the estimated proceeds from the ultimate disposition of an investment in a hotel property exceed the hotel’s carrying value. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying value to the estimated fair market value is recorded and an impairment loss recognized.

Revenue recognition.    Hotel revenues including room, food, beverage and other hotel revenues will be recognized as the related services are provided.

Income taxes.    As a REIT, we generally will not be subject to U.S. federal corporate income tax on the portion of our net income (loss) that is distributed as dividends for the taxable year to our shareholders and is not earned by our TRS. We account for U.S. federal income taxes related to our TRS using the asset and liability method under which deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective bases. In addition, the analysis utilized by us in determining our deferred tax asset valuation allowance involves considerable management judgment and assumptions.

Share-based compensation.    We will recognize compensation cost related to share-based awards based upon their grant date fair value. The compensation cost related to share-based awards will be amortized on a straight-line basis over the requisite service period, which is generally the vesting period of the awards. Since the compensation cost related to share-based awards is measured based upon grant date fair value, the expense related to these awards recognized in future periods may differ from the expense recognized if the awards were periodically remeasured at fair value.

Tax basis depreciation.    The federal tax basis for our properties used to determine depreciation for U.S. federal income tax purposes generally will be our acquisition costs for such properties. For U.S. federal income tax purposes, depreciation with respect to the real property components of our properties (other than land) generally will be computed using the straight-line method over a useful life of 39 years.

Capital expenditures

We will maintain each hotel in good repair and condition and in conformity with applicable laws and regulations and in accordance with the franchisor’s standards and the agreed upon requirements in our management agreements and in any debt agreements. The cost of all such routine maintenance, repairs and alterations will be paid out of a furniture, fixtures and equipment reserve, which will be funded by a portion of hotel gross revenues. Routine repairs and maintenance will be administered by the management company. However, we will have approval rights over capital expenditures.

Recent accounting pronouncements

In June 2009, the Financial Accounting Standards Board, or FASB, issued an accounting standard that amends various components of the guidance governing sale accounting of financial instruments, including the recognition of assets obtained and liabilities assumed as a result of a transfer, and considerations of effective control by a transferor over transferred assets. In addition, this accounting standard removes the exemption for qualifying special purpose entities from the guidance on variable interest entities. The accounting standard is effective January 1, 2010, with early adoption prohibited. While we are evaluating the effect of adoption of this standard, we currently believe that the adoption of this standard will not have a material impact on our financial statement.

In June 2009, the FASB issued an accounting standard that amends the guidance for determining whether an entity is a VIE, and requires the performance of a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE. Under this guidance, an entity would be required to consolidate a VIE if it has (i) the power to direct the activities that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could be significant to the VIE. This accounting standard is effective for the first annual reporting period that begins after November 15, 2009, with early adoption prohibited. While we are currently evaluating the effect of adoption of this standard, we currently believe that the adoption of this standard will not have a material impact on our financial statement.

Results of operations

As of the date of this prospectus, we have not commenced any operations and will not commence any operations until we have completed the offering and the concurrent private placements.

Off-balance sheet arrangements

As of the date of this prospectus, we have no off-balance sheet arrangements.

Management

Trustees and executive officers

As of the date of this prospectus, our board of trustees consists of three trustees. Upon completion of the offering, our board of trustees will consist of seven trustees, each of whom has been nominated for election and has consented to serve as a trustee upon completion of the offering. Our board of trustees will be elected annually by our shareholders in accordance with our bylaws. Our bylaws provide that a majority of the entire board of trustees may establish, increase or decrease the number of trustees, provided that the number of trustees shall never be less than one nor more than eleven. All of our executive officers will serve at the discretion of our board of trustees. Our board of trustees will determine whether each of our trustee nominees satisfies the New York Stock Exchange’s independence standards. The following table sets forth certain information about our trustees and executive officers:

Name	Age	Position

James L. Francis	47	President, Chief Executive Officer and Trustee

Douglas W. Vicari	50	Executive Vice President, Chief Financial Officer, Treasurer, Secretary and Trustee

D. Rick Adams	46	Senior Vice President, and Chief Investment Officer

Thomas A. Natelli	49	Chairman

Thomas D. Eckert	62	Trustee Nominee

John W. Hill	55	Trustee Nominee

George F. McKenzie	54	Trustee Nominee

Jeffrey D. Nuechterlein	52	Trustee Nominee

James L. Francis is our President and Chief Executive Officer and a Trustee, positions he has held since our formation. Prior to joining our company, Mr. Francis served as the President and Chief Executive Officer and a director of Highland, positions that he held from Highland’s IPO in December 2003 to its sale in July 2007. Following the sale of Highland, Mr. Francis served as a consultant to the affiliate of JER Partners that acquired Highland until September 2008. Since September 2008, until our formation, Mr. Francis was a private investor. From June 2002 until joining Highland in December 2003, Mr. Francis served as the Chief Operating Officer, Chief Financial Officer and Treasurer of Barceló Crestline Corporation, and served as Executive Vice President and Chief Financial Officer of Crestline Capital Corporation, prior to its acquisition by Barceló, from December 1998 to June 2002. Prior to the spin-off of Crestline Capital from Host Hotels & Resorts, Inc. (formerly Host Marriott Corporation), Mr. Francis held various finance and strategic planning positions with Host Marriott and Marriott International, Inc. From June 1997 to December 1998, Mr. Francis held the position of Assistant Treasurer and Vice President Corporate Finance for Host Marriott, where he was responsible for Host Marriott’s corporate finance function, business strategy and investor relations. Over a period of ten years, Mr. Francis served in various capacities with Marriott International’s lodging business, including Vice President of Finance for Marriott Lodging from 1995 to 1997; Brand Executive, Courtyard by Marriott from 1994 to 1995; Controller for Courtyard by Marriott and Fairfield Inn from 1993 to 1994; Director of Finance and Strategic Planning for Courtyard by Marriott and Fairfield Inn from

1991 to 1993; and Director of Hotel Development Finance from 1987 to 1991. Mr. Francis received his B.A. in Economics and Business from Western Maryland College and earned an M.B.A. in Finance and Accounting from Vanderbilt University.

Douglas W. Vicari is our Executive Vice President, Chief Financial Officer, Treasurer, Secretary and a Trustee, positions he has held since our formation. Prior to joining our company, Mr. Vicari served as a principal with Paramount Hotel Group, a hotel owner, developer and operator, from January 2009 to June 2009. Previously, Mr. Vicari served as Executive Vice President and Chief Financial Officer of Highland from September 2003 until its sale in July 2007. Prior to joining Highland, Mr. Vicari served as Senior Vice President and Chief Financial Officer of Prime Hospitality Corp., a formerly NYSE-listed company acquired by an affiliate of The Blackstone Group in 2004, from August 1998 to July 2003, and also served on the board of directors of Prime Hospitality Corp. from May 1999 to July 2003. Prior to his appointment as Chief Financial Officer, he served as Vice President and Treasurer of Prime Hospitality Corp. from January 1991 to July 1998, and was an instrumental member of the management team that led the company out of bankruptcy in July 1992. From 1986 to 1991, Mr. Vicari was Director of Budgeting and Financial Planning for Prime Hospitality Corp, and was responsible for all budgeting, planning and forecasting. Prior to his tenure at Prime Hospitality Corp., Mr. Vicari held numerous management positions at Combustion Engineering (now ABB Brown Boveri) from 1981 to 1986. Mr. Vicari earned a B.S. in Accounting from the College of New Jersey and received his M.B.A. in Finance from Fairleigh Dickinson University. Mr. Vicari also currently serves on the board of directors and as the audit committee chairman for Thunderbird Resorts Inc. (Euronext: TBIRD), a publicly traded gaming and lodging company.

D. Rick Adams is our Senior Vice President and Chief Investment Officer, positions he has held since November 2009. Prior to joining our company, Mr. Adams served as Senior Vice President of Asset Management for Highland from September 2004 until its sale in July 2007. Following the sale of Highland and until October 2009, Mr. Adams continued to serve as Senior Vice President and Head of Asset Management for the affiliate of JER Partners that acquired Highland. From October 1992 to September 2004, Mr. Adams served as Vice President of Regional Operations and Development Officer for the B.F. Saul Company, a privately owned real estate company located in Washington, DC that specializes in commercial real estate and hotel management and development. Prior to his tenure at B. F. Saul, from 1986 until September 1992, Mr. Adams held numerous operational and franchise development management positions at Holiday Inns Worldwide, known today as Intercontinental Hotel Group. Mr. Adams received a B.S. in Management from Indiana University.

Thomas A. Natelli has agreed to become the non-executive chairman of the board of trustees on the date of this prospectus. Since 1987, Mr. Natelli has served as President and Chief Executive Officer of Natelli Communities, a privately held real estate investment and development company. Under Mr. Natelli’s leadership, the company has earned numerous awards, including the prestigious Urban Land Institute National Award of Excellence for Large Scale Communities, Washington Metro Area Environmental Developer of the Year and Suburban Maryland Builder of the Year. Previously, Mr. Natelli served on the board of directors and was a member of the audit and nominating and corporate governance committees of Highland from its IPO until its sale in July 2007. In 2007, Mr. Natelli formed MargRock Entertainment, a music publishing and artist development and management services company, for which he currently serves as Principal. In 1999, Mr. Natelli co-founded eStara, Inc., a privately held technology company, for which he served as Chairman and Chief Executive Officer from its inception through its sale to Art Technology Group, Inc. in October

2006. From 1993 through 2003, Mr. Natelli served on the board of trustees of Suburban Hospital Healthcare System, after which he served as Chairman of the board of trustees and headed its executive committee until 2006. He also served on the board of directors of FBR National Bank and Trust, a wholly-owned affiliate of Friedman, Billings, Ramsey Group, Inc. Mr. Natelli is a past President of the Board of the Montgomery County Chamber of Commerce, and played a central role in creating the Montgomery Housing Partnership in 1989, a non-profit organization created to preserve and expand the supply of affordable housing in Montgomery County, Maryland. Mr. Natelli received a B.S. in Mechanical Engineering from Duke University in 1982.

Thomas D. Eckert has agreed to become a trustee upon completion of the offering. Since 1997, Mr. Eckert has served as President and Chief Executive Officer of Capital Automotive Real Estate Services, Inc., or Capital Automotive, a privately owned real estate company that owns and manages net-leased real estate for automotive retailers. Mr. Eckert was one of Capital Automotive’s Founders and led its IPO in February 1998. Mr. Eckert also served as a trustee of Capital Automotive from its founding until December 2005, when it was taken private. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation, a U.S. homebuilder, serving most recently as President of Pulte’s Mid-Atlantic Region. Prior to working at Pulte, Mr. Eckert spent over seven years with the public accounting firm of Arthur Andersen LLP. Mr. Eckert is currently Chairman of the Board of The Munder Funds, a $7 billion mutual fund group, and a director and member of the audit, compensation and nominating and corporate governance committees of DuPont Fabros Technology, Inc., a publicly-traded owner, developer and manager of wholesale data centers. He is also a member of the boards of The Potomac School, a K-12 private school, and PlayPumps International, an organization focused on bringing clean water to people in Africa. In addition, Mr. Eckert is a former director of the National Association of Real Estate Investment Trusts and Fieldstone Investment Corporation. Mr. Eckert received his undergraduate degree from the University of Michigan in 1970.

John W. Hill has agreed to become a trustee upon completion of the offering. Mr. Hill has been Chief Executive Officer of The Federal City Council, a not-for-profit, non-partisan organization dedicated to the improvement of Washington, DC, since 2004. Previously, Mr. Hill served on the board of directors and was a member of the audit and compensation committees of Highland from January 2006 until Highland’s sale in July 2007. From 2002 until 2004, Mr. Hill served as the Chief Executive Officer of In2Books, Inc. From 1999 until 2002, he was a partner with Andersen, LLP, where he was in charge of state and local consulting for North America. Previously, Mr. Hill also was a director of Marriott Corporation’s Internal Audit Division in charge of all financial and operational audits of the hotel division and has been an audit manager for Coopers & Lybrand and Price Waterhouse. Mr. Hill has served on the board and audit committee of Prestwick Pharmaceuticals Inc., a non-public company. Mr. Hill currently serves on the boards of several not-for-profit organizations, including the DC Children and Youth Investment Trust Corporation, the DC Public Library Board of Trustees, the DC Shakespeare Theatre Board, the National Minority Aids Council and the Mayor’s Blue Ribbon Commission to Revitalize the DC Public Library. Mr. Hill earned a B.S. in Accounting from the University of Maryland, College Park in 1976 and passed the Maryland State CPA exam in 1977.

George F. McKenzie has agreed to become a trustee upon completion of the offering. Since June 2007, Mr. McKenzie has served as President and Chief Executive Officer and a trustee of Washington Real Estate Investment Trust, or WRIT, a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington, DC metro region. Since joining WRIT in September 1996, Mr. McKenzie also served in other executive roles, including Executive Vice President, Real Estate and Chief Operating Officer. From 1985 to 1996, Mr. McKenzie served with the Prudential Realty Group, a subsidiary of Prudential Insurance Company of America, most recently as Vice President, Investment & Sales. From 1977 to 1985, Mr. McKenzie served as an officer in the U.S. Navy as an aviator flying P-3 Orion aircraft. He received a B.S. in Operations Analysis from the United States Naval Academy and an MBA in Finance from the University of Rhode Island. Mr. McKenzie is a member of the Economic Club of Washington, Urban Land Institute (ULI), and the National Association of Industrial & Office Properties (NAIOP).

Jeffrey D. Nuechterlein has agreed to become a trustee upon completion of the offering. In 2000, Mr. Nuechterlein founded Isis Capital LLC, a venture capital and hedge fund based in Alexandria, Virginia, where he has served as Managing Partner since its formation. From 1997 until 2000, Mr. Nuechterlein served as Managing Director and Chief Investment Officer for pension fund investments at National Gypsum Company. From 1995 until 1996, Mr. Nuechterlein was Senior Counsel to the U.S. Trade Representative, and prior to that he served as outside legal counsel to several U.S. semiconductor and steel companies from 1992 until 1995. Mr. Nuechterlein also served as Special Assistant for Policy to the Governor of Virginia from 1990 until 1991, and was Counsel to the U.S. Senate’s Judiciary Subcommittee on Technology from 1989 until 1990. Among his non-profit activities, Mr. Nuechterlein is Immediate Past President and a Trustee of The College Foundation at the University of Virginia, a Trustee of The Potomac School, a Trustee of the Classical American Homes Preservation Trust in New York and a member of the Council on Foreign Relations. Mr. Nuechterlein received his undergraduate and law degrees from the University of Virginia in 1979 and 1986, respectively, and his master’s and D. Phil. degrees from Oxford University.

Trustee independence and corporate governance

Effective upon completion of the offering and the concurrent private placements, our board of trustees will have three committees, the principal functions of which are briefly described below. Matters put to a vote by any one of our three committees must be approved by a majority of the trustees on the committee who are present at a meeting, in person or as otherwise permitted by our bylaws, at which there is a quorum or by the unanimous written consent of the trustees on that committee. Each of these committees will be comprised entirely of independent trustees, as defined by the NYSE listing standards. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee trustees and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside trustees for purposes of Section 162(m) of the Internal Revenue Code.

Audit committee.    Our audit committee will be composed of Messrs. Eckert, Natelli and Hill. In addition, our audit committee is required to have a designated “audit committee financial expert” within the meaning of SEC rules. Mr. Eckert will chair the committee and has been determined by our board of trustees to be an audit committee financial expert.

The audit committee’s primary duties and assigned roles are to:

•

serve as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance, generally, of our internal audit function;

•

oversee the audit and other services of our independent registered public accounting firm and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, who reports directly to the audit committee;

•	provide an open avenue of communication among the independent registered public accounting firm, accountants, financial and senior management, the internal auditing department and our board;

•	resolve any disagreements between management and the independent registered public accounting firm regarding financial reporting; and

•

consider and approve certain transactions between us and our trustees, executive officers, trustee nominees or 5% or greater beneficial owners, any of their immediate family members or entities affiliated with them.

Compensation committee.    Our compensation committee will be composed of Messrs. Hill, Natelli, and Eckert. Mr. Hill will chair the committee. The principal functions of the compensation committee are to:

•	evaluate the performance of and compensation paid by us to our president and chief executive officer and other executive officers and trustees;

•	administer our Equity Plan; and

•

produce a report on executive compensation required to be included in our proxy statement for our annual meetings or our annual report on Form 10-K, including the Compensation Discussion and Analysis section.

Nominating and corporate governance committee.    Our nominating and corporate governance committee will be composed of Messrs. McKenzie, Hill and Nuechterlein. Mr. McKenzie will chair the committee. The principal functions of the nominating and corporate governance committee are to:

•	identify individuals qualified to become board members and recommend to our board candidates for election or re-election to the board;

•	consider and make recommendations to our board concerning the size and composition of our board, committee structure and makeup, retirement policies and procedures affecting board members; and

•	take a leadership role with respect to the development, implementation and review of our corporate governance principles and practices.

The nominating and corporate governance committee charter will set forth certain criteria for the committee to consider in evaluating potential trustee nominees. The charter will require that the committee select nominees who have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the board, in collectively serving our long-term interests and those of our shareholders. The committee also will be required to assess whether the candidate possesses the skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, age and diversity, all in the context of an assessment of the perceived needs of the board at that time. For those trustee candidates that appear upon first consideration to meet the committee’s criteria, the committee will engage in further research to evaluate their candidacy.

In making recommendations for trustee nominees for the annual meeting of shareholders, the nominating and corporate governance committee will consider any written suggestions of shareholders received by our secretary by no earlier than December 31, 2010 or later than January 31, 2011 for our annual meeting of shareholders in 2011, or, for future years, not less than 90 nor more than 120 days prior to the anniversary of the prior year’s annual meeting of shareholders. Suggestions must be mailed to our secretary at our corporate headquarters. The manner in which trustee nominee candidates suggested in accordance with this policy are evaluated does not differ from the manner in which candidates recommended by other sources are evaluated.

Communicating with the board

Consistent with the NYSE’s corporate governance listing standards, upon completion of the offering and the concurrent private placements, our board will adopt Principles of Corporate Governance that, among other things, will call for the non-officer trustees to meet in regularly scheduled executive sessions without management. Mr. Natelli, our non-executive chairman, has been selected to serve as the presiding independent trustee at any executive sessions held prior to our 2011 annual meeting.

Interested parties, including shareholders, may communicate their concerns directly to the full board, the presiding independent trustee or the non-officer trustees as a group by writing to the board of trustees, the presiding independent trustee or the non-officer trustees, at our corporate headquarters.

Code of business conduct and ethics

Upon completion of the offering and the concurrent private placements, our board will adopt a Code of Business Conduct and Ethics that applies to each of our trustees and officers involved in our business. This code will set forth our policies and expectations on a number of topics, including:

•	compliance with laws, including insider trading;

•	preservation of confidential information relating to our business;

•	conflicts of interest;

•	reporting of illegal or unethical behavior or concerns regarding accounting or auditing practices;

•	corporate payments;

•	corporate opportunities; and

•	the protection and proper use of our assets.

We will establish and implement formal “whistleblower” procedures for receiving and handling complaints of employees. As discussed in the Code of Business Conduct and Ethics, we will make an e-mail address and a telephone hotline available for reporting illegal or unethical behavior as well as questionable accounting or auditing matters and other accounting, internal accounting controls or auditing matters on a confidential, anonymous basis. Any concerns regarding accounting or auditing matters reported via e-mail or to this hotline will be communicated directly to the audit committee.

The audit committee will review this code on an annual basis, and the board will review and act upon any proposed additions or amendments to the code as appropriate. The code will be posted on our website. You may also obtain a copy of the code without charge by writing to our secretary at our corporate headquarters. Any waivers of the code for executive officers or trustees will be posted on our website and similarly provided without charge upon written request to this address.

Principles of corporate governance

Our Principles of Corporate Governance will address a number of other topics, including:

•	trustee independence and qualification standards;

•	trustee responsibilities, orientation and continuing education;

•	trustee compensation;

•	trustee attendance and retirement;

•	management succession;

•	annual board self-evaluations; and

•	trustee communication, committees and access to management.

Our nominating and corporate governance committee will review the Principles of Corporate Governance on an annual basis, and the board will review and act upon any proposed additions or amendments to the Principles of Corporate Governance as appropriate. The Principles of Corporate Governance will be posted on our website. You may also obtain a copy of our Principles of Corporate Governance without charge by writing to our secretary at our corporate headquarters .

Trustee compensation

We have approved and intend to implement a compensation program for our non-officer trustees, including each of the independent trustee nominees, that consists of annual retainer fees and long-term equity awards.

We intend to pay our non-officer trustees an annual retainer fee of $50,000, payable quarterly. In addition, our audit committee chairman will be paid an additional annual retainer of $15,000, our compensation committee chairman will be paid an additional annual retainer of $10,000 and our nominating and corporate governance committee chairman will be paid an additional annual retainer of $7,500, in each case payable quarterly in cash. Mr. Natelli, who will serve as non-executive chairman of our board, will be paid an additional annual retainer of $20,000. Although we will reimburse our trustees for reasonable out-of-pocket expenses incurred in connection with performance of their duties as trustees, including, without limitation, travel expenses in connection with their attendance at board and committee meetings, we will not pay any trustee a separate fee for meetings attended. Furthermore, trustees will not receive any perquisites.

Our non-officer trustees may elect to receive their annual retainers and chair committee fees in whole or in part in the form of cash or immediately vested common shares based on the closing market price of our common shares on the grant date.

Upon completion of the offering, we will also grant each of our non-officer trustees 1,000 common shares, except that Mr. Natelli will receive a grant of 1,500 common shares in recognition of his expanded responsibilities as our non-executive chairman. Following completion of the offering, in connection with each annual meeting of shareholders, each of our non-officer trustees will receive an additional grant of restricted common shares. Vesting for all subsequent grants, excluding the grants made at completion of the offering, will occur on the date of the next annual meeting, with acceleration upon termination due to death, disability or involuntary termination of service as a result of a change in control. Dividends will be paid on the unvested restricted shares when declared and paid on our common shares generally.

Compensation discussion and analysis

We will pay base salaries and annual bonuses and expect to make grants of awards under our Equity Plan to certain of our executive officers, effective upon completion of the offering, in accordance with their employment agreements. The awards under our Equity Plan will be granted to recognize such individuals’ efforts on our behalf in connection with our formation and the offering and to provide a retention element to their compensation. Neither our board of trustees nor the compensation committee of our board of trustees has yet adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses or making future grants of equity awards to our executive officers. We anticipate that such determinations will be made by our compensation committee based on factors such as the desire to retain such officer’s services over the long-term, aligning such officer’s interest with those of our shareholders, incentivizing such officer over the short-, medium- and long-term and rewarding such officer for exceptional performance. In addition, our compensation committee may determine to make awards to new executive officers in order to attract talented professionals to serve us.

Executive officer compensation

The following is a summary of the elements of and amounts expected to be paid under our employment agreements and compensation plans for 2010 (on a pro-rated basis). Messrs. Francis, Vicari and Adams received no compensation from us in 2009.

Annual base salary.    Base salary is designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, the compensation committee will consider each executive’s role and responsibility, unique skills, future potential with our company, salary levels for similar positions in our target market and internal pay equity. Under their employment agreements, Messrs. Francis, Vicari and Adams are entitled to receive initial annual base salaries of $700,000, $475,000 and $275,000, respectively, payable in approximately equal semi-monthly installments. Messrs. Francis and Vicari have agreed that they will not commence receiving their base salaries until the capital deployment hurdle is met. See “Underwriting” for a description of the capital deployment hurdle.

Annual cash bonus.    Annual cash bonuses are designed to provide incentives to our named executive officers at a variable level of compensation based on such individual’s performance. In connection with our annual cash bonus program, we expect that our compensation committee will determine annual performance criteria that are flexible and that change with the needs of our business. Our annual cash bonus plan will be designed to reward the achievement of specific, pre-established financial and operational objectives. We expect the primary goal will be achievement of targeted levels of FFO per share that will be set by the compensation committee annually. The following table depicts the amount of annual cash bonuses that we expect to pay to our named executive officers as a result of achievement of 90%, 100% or 110% of our budgeted FFO per share for 2010.

Performance-Based Annual Cash Bonuses as a Percentage of Base Salary

Executive Officer	Threshold (90%)	Target (100%)	Maximum (110%)

James L. Francis	50	100	150

Douglas W. Vicari	35	75	125

D. Rick Adams	25	50	75

Equity awards.    We will provide equity awards pursuant to our Equity Plan. Equity awards are designed to focus and reward our executive officers and other parties on our long-term goals and enhance shareholder value. In determining equity awards, we anticipate that our compensation committee will take into account, among other things, the company’s overall financial performance. A more complete description of the Equity Plan is set forth below.

Retirement savings opportunities.    All eligible employees will be able to participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. We intend to provide this plan to help our employees save some amount of their cash compensation for retirement in a tax efficient manner. Under the 401(k) Plan, employees will be eligible to defer a portion of their salary, and we, at our discretion, may make a matching contribution and/or a profit sharing contribution. We do not intend to provide an option for our employees to invest in our common shares through the 401(k) plan.

Health and welfare benefits.    We intend to provide a competitive benefits package to all full-time employees which is expected to include health and welfare benefits, such as medical, dental, disability insurance, and life insurance benefits. The plans under which these benefits will be offered are not expected to discriminate in scope, terms or operation in favor of officers and trustees and will be available to all full-time employees.

The following table sets forth the annual base salary and other compensation payable to our executive officers as of the completion of the offering. We intend to enter into employment-related arrangements with Messrs. Francis, Vicari and Adams effective upon completion of the offering. See “—Employment agreements.” Messrs. Francis and Vicari have agreed that they will not commence receiving their base salaries until the capital deployment hurdle is met. See “Underwriting” for a description of the capital deployment hurdle.

Summary Compensation Table

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)

James L. Francis	$700,000	(1)	(2)	(3)	25,000	(6)	N/A

Douglas W. Vicari	$475,000	(1)	(4)	(3)	25,000	(6)	N/A

D. Rick Adams	$275,000	(1)	(5)	(3)	—		N/A

(1)	Messrs. Francis, Vicari and Adams will be eligible to receive a performance-based cash bonus, subject to determination by our compensation committee, as described above.

(2)	Pursuant to the terms of Mr. Francis’s employment agreement, he will receive awards of restricted common shares vesting ratably in annual installments over a three-year period commencing on the first anniversary of the offering and restricted common shares which may vest upon our achievement of specified performance metrics. We will grant Mr. Francis 96,000 time-based restricted common shares and 23,000 performance-based restricted common shares if the underwriters do not exercise their overallotment option. The number of time-based and performance-based restricted common shares to be awarded to Mr. Francis will be adjusted ratably based on the number of shares outstanding following the offering. See “—Narrative discussion of IPO grants of plan-based awards.” Dividends will be paid on the time-based restricted shares when declared and paid on our common shares generally. Dividends will accrue on performance-based restricted shares that remain subject to vesting, but will only be paid if the shares vest.

(3)	Messrs. Francis, Vicari and Adams may receive annual incentive payments upon our achievement of specified performance metrics, including targeted levels of FFO per share.

(4)	Pursuant to the terms of Mr. Vicari’s employment agreement, he will receive awards of restricted common shares vesting ratably in annual installments over a three-year period commencing on the first anniversary of the offering and restricted common shares which may vest upon our achievement of specified performance metrics. We will grant Mr. Vicari 64,000 time-based restricted common shares and 15,000 performance-based restricted common shares if the underwriters do not exercise their overallotment option. The number of time-based and performance-based restricted common shares to be awarded to Mr. Vicari will be adjusted ratably based on the number of shares outstanding following the offering. See “—Narrative discussion of IPO grants of plan-based awards.” Dividends will be paid on the time-based restricted shares when declared and paid on our common shares generally. Dividends will accrue on performance-based restricted shares that remain subject to vesting, but will only be paid if the shares vest.

(5)	Pursuant to the terms of Mr. Adams’ employment agreement, he will receive an award of restricted common shares vesting ratably in annual installments over a three-year period commencing on the first anniversary of the offering. We will grant Mr. Adams 22,500 time-based restricted common shares if the underwriters do not exercise their overallotment option. The number of time-based restricted common shares to be awarded to Mr. Adams will be adjusted ratably based on the number of shares outstanding following the offering. Dividends will be paid on these restricted shares when declared and paid on our common shares generally.

(6)	The employment agreements for Messrs. Francis and Vicari provide for payments to each of them of amounts up to $10,000 annually for a comprehensive physical and medical examination and up to $15,000 annually for financial planning purposes.

IPO Grants of Plan-Based Awards

		Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Share Awards
Name	Grant Date	Threshold (#)		Target (#)	Maximum (#)

James L. Francis	(1)	13,800	(2)	(2)	23,000	(2)	96,000	(3)	(4)

Douglas W. Vicari	(1)	9,000	(2)	(2)	15,000	(2)	64,000	(3)	(4)

D. Rick Adams	(1)	—		—	—		22,500	(3)	(4)

(1)	Awards covering the numbers shown are expected to be issued upon completion of the offering. The number of performance-based and time-based restricted common shares to be granted to our executive officers will be adjusted ratably based on the number of shares outstanding following the offering.

(2)

Represents performance share awards that will be issued upon completion of the offering, which will vest upon our achievement of specified performance metrics. See “—Narrative discussion of IPO grants of plan-based awards.”

(3)	Represents common shares that will be issued upon completion of the offering, which will vest ratably in annual installments over a three-year period commencing on the first anniversary of the offering. See “—Narrative discussion of IPO grants of plan-based awards.”

(4)	Represents the estimated grant date fair value of the common shares and performance share awards.

Narrative discussion of IPO grants of plan-based awards

In addition to base salary, annual bonus and non-equity incentive compensation, our named executive officers will be entitled to receive long term equity incentive compensation designed to provide additional motivation over a performance period beginning on the date of this prospectus and ending on December 31, 2012. Upon completion of the offering, each of our named executive officers will be granted a number of restricted common shares subject to time-based or performance-based vesting requirements. The time-based shares will vest one-third per year beginning on the first anniversary of the grant date, assuming the executive remains employed by the company on such anniversary. Of the performance-based shares, one-third of such shares will be eligible for vesting each year.

The actual number of performance shares that vest in a particular year will be determined by our success in attaining or exceeding performance goals linked to relative total shareholder return, or RTSR, measured at year-end for each year of the performance period, by comparing our annual total shareholder return to the total return (on a comparable basis) of the SNL US REIT Hotel Index prepared by SNL Financial LC.

For this purpose, we will use the following formula to calculate our total shareholder returns, or TSR, for a given year:

Annual TSR =	(December 31 closing share price * Adjusted share count) - Closing share price on December 31 of prior year
Closing share price on December 31 of prior year

In the Annual TSR formula for the year ending December 31, 2010, the term “closing share price on December 31 of prior year” will be equal to $20.00. The term “adjusted share count” means one share plus the number of shares received in connection with the assumed reinvestment of all dividends paid during the period at the closing price of our common shares on the ex-dividend date for each such dividend.

If the total return for the index is positive for any year, the performance shares will vest only if our TSR for that year equals or exceeds 75% of the total return produced by the index, in which case vesting will occur as follows:

•	If our TSR for the year equals 75% of the total return produced by the index, 60% of the performance shares subject to vesting for that year will vest.

•	If our TSR equals or exceeds the total return produced by the index, 100% of the performance shares subject to vesting for that year will vest.

•	If our TSR is between 75% and 100% of the total return produced by the index, the number of performance shares that will vest for that year will be interpolated ratably between 60% and 100%.

If the total return for the index is negative for any year, performance shares will vest for that year if our TSR exceeds the index’s total return, in which case 100% of the performance shares subject to vesting for that year will vest.

If the performance goal is not met in a particular year, such that a portion of the performance shares do not vest in that year, Messrs. Francis and Vicari may still earn a payout of performance shares if we achieve a level of RTSR over the entire performance period from the date of this prospectus through December 31, 2012 that exceeds specified levels described below. Use of this measure is designed to provide our senior executive officers with a continued incentive and an ability to earn a payout if we perform well in TSR compared to the total return of the index over the entire performance period, yet are unable to attain the RTSR metric in a given year. Our cumulative TSR over the entire performance period for this purpose will be computed as follows:

Cumulative TSR =	(December 31, 2012 closing share price * Adjusted share count) - $20.00
$20.00

If the cumulative total return for the index is positive for the period, the previously unvested performance shares will vest only if our cumulative TSR equals or exceeds 75% of the cumulative total returns produced by the index for the performance period, in which case vesting will occur as follows:

•	If our cumulative TSR equals 75% of the cumulative total return produced by the index, 60% of the previously unvested performance shares will vest.

•	If our cumulative TSR equals or exceeds the cumulative total return produced by the index, 100% of the previously unvested performance shares will vest.

•

If our cumulative TSR is between 75% and 100% of the cumulative total return produced by the index, the number of previously unvested performance shares that will vest will be interpolated ratably between 60% and 100%.

If the cumulative total return produced by the index is negative for the entire performance period, the previously unvested performance shares will vest if our cumulative TSR exceeds the index’s cumulative total return, in which case 100% of the previously unvested performance shares will vest.

Notwithstanding the vesting requirements discussed above, all long-term equity incentive compensation awards will vest upon the death or disability of the executive officer or, for awards other than share options that are not intended to qualify as performance based awards under Section 162(m) of the Internal Revenue Code, if the executive officer’s employment is terminated by us without cause, or if there is a change in control and the executive officer resigns for good reason or is terminated without cause within 12 months of such change in control.

Equity plan

We have adopted an Equity Plan, which provides for the issuance of equity-based awards, including share options, share appreciation rights (SARs), restricted shares, share units, unrestricted share awards and other awards based on our common shares that may be made by us to our trustees and officers and to our advisors and consultants who are providing services to us as of the date of the grant.

The material features of the Equity Plan are summarized below. The complete text of the Equity Plan is filed as an exhibit to the registration statement of which this prospectus forms a part.

General.    We are reserving 5% of the total number of common shares to be outstanding following completion of the IPO, including for this purpose any common shares sold upon exercise of the underwriters’ overallotment option and the concurrent private placements, but excluding the restricted share grants made to our executive officers and trustees, for issuance under the Equity Plan. We intend that the initial equity grants to our executive officers and trustees will comprise approximately 50% of the total shares available under the Equity Plan. If the number of shares to be outstanding increases or decreases, the number of shares available under the Equity Plan and the initial grants to our executive officers and trustees will be adjusted. Assuming an initial offering of 7,500,000 common shares and no exercise of the underwriters’ overallotment option, the total number of shares reserved for issuance under the Equity Plan would be 450,365. Assuming an initial offering of 7,500,000 common shares, if the underwriters exercise their overallotment option in full after the closing of this offering, the total number of shares reserved for issuance under the Equity Plan would be 506,615. Assuming an initial offering of 7,500,000 common shares, if the underwriters exercise their overallotment option in full prior to the closing of this offering, the total number of shares reserved for issuance under the Equity Plan would be 516,587. Any shares that may be issued under the Equity Plan to any person pursuant to an award are counted against this limit as one share for every one share granted. The maximum number of shares that may be issued to any person in one calendar year as options or SARs is 350,000, and the maximum number of shares that can be issued to any person in one calendar year, other than in the form of options, SARs, time-vested restricted shares or share units that are not performance-based, is 350,000. The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $5,000,000 and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one person is $15,000,000.

Purposes.    The purposes of the Equity Plan are to enable us to attract and retain highly qualified trustees and officers and to enable us to provide incentives to our personnel and other parties who will contribute to our success in a manner linked directly to increases in shareholder value.

Administration.    The Equity Plan will be administered by the compensation committee of our board. Subject to the terms of the Equity Plan, the compensation committee, or its delegates pursuant to the Equity Plan, may select participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the Equity Plan.

Source of shares.    The common shares issued or to be issued under the Equity Plan consist of authorized but unissued shares. If any shares covered by an award are not purchased or are forfeited, if an award is settled in cash or if an award otherwise terminates without delivery of any shares, then the number of common shares counted against the aggregate number of shares available under the Equity Plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the Equity Plan as one share.

Eligibility.    Awards may be made under the Equity Plan to our or our affiliates’ trustees, directors and officers providing services to us, or our affiliates, and to any other individual whose participation in the Equity Plan is determined to be in our best interests by our board.

Amendment or termination of the Equity Plan.    While the compensation committee may terminate or amend the Equity Plan at any time, no amendment may adversely impair the rights of grantees with respect to outstanding awards. In addition, an amendment will be contingent on approval of our shareholders to the extent required by law or if the amendment would materially increase the benefits accruing to participants under the Equity Plan, materially increase the aggregate number of shares that may be issued under the Equity Plan, or materially modify the requirements as to eligibility for participation in the Equity Plan. Unless terminated earlier, the Equity Plan will terminate in 2020, but will continue to govern unexpired awards.

Options.    The Equity Plan permits the granting of options to purchase common shares intended to qualify as “incentive stock options” under the Internal Revenue Code, referred to as incentive share options, and options that do not qualify as incentive share options, referred to as non-qualified share options. Incentive share options will only be granted to our employees and employees of our subsidiaries.

The exercise price of each option may not be less than 100% of the fair market value of our common shares on the date of grant as determined pursuant to the Equity Plan. If we were to grant incentive share options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of our common shares on the date of grant. We may grant options in substitution for options held by employees of companies that we may acquire. In this case, the exercise price would be adjusted to preserve the economic value of the employee’s share option from his or her former employer. Such options granted in substitution shall not count against the shares available for issuance under the Equity Plan.

The term of each option may not exceed ten years from the date of grant; the term of each option that is intended to qualify as an incentive share option and that is granted to any 10% shareholder may not exceed five years from the date of grant. The compensation committee will determine at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee or our board. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged.

In general, an optionee may pay the exercise price of an option by cash, certified check or by tendering our common shares.

Options granted under the Equity Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

Other awards.    The following may also be awarded under the Equity Plan:

•	common shares subject to vesting restrictions, which are common shares issued at no cost or for a purchase price;

•	share units, which are the conditional right to receive a common share or cash in the future, subject to restrictions, including vesting restrictions;

•	unrestricted common shares, which are common shares issued at no cost or for a purchase price which are free from any restrictions under the Equity Plan;

•	dividend equivalent rights entitling the grantee to receive credits for dividends that would be paid if the grantee had held a specified number of common shares;

•

a right to receive a number of shares or an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a specified period; and

•

performance-based and non-performance-based incentive awards, ultimately payable in shares or cash or a combination thereof, which may be multi-year and/or annual incentive awards subject to achievement of specified performance goals tied to business criteria described below.

Business criteria.    In establishing performance goals for awards intended to comply with Section 162(m) of the Internal Revenue Code to be granted to covered officers, we will use one or more of the following business criteria as selected by the compensation committee:

•	total shareholder return;

•

total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index or the SNL U.S. REIT Hotel Index prepared by SNL Financial LC;

•	net income;

•	pretax earnings;

•	earnings before interest expense and taxes;

•	earnings before interest expense, taxes, depreciation and amortization;

•	pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

•	operating margin;

•	earnings per share;

•	return on equity;

•	return on assets;

•	return on capital;

•	return on investment;

•	operating earnings;

•	working capital;

•	ratio of debt to shareholders’ equity;

•	revenue;

•	book value;

•	FFO or FFO per share;

•	funds (or cash) available for distribution, or FAD, per share;

•	cash flow;

•	economic value-added models or equivalent metrics; or

•	reductions in costs.

Adjustments for share dividends and similar events.    We will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the Equity Plan, including the individual limitations on awards, to reflect share dividends, share splits, spin-offs and other similar events.

Extraordinary vesting events.    If we experience a Corporate Transaction (as defined below), the compensation committee will have full authority to determine the effect, if any, on the vesting, exercisability, settlement, payment or lapse of restrictions applicable to an award. The effect of a Corporate Transaction may be specified in a participant’s award agreement or determined at a subsequent time, including, without limitation, the substitution of new awards, the termination or the adjustment of outstanding awards, the acceleration of awards or the removal of restrictions on outstanding awards. A “Corporate Transaction” under the Equity Plan means (1) our dissolution or liquidation; (2) our merger, consolidation or reorganization with one or more other entities in which we are not the surviving entity; (3) a sale of substantially all of our assets to another person or entity; or (4) any transaction (including without limitation a merger or reorganization in which we are the surviving entity) which results in any person or entity (other than already existing shareholders or affiliates) owning 50% or more of the combined voting power of all classes of our shares of beneficial interest.

Initial trustee grants.    Effective as of the completion of the offering and the concurrent private placements, we will grant awards covering an aggregate of 5,500 shares under the Equity Plan to our non-officer trustees. Dividends on unvested restricted shares will be paid when declared and paid on our common shares generally.

Employment agreements

We intend to enter into employment agreements, which will become effective upon completion of the offering, with Messrs. Francis, Vicari and Adams that provide for an annual base salary of $700,000 for Mr. Francis, $475,000 for Mr. Vicari and $275,000 for Mr. Adams, payable in approximately equal semi-monthly installments. Messrs. Francis and Vicari have agreed that they will not commence receiving their base salaries until the capital deployment hurdle is met. See “Underwriting” for a description of the capital deployment hurdle. In addition, the employment agreements provide them severance benefits if their employment ends under certain circumstances. We believe that the agreements will benefit us by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a possible change in control of our company.

The agreements have an initial term of three years for Messrs. Francis and Vicari and an initial term of two years for Mr. Adams, beginning on the effective date of the offering. Thereafter, the term of the agreements will be extended for an additional year on each anniversary of the effective date of the offering, unless either party gives 90 days’ prior notice that the term will not be extended.

Each of these executives will be entitled to receive benefits under the agreements if (1) we terminate the executive’s employment without cause, or (2) if there is a change in control during the term of the agreements and the executive resigns for good reason or is terminated without cause within 12 months following such change in control. Under these scenarios, each of the executives is entitled to receive (1) any accrued but unpaid salary and bonuses (including incentive compensation), (2) reimbursement for any outstanding reasonable business expense, (3) vesting as of the executive’s last day of employment of any unvested options or restricted shares previously issued to the executive, (4) continued life and health insurance as described below, and (5) a severance payment calculated as described below.

If we terminate the executive without cause the severance payment is equal to two times in the case of Messrs. Francis and Vicari, or one times in the case of Mr. Adams, current salary plus two times in the case of Messrs. Francis and Vicari, or one times in the case of Mr. Adams, the greater of (1) the average of all bonuses paid to them during the preceding 36 months (or the period of the executive’s employment if shorter) or (2) the most recent bonus paid to the executive. In addition, the executive will be eligible to receive payment of life and health insurance coverage for a period of 24 months for Messrs. Francis and Vicari, and 12 months for Mr. Adams, following such executive’s termination of employment.

If there is a change of control during the term of the agreements and within 12 months following a change in control, we terminate the executive without cause or he resigns for good reason, the severance payment is equal to three times in the case of Messrs. Francis and Vicari, or two times in the case of Mr. Adams, current salary plus three times in the case of Messrs. Francis and Vicari, or two times in the case of Mr. Adams, the greater of (1) the average of all bonuses paid to the executive during the preceding 36 months (or the period of the executive’s employment if shorter) and (2) the most recent bonus paid to the executive. In addition, in the event of a termination or resignation following a change in control as described above, the executive will be eligible to receive payment of life and health insurance coverage for a period of 36 months for Messrs. Francis and Vicari, and 24 months for Mr. Adams, following termination of employment, and payments to compensate the executive for additional taxes, if any, imposed under Section 4999 of the Internal Revenue Code for receipt of excess parachute payments.

In addition, the employment agreements for Messrs. Francis and Vicari provide up to $10,000 annually for a comprehensive physical and medical examination and up to $15,000 annually for financial planning services. These benefits will not continue beyond termination of the agreements.

The employment agreements contain customary non-competition and non-solicitation covenants that apply during the term and for one year after the term of each executive’s employment with our company.

Messrs. Francis, Vicari and Adams received no compensation from us in 2009.

Investment policies and policies with respect to certain activities

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of trustees, without shareholder approval. Any change to any of these policies by our board of trustees, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of trustees believes that it is advisable to do so in our and our shareholders’ best interests. We intend to disclose any changes in our investment policies in periodic reports that we file or furnish under the Exchange Act. We cannot assure you that our investment objectives will be attained.

Investments in real estate or interests in real estate

We plan to invest principally in hotel properties. At the completion of the offering, we will not have committed any portion of the net proceeds of the offering or the concurrent private placements to any specific investment. Our senior executive officers will identify and negotiate acquisition opportunities, subject to approval by our board of trustees. For information concerning the investing experience of these individuals, please see the sections entitled “Our business—Our team” and “Management.”

We intend to conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our primary investment objectives are to enhance shareholder value over time by generating strong returns on invested capital, consistently paying attractive distributions to our shareholders and achieving long-term appreciation in the value of our lodging investments.

There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or property type.

Additional criteria with respect to our hotel investments is described in “Our business—Our strategy.”

Investments in mortgages, structured financings and other lending policies

We do not currently intend to invest in loans secured by properties or make loans to persons. However, we do not have a policy limiting our ability to invest in loans secured by other properties or to make loans to other persons. We may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities.

Investments in securities of or interests in persons primarily engaged in real estate activities and other issuers

Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will cause us or any of our subsidiaries to fall within the definition of an “investment company” under the Investment Company Act of 1940, as amended, and we intend to divest securities before any registration under that act would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition policy

Although we have no current plans to dispose of properties that we acquire, we will consider doing so, subject to REIT qualification and prohibited transaction rules, if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

Financing policies

We expect to incur indebtedness to supplement our investment capital. We intend to target an overall debt level of up to 50% of the aggregate purchase prices of all our portfolio properties. Our board of trustees will review these limits on a regular basis and will have the ability to amend or modify them without shareholder approval. To the extent our board amends or modifies them in the future, we will disclose any such amendments or modifications to these debt financing policies in periodic reports that we will file with the SEC.

We are in discussions to obtain commitments from a lending syndicate for a secured revolving credit facility that we anticipate will be in place following completion of the offering. We expect that the proposed facility will be secured by the hotel properties we acquire and other assets, and will be fully recourse to our property-owning subsidiaries that are borrowers thereunder. The proposed facility will be used to fund hotel acquisitions, capital expenditures and for general corporate purposes. There is no assurance that we will be able to enter into a definitive agreement relating to this proposed credit facility on terms we find acceptable.

Going forward, we will consider a number of factors when evaluating our level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts our ability to asset manage our properties;

•	prepayment penalties and restrictions on refinancing;

•	our long-term objectives with respect to the financing;

•	our target investment returns;

•	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	our overall level of indebtedness;

•	timing of debt maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios including debt service coverage, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.

Equity capital policies

Subject to applicable law and the requirements for listed companies on the NYSE, our board of trustees has the authority, without further shareholder approval, to issue additional authorized common and preferred shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common shares in connection with acquisitions. We also may issue units of limited partnership interest in our operating partnership in connection with acquisitions of property.

Our board of trustees may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of our common shares or otherwise might be in their best interests. Additionally, preferred shares could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common shares.

We may, under certain circumstances, purchase common shares in the open market or in private transactions with our shareholders, if those purchases are approved by our board of trustees. Our board of trustees has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

In the future, we may institute a dividend reinvestment plan, or DRIP, which would allow our shareholders to acquire additional common shares by automatically reinvesting their cash dividends. Shares would be acquired pursuant to the plan at a price equal to the then prevailing market price. Shareholders who do not participate in the plan will continue to receive cash distributions as declared.

Conflict of interest policy

Our current board of trustees consists of Messrs. Francis and Vicari and as a result, the transactions and agreements in connection with the formation of our company prior to the offering have not been approved by any independent trustees. We have borrowed $249,000 from Messrs. Francis and Vicari, the proceeds of which we used to fund our operating costs and the costs of the offering. We plan to use a portion of the proceeds of the offering and the concurrent private placements to repay these loans to Messrs. Francis and Vicari.

Effective upon closing of the offering and the concurrent private placements, we intend to adopt policies to reduce potential conflicts of interest. A “conflict of interest” occurs when a trustee’s, officer’s or employee’s personal interest interferes with our interest. Generally, we expect that our policies will provide that any transaction, agreement or relationship in which any of our trustees, officers or employees has an interest must be approved by our audit committee or a majority of our disinterested trustees. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts. See “Risk factors—Risks related to our business.”

Applicable Maryland law provides that a contract or other transaction between a Maryland real estate investment trust and any of that entity’s trustees or any other entity in which that trustee is also a trustee or director or has a material financial interest is not void or voidable solely on the grounds of the common board membership or interest, the fact that the trustee was present at the meeting at which the contract or transaction is approved or the fact that the trustee’s vote was counted in favor of the contract or transaction, if:

•

the fact of the common board membership or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested members, even if the disinterested members constitute less than a quorum;

•

the fact of the common board membership or interest is disclosed to shareholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the trust.

Our declaration of trust specifically adopts these provisions of Maryland law.

Reporting policies

We intend to make available to our shareholders audited annual financial statements and annual reports. After the offering, we will become subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Prior performance of Highland Hospitality Corporation

The information presented in this section should not be considered as indicative of our possible operations and you should not rely on this information as an indication of our future performance.

From its initial public offering in December 2003 until its sale in July 2007, our senior executive officers served as the chief executive officer and chief financial officer of Highland. The information that follows, including the tables set forth on subsequent pages, is based on information contained in the filings Highland made with the SEC. The information regarding the historical investment performance of Highland is not a guarantee or prediction of the returns that we may achieve in the future. We can offer no assurance that we will replicate the historical performance of Highland. Your return on your investment in our common shares could be substantially lower than the returns achieved by investors in Highland’s securities. See “Risk factors” for a discussion of risk factors relevant to an investment in our common shares.

Summary

Highland acquired ownership interests in 30 hotel properties for approximately $1.3 billion of capital. The portfolio was comprised primarily of upper upscale full-service hotels located in the top 25 MSAs and operated under nationally recognized brands such as Hyatt Regency®, Hilton®, Marriott®, Sheraton® and Westin®. Highland was sold in a merger transaction to affiliates of JER Partners in July 2007. As disclosed in the definitive proxy statement filed by Highland (File No. 001-31906) in connection with that transaction on June 1, 2007, the merger consideration for the sale of Highland comprised approximately $1.2 billion payable to Highland’s common stockholders and the limited partners of Highland’s operating partnership other than Highland (representing a price of $19.50 per share of common stock or unit of limited partnership interest in Highland’s operating partnership), as well as approximately $80 million payable in respect of Highland’s outstanding shares of Series A preferred stock following the merger, and repayment or assumption of outstanding debt owed by Highland, which approximated $688.6 million as of March 31, 2007.

We intend to invest in similarly positioned hotel properties, but with an even sharper focus on upper upscale assets located within the top 25 MSAs, and to pursue a financing strategy that is similar in many respects to the financing strategy employed by Highland.

Equity capital raised

The following table sets forth summary information about equity capital raises conducted by Highland from its inception in December 2003 through its sale in July 2007.

	Date completed	Proceeds to Highland
Description of offering		(dollars in millions)

Initial public offering (including exercise of over-allotment option) and concurrent private placements	December 2003	$387.3
Follow-on public offering of common stock (including exercise of over-allotment option)	September 2005	116.7
Follow-on public offering of preferred stock (including exercise of over-allotment option)	September 2005	80.0
Follow-on public offering of common stock	March 2006	90.2

Debt financing raised

To help fund its acquisitions of hotel properties and support its operations, Highland supplemented the equity capital it raised through mortgages placed directly on hotel assets and borrowings under a term loan and revolving credit facility. As disclosed in its Form 10-K for the fiscal year ended December 31, 2006, on December 22, 2004, Highland obtained a $100 million secured, variable rate three-year term loan with Wells Fargo Bank, N.A. On February 24, 2006, Highland extinguished the $100 million term loan facility and completed a separate unsecured revolving credit facility with a syndicate of banks. The revolving credit facility provided aggregate revolving loan commitments of up to $150 million with an option to increase the amount of the facility by up to $50 million. The $50 million option was exercised in November 2006. Borrowing availability under the revolving credit facility was based on the value of Highland’s unencumbered hotel properties included in the borrowing base, as defined in the credit agreement. As of December 31, 2006, $104 million had been drawn under the facility. In its Form 10-Q for the fiscal quarter ended March 31, 2007, Highland reported $52 million of borrowing availability under the revolving credit facility as of March 31, 2007 and total long-term debt, including borrowings under the facility, of approximately $688.6 million.

Investment activities

The following table presents summary information about acquisition activity of Highland from the time of its inception in December 2003 through its sale in July 2007. Except as noted below in connection with a property acquired in 2007, the information below has been aggregated from disclosures made by Highland in its filings with the SEC. Highland acquired two properties in 2007, The Silversmith Hotel in Chicago, IL, acquired on February 23, 2007, and the Hilton Garden Inn Austin Downtown in Austin, TX, which was acquired on June 29, 2007. The acquisition of the Hilton Garden Inn Austin Downtown was not publicly disclosed by Highland prior to completion of Highland’s sale on July 17, 2007. As a result, pricing information relating to such acquisition has not been disclosed in any of the following tables.

	Number of Properties Acquired	Aggregate Purchase Price Paid
Year		(dollars in millions)

2003	5	$147.5
2004	12	441.7
2005	6	321.9
2006	5	346.7
2007	2	34.4

The following table sets forth information about the properties acquired by Highland that were owned at the time of its sale in July 2007. Except as noted below, the information below is based on Highland’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

Property	Number of Rooms	Location	Date Acquired

Full Service:
Portsmouth Renaissance and Conference Center	249	Portsmouth, VA	December 19, 2003
Nashville Renaissance	673	Nashville, TN	February 24, 2006
Sugar Land Marriott and Conference Center	300	Sugar Land, TX	December 19, 2003
Plaza San Antonio Marriott	252	San Antonio, TX	December 19, 2003
Dallas/Fort Worth Airport Marriott	491	Dallas/Fort Worth, TX	May 10, 2004
Omaha Marriott	299	Omaha, NE	September 15, 2004
Ritz-Carlton Atlanta Downtown	444	Atlanta, GA	September 22, 2006
Hyatt Regency Savannah	351	Savannah, GA	December 30, 2003
Hyatt Regency Wind Watch Long Island	358	Hauppauge, NY	August 19, 2004
Hilton Tampa Westshore	238	Tampa, FL	January 8, 2004
Hilton Parsippany	506	Parsippany, NJ	August 19, 2004
Hilton Boston Back Bay	385	Boston, MA	October 24, 2005
Pointe Hilton Tapatio Cliffs	585	Phoenix, AZ	March 16, 2006
Crowne Plaza Atlanta-Ravinia	495	Atlanta, GA	August 19, 2004
Sheraton Annapolis	196	Annapolis, MD	February 4, 2005
Westin Princeton at Forrestal Village	294	Princeton, NJ	November 15, 2005
Wyndham Palm Springs	410	Palm Springs, CA	July 14, 2005
The Churchill	144	Washington, DC	December 9, 2005
The Melrose	240	Washington, DC	March 15, 2006
The Silversmith	143	Chicago, IL	February 23, 2007

	7,053

Select Service:
Hilton Garden Inn Virginia Beach Town Center	176	Virginia Beach, VA	December 19, 2003
Hilton Garden Inn BWI Airport	158	Linthicum, MD	January 12, 2004
Courtyard Savannah Historic District	156	Savannah, GA	August 2, 2004
Courtyard Boston Tremont	315	Boston, MA	August 19, 2004
Courtyard Denver Airport	202	Denver, CO	September 17, 2004
Courtyard Gaithersburg Washingtonian Center	210	Gaithersburg, MD	June 1, 2006
Hilton Garden Inn Austin Downtown(1)	254	Austin, TX	June 29, 2007

	1,471

Extended Stay:
Residence Inn Tampa Downtown	109	Tampa, FL	August 2, 2004

Total number of rooms	8,633

(1)	This acquisition occurred subsequent to Highland’s Form 10-K for the year ended December 31, 2006, but prior to Highland’s sale in July 2007. Therefore, room data is based on information presented on the website maintained for this property.

In addition, according to Highland’s annual report on Form 10-K for the fiscal year ended December 31, 2006, Highland disposed of two properties in 2006, the Barceló Tucancun Beach resort and the Marriott Mount Laurel hotel, which provided Highland with net sales proceeds of approximately $70.3 million and recorded net gains of approximately $9.2 million.

Prior performance tables

The following prior performance tables depict selected information about Highland, which made investments in hotel properties similar to certain of the target assets of the Company. The prior performance tables should be read together with the historical performance summary presented above. The inclusion of the tables does not imply that we will make investments comparable to those reflected in the tables or that investors in our common shares will experience returns comparable to the returns experienced by investors in Highland.

All information presented in the tables was derived from Highland’s filings with the SEC. The information in the tables below excludes information relating to Highland’s acquisition of the Hilton Garden Inn Austin Downtown, which was acquired on June 29, 2007, as information relating to such acquisition was not publicly disclosed by Highland.

Table I set forth below presents for Highland certain information regarding the amount of capital raised and invested, as well as certain other information for the period from inception in December 2003 through its sale in July 2007.

Table I. Experience in Raising and Investing Funds.

(dollars in millions)

Highland Hospitality Corporation

Dollar amount raised(1)	$674.2

Less offering expenses:
Selling commissions and discounts retained by affiliates(2)	--
Organizational expenses(3)	37.0
Reserves	--
Percent available for investment	94.5%
Total acquisition cost(4)	$1,292.2
Leverage (ratio of long-term debt to stockholders’ equity)(5)	114.6

(1)	Represents the sum of the gross proceeds from Highland’s initial public offering, including exercise of the underwriters’ over-allotment option, and concurrent private placements, plus the gross proceeds to Highland from its follow-on offerings in September 2005 (common and preferred stock, including exercise of the underwriters’ over-allotment option in connection with the common stock offering) and March 2006.

(2)	Highland, as an internally managed REIT, did not receive any commissions from any amounts raised, nor were Messrs. Francis and Vicari, the co-founders of our company, separately compensated for their efforts in capital raising activities.

(3)	Represents aggregate fees and commissions paid to underwriters and sales agents, and fees and the estimated other expenses paid to third parties in connection with the offerings such as legal, accounting, printing, travel and listing expenses, as disclosed in the SEC filings relating to such offerings.

(4)	Represents the sum of the purchase price for 29 properties acquired by Highland, as it excludes pricing information relating to the acquisition of Hilton Garden Inn Austin Downtown as described above. The properties acquired by Highland were funded through a combination of cash proceeds from its equity offerings, issuance of equity securities by its operating partnership and mortgage and other debt financing.

(5)	Based on data disclosed in Highland’s quarterly report on Form 10-Q for the period ended March 31, 2007. Long-term debt includes mortgage financing and amounts borrowed under Highland’s revolving secured credit facility.

Table III. Operating Results of Prior Programs.

The following table presents certain summary financial information of Highland as reported in its filings with the SEC from its inception in December 2003 through March 31, 2007, the last quarterly period for which it filed a quarterly report on Form 10-Q with the SEC.

	Three Months Ended March 31,	Years Ended December 31,			Period From December 19, 2003 to December 31, 2003
	2007	2006	2005	2004

	(in thousands, except per share data)

Statement of Operations Data:
Revenues	$123,328	$422,588	$238,767	$130,971	$683
Hotel operating expenses, excluding depreciation and amortization	85,818	301,068	174,253	99,516	760
Depreciation and amortization	12,745	43,341	22,845	11,449	108
Corporate general and administrative	4,655	15,092	9,667	9,536	2,894
Operating income (loss)	20,110	63,087	32,002	10,470	(3,079)
Interest income	410	1,839	1,819	1,206	65
Interest expense	11,095	38,929	24,683	8,406	—
Discontinued Operations:
Income from hotel properties sold	—	1,649	800	57	—
Gain on sale of hotel properties	—	9,242	—	—	—

Total income from discontinued operations	—	10,891	800	57	—
Net income (loss)	9,072	32,875	9,673	4,266	(2,673)
Preferred stock dividends	(1,575)	(6,300)	(1,627)	—	—

Net income (loss) available to common stockholders	7,497	26,575	8,046	4,266	(2,673)

Net income available to common stockholders per share—basic	0.12	0.45	0.18	0.10	(0.07)
Net income available to common stockholders per share—diluted	0.12	0.44	0.18	0.10	(0.07)

Statement of Cash Flows Data:
Net cash provided by operating activities	$16,806	$82,486	$34,248	$22,609	$568
Net cash used in investing activities	(47,070)	(307,643)	(356,787)	(470,617)	(137,934)
Net cash provided by financing activities	26,770	197,698	311,819	297,859	362,996

Distribution Data (per share)(1):
Common stock
Ordinary income		$.4415	$.3042	$.1767	—
Return of capital		.0975	.2558	.0433	—
Capital gain distribution		.1310	—	—	—
Total common dividends declared	$.23	$.67	$.56	$.22	—

Series A preferred stock(2)
Ordinary income		$1.5183	$.1859	—
Return of capital		—	—	—
Capital gain distribution		.4504	—	—
Total Series A preferred dividends declared	$.4922	$1.9688	$.1859	—
Amount (in percentage terms) remaining invested in program properties at the end of the last year or period reported in the table(3)	96.36%	96.26%

(1)	Information presented in the rows captioned ordinary income, return of capital and capital gain distribution in this section represent the composition of dividends declared by Highland on its common stock and Series A preferred stock in the periods presented. No dividends were declared on the common stock until the second quarter of 2004. Information about the tax composition of the dividends declared in the three months ended March 31, 2007 was not presented in Highland’s filings with the SEC or otherwise publicly available.

(2)	The Series A preferred stock was issued in September 2005.

(3)	Calculated as the original total acquisition cost of all properties retained by Highland at period end, divided by the original total acquisition cost of all properties in the Highland portfolio. As noted in the “—Summary” section above, only two properties, the Barceló Tucancun Beach resort and the Marriott Mount Laurel hotel, were sold prior to the sale of Highland in July 2007. The difference between the percentages shown as of March 31, 2007 and December 31, 2006 results from the acquisition by Highland of one hotel property in February 2007.

Table IV sets forth certain additional information about Highland’s operations from its IPO in December 2003 through its sale in July 2007. Information about tax and distribution data, to the extent presented in Highland’s filings with the SEC, can be found in Table III, above.

Table IV. Results of Completed Programs.

(dollars in millions)

Highland Hospitality Corporation
Dollar amount raised(1)	$674.2
Number of properties purchased	30
Date of closing of offering(2)	December 19, 2003
Date of first sale of property	June 29, 2006
Date of final sale of property(3)	July 17, 2007
(1)	Represents the sum of the gross proceeds from Highland’s initial public offering, including exercise of the underwriters’ over-allotment option, and concurrent private placements, plus the gross proceeds to Highland from its follow-on offerings in September 2005 (common and preferred stock, including exercise of the underwriters’ over-allotment option in connection with the common stock offering) and March 2006.

(2)	Represents the date of closing of Highland’s initial public offering. Highland also closed two follow-on offerings on September 28, 2005 (common and preferred stock), and another follow-on offering on March 14, 2006.

(3)	Represents the date of closing of the merger by which Highland was acquired by affiliates of JER Partners.

Table V sets forth certain information relating to the Marriott Mount Laurel hotel and the Barceló Tucancun Beach resort, properties that were sold by Highland during 2006. These properties were the only hotels sold by Highland prior to its sale in July 2007. As disclosed in Highland’s filings with the SEC, the results of operations for the Marriott Mount Laurel hotel and the Barceló Tucancun Beach resort were reclassified as discontinued operations in Highland’s consolidated statements of operations for all periods presented. For the years ended December 31, 2006, 2005 and 2004, total revenues for the Marriott Mount Laurel hotel and the Barceló Tucancun Beach resort were approximately $9.6 million, $12.4 million and $2.0 million, respectively, and pre-tax income from operations was $1.3 million, $0.9 million and $30,000, respectively.

Table V. Sales or Disposals of Properties.

Property	Date Acquired	Date of Sale	Net Sales Price	Initial Acquisition Price(1)
Marriott Mount Laurel Hotel(2)	September 1, 2004	June 29, 2006	$31.8 million	$14.5 million
Barceló Tucancun Beach Resort(3)	April 15, 2005	August 31, 2006	$38.5 million	$32.5 million
(1)	Represents the price paid to acquire the property. Both properties were renovated subsequent to Highland’s acquisition of them, but amounts relating to the capital expenditures made by Highland to renovate the properties was not disclosed in Highland’s filings with the SEC and such amounts are not included in this column.

(2)	On June 29, 2006, the Company sold the Marriott Mount Laurel hotel in Mount Laurel, New Jersey for net sales proceeds of approximately $31.8 million and recognized a gain of approximately $7.4 million.

(3)	On August 31, 2006, Highland sold the Barceló Tucancun Beach resort to Playa Hotels & Resorts, S.L. for net sales proceeds of approximately $38.5 million and recognized a gain of approximately $1.3 million, net of taxes of $0.6 million. Playa Hotels & Resorts, S.L. was partially owned by Barceló Corporación Empresarial, S.A. Barceló Crestline Corporation, a wholly owned subsidiary of Barceló Corporación Empresarial, S.A., was Highland’s preferred operator, managing 48% of Highland’s hotel rooms and advising Playa Hotels & Resorts, S.L. in evaluating investment opportunities, including the Barceló Tucancun Beach resort. Highland’s non-executive Chairman, Bruce D. Wardinski, is the Chief Executive Officer of Barceló Crestline Corporation and the Chairman and Chief Executive Officer of Playa Hotels & Resorts, S.L. As a result, Playa Hotels & Resorts, S.L. was considered a related party to Highland at the time of this sale. Highland’s sale of this resort was unanimously approved by a special committee consisting of Highland’s independent directors.

Table VI sets forth certain information regarding The Silversmith Hotel in Chicago, Illinois and the Hilton Garden Inn Austin Downtown hotel in Austin, Texas, the only hotel properties acquired by Highland within the most recent three years. As noted above, pricing information relating to Highland’s acquisition of the Hilton Garden Inn Austin Downtown was not publicly disclosed by Highland.

Table VI. Acquisitions of Properties by Programs.

Name, location and type of property	The Silversmith Hotel, Chicago, IL, a full-service hotel
Number of rooms	143
Date of purchase	February 23, 2007
Total acquisition cost (paid in cash)	$34.4 million

Name, location and type of property	Hilton Garden Inn Austin Downtown, Austin, TX, a limited-service hotel
Number of rooms	254
Date of purchase	June 29, 2007
Total acquisition cost (paid in cash)	Undisclosed

Principal shareholders

Immediately prior to the completion of the offering and the concurrent private placements, there will be 100,000 common shares outstanding and two shareholders of record. The following table sets forth certain information, prior to and upon completion of the offering and the concurrent private placements, regarding the ownership of each class of our shares by:

•	each of our trustees;

•	each of our executive officers;

•	each holder of 5% or more of each class of our shares; and

•	all of our trustees and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as restricted common shares that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, the address of each named person is c/o Chesapeake Lodging Trust, 710 Route 46 East, Suite 206, Fairfield, NJ 07004. No shares beneficially owned by any executive officer or trustee have been pledged as security.

	Percentage of Common Shares Outstanding
	Immediately prior to the offering		Immediately after the offering(1)
Beneficial Owner	Shares Owned	Percentage	Shares Owned	Percentage

James L. Francis	50,000	50%	179,000	1.9%
Douglas W. Vicari	50,000	50%	119,000	1.3%
D. Rick Adams			22,500	*
Thomas A. Natelli			51,500	*
Thomas D. Eckert			11,000	*
John W. Hill			1,000	*
George F. McKenzie			1,000	*
Jeffrey D. Nuechterlein			1,000	*
BAMCO, Inc.(2)			904,862	9.8%
All trustees, trustee nominees and executive officers as a group (8 persons)	100,000	100%	386,000	4.2%

*	Represents less than 1% of the common shares outstanding upon the closing of the offering.
(1)	Assumes no exercise of the underwriters’ overallotment option.
(2)

The shares to be acquired by BAMCO, Inc. will be acquired on behalf of certain of its investment advisory clients. Ronald Baron is the indirect controlling shareholder of BAMCO, Inc. and may be deemed to share with BAMCO, Inc. voting and dispositive power over such shares. Mr. Baron disclaims beneficial ownership of such shares held by BAMCO, Inc. (or the investment advisory clients thereof) to the extent such shares are held by persons other than Mr. Baron. BAMCO, Inc. disclaims beneficial ownership of shares held by its investment advisory clients to the extent such shares are held by persons other than BAMCO, Inc. and its affiliates. The address for BAMCO, Inc., its investment advisory clients and Mr. Baron is c/o Baron Capital Group, Inc., 767 Fifth Avenue, New York, NY, 10153.

Certain relationships and related transactions

Purchases of common shares by certain executive officers and trustees

Concurrently with the offering, in a separate private placement, we will sell an aggregate of 150,000 common shares (representing approximately 1% of the common shares to be outstanding following the offering, excluding common shares that may be sold pursuant to the underwriters’ overallotment option) to our non-executive chairman and certain executive officers at the IPO price per share.

Loans from certain executive officers and trustees

Messrs. Francis and Vicari have loaned the company an aggregate of $249,000 to fund our operating costs and the costs related to the offering. The loans are structured as demand notes and bear interest at the Federal Short Term Rate as announced by the Internal Revenue Service. We intend to use approximately $250,000 of the net proceeds from the offering and the concurrent private placements to repay these loans to Messrs. Francis and Vicari, and we will use an additional $1,000 of proceeds to repurchase the shares acquired by them in connection with our initial capitalization.

Restricted common shares and other equity based awards

Our Equity Plan provides for grants of restricted common shares and other equity based awards to our trustees and officers and to our advisors and consultants who are providing services to us as of the date of the grant of the award. In connection with the offering, we will grant time-based and performance-based restricted common shares to Messrs. Francis, Vicari and Adams. Assuming no exercise of the underwriters’ overallotment option, the grants to be made at closing will be as follows:

	Time-Based Restricted Shares(1)	Value- Time-Based Restricted Shares(2)	Performance- Based Restricted Shares(3)	Value- Performance- Based Restricted Shares(2)	Total Value(2)

James L. Francis	96,000	$1,920,000	23,000	$460,000	$2,380,000
Douglas W. Vicari	64,000	$1,280,000	15,000	$300,000	$1,580,000
D. Rick Adams	22,500	$450,000	—	—	$450,000

(1)	The restrictions on the time-based restricted shares will lapse at the rate of one-third of the number of shares per year commencing on the first anniversary of the closing of the offering. Dividends will be paid on the time-based restricted shares when declared and paid on our common shares generally.

(2)	Based on the assumed IPO of $150,000,000 at an assumed IPO price of $20.00 per share.

(3)	The restrictions on the performance-based restricted shares will lapse upon our achievement of specified performance metrics. Dividends will accrue on the performance-based restricted shares that remain subject to vesting, but will only be paid if the shares vest.

The number of shares underlying the grants of time-based restricted common shares to each executive, and performance-based restricted common shares to Messrs. Francis and Vicari, will be adjusted ratably based on the number of common shares outstanding following the offering.

Description of shares of beneficial interest

The following is a summary of the material terms of our shares of beneficial interest. The discussion that follows is based in part on the terms of our declaration of trust and bylaws as both will be in effect upon completion of the offering. All references to the declaration of trust and bylaws are to these amended versions, copies of which have been filed as Exhibits 3.1 and 3.2, respectively, to the registration statement of which this prospectus forms a part. See “Where you can find more information.”

Common shares of beneficial interest

We are authorized to issue up to 400,000,000 common shares of beneficial interest, par value $0.01 per share. Holders of our common shares will be entitled to receive dividends when, as and if declared by our board of trustees, out of funds legally available for distribution. If we fail to pay dividends on our outstanding preferred shares of beneficial interest, if any are then outstanding, generally we may not pay dividends on or repurchase our common shares. If we were to liquidate, dissolve or wind up our affairs, holders of our common shares would be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding preferred shares. Holders of our common shares will have no preemptive rights, which means they have no right to acquire any additional common shares that we may issue at a later date.

The holders of our common shares will be entitled to cast one vote for each share on all matters presented to our shareholders for a vote. Our common shares will be, when issued, fully paid and nonassessable.

The rights, preferences and privileges of holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred shares which we may designate and issue in the future.

Preferred shares of beneficial interest

We are authorized to issue up to 100,000,000 preferred shares of beneficial interest, par value $0.01 per share. Our declaration of trust provides that preferred shares may be issued from time to time in one or more series and gives our board of trustees broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred shares. Holders of preferred shares will have no preemptive rights. The preferred shares will be, when issued, fully paid and nonassessable.

Power to reclassify shares and issue additional shares

Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of any classified or reclassified shares of a particular class or series, our board of trustees is required by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, which we refer to as the Maryland REIT law, and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest.

Restrictions on ownership and transfer

To qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. Under the rules applicable to REITs, corporations are not considered “individuals” for purposes of this test. These requirements need not be satisfied during our first initial tax year as a REIT, but must be satisfied every year thereafter.

To maintain our qualification as a REIT, our declaration of trust will include restrictions on the number of our shares that a person may own. The declaration of trust will provide:

•

no person, other than a person that has received an exemption, may own directly or indirectly, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding common shares of any class or series;

•

no person, other than a person that has received an exemption, may own directly or indirectly, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding preferred shares of any class or series;

•

no person (as defined in the declaration of trust) shall actually or beneficially own our shares to the extent that such ownership would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT at any time;

•	no person (as defined in the declaration of trust) shall transfer our shares if such transfer would result in our shares being owned by fewer than 100 persons at any time;

•

no person may own our shares if such ownership would cause any of our income that would otherwise qualify as rents from real property to fail to qualify as such, including as a result of any of our hotel management companies failing to qualify as “eligible independent contractors” under the REIT rules; and

•	no person may own our shares if such ownership would result in our failing to qualify as a REIT for U.S. federal income tax purposes.

Under the declaration of trust, the board of trustees, in its sole and absolute discretion, may exempt a shareholder that is not an individual from the 9.8% ownership limit for common shares and the 9.8% ownership limit for preferred shares, if such shareholder provides information and makes representations to the board of trustees that are satisfactory to the board of trustees, in its reasonable discretion, to establish that such person’s ownership in excess of the applicable ownership limit would not jeopardize our qualification as a REIT.

In addition, our board of trustees from time to time may increase the ownership limits. However, the ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding.

Any person who acquires or attempts or intends to acquire actual or beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as the board of trustees may request in order to determine the effect of such transfer on our qualification as a REIT. If any transfer of our shares occurs which, if effective, would result in any person beneficially or constructively owning shares in excess, or in violation, of the above transfer or ownership limitations, then that number of shares, the beneficial or constructive ownership of which otherwise would cause such person (referred to as a prohibited owner) to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares that otherwise would cause any person to violate the above limitations will be void. Shares held in the charitable trust will continue to constitute issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our declaration of trust. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•

the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•

to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

Any certificates we may issue representing our shares will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the Treasury Regulations promulgated thereunder) of all classes or series of our shares, including common shares, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as the board of trustees may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the various ownership limitations. In addition, each shareholder shall upon demand be required to provide to the board of trustees such information as the board of trustees may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.

Transfer agent and registrar

The transfer agent and registrar for our shares initially will be American Stock Transfer & Trust Company, LLC.

Shares eligible for future sale

Prior to the offering, there has been no public market for our common shares. We cannot predict the effect, if any, that sales of common shares or the availability of shares for sale will have on the market price of our common shares prevailing from time to time. Sales of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common shares.

The following table illustrates the number of common shares that will be outstanding and reserved for issuance upon the completion of the offering, assuming (1) no exercise of the underwriters’ overallotment option, (2) full exercise, prior to closing of the offering, of the underwriters’ overallotment option, and (3) full exercise, upon the completion of the offering, of the underwriters’ overallotment option.

Composition of outstanding and reserved Shares	No exercise of overallotment option	Full exercise, prior to closing, of overallotment option	Full exercise, following closing, of overallotment option

Shares sold in the offering	7,500,000	8,625,000	8,625,000
Shares sold in the concurrent private placements	1,507,293	1,706,733	1,507,293
Shares granted to officers and trustees	226,000	258,293	253,307
Total outstanding shares	9,233,293	10,590,026	10,385,600
Shares reserved for future issuance under Equity Plan(1)	224,365	258,294	253,308

(1)	Represents approximately 50% of the total number of common shares initially issuable under the Equity Plan.

No assurance can be given as to the likelihood that an active trading market for our common shares will develop or be maintained, that any such market will be liquid, that shareholders will be able to sell the common shares when issued or at all or the prices that shareholders may obtain for any of the common shares. No prediction can be made as to the effect, if any, that future issuances of common shares or the availability of common shares for future issuances will have on the market price of our common shares prevailing from time to time. Issuances of substantial amounts of common shares, or the perception that such issuances could occur, may affect adversely the prevailing market price of our common shares. See “Risk factors— risks related to share ownership and the offering.”

The common shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act unless the shares are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The common shares issued in the concurrent private placements are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

In general, Rule 144 provides that if (i) one year has elapsed since the date of acquisition of common shares from us or any of our affiliates and (ii) the holder is, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common shares in the public market under Rule 144(b)(1) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements under such rule. In general, Rule 144 also provides that if (i) six months have elapsed since the date of acquisition of common shares from us or any of our affiliates, (ii) we have been a reporting company under the Exchange Act for at least 90 days and (iii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common shares in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s public information requirements, but without regard to the volume limitations, manner of sale provisions or notice requirements under such rule.

In addition, under Rule 144, if (i) one year (or, subject to us being a reporting company under the Exchange Act for at least the preceding 90 days, six months) has elapsed since the date of acquisition of common shares from us or any of our affiliates and (ii) the holder is, or has been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common shares in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s volume limitations, manner of sale provisions, public information requirements and notice requirements.

Registration rights

At the closing of the offering, we will enter into registration rights agreements with each of Hyatt and Baron pursuant to which we will agree to register the resale of their respective common shares owned by them and their respective permitted transferees upon their request made no earlier than six months from the closing of the offering. In addition, subject to the exceptions and limitations set forth in the registration rights agreements, these holders will have unlimited piggyback registration rights pursuant to which they may request the inclusion of their shares in any registration statement we file for the purpose of registering sales of common shares for our account or the account of future shareholders.

We intend to file a registration statement on Form S-8 to register the common shares that may be issued under our Equity Plan.

Certain provisions of Maryland law and of our declaration of trust and bylaws

The following description of certain provisions of Maryland law and of our declaration of trust and bylaws as they will be in effect upon completion of the offering is only a summary. For a complete description, we refer you to Maryland law, our declaration of trust and our bylaws. We have filed our declaration of trust and bylaws as exhibits to the registration statement of which this prospectus is a part. See “Where you can find more information.”

Number of trustees; vacancies

Our declaration of trust and bylaws provide that the number of our trustees will be established by a vote of a majority of the members of our board of trustees. We expect to have seven trustees upon completion of the offering. Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum.

Removal of trustees

Our declaration of trust and bylaws provide that, subject to the rights of holders of one or more classes or series of preferred shares, if any, that may be issued in the future to elect or remove one or more directors, a trustee may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. For this purpose, “cause” means, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to us through gross negligence, willful misconduct, bad faith or active and deliberate dishonesty. This provision, together with the provision of our bylaws described above which provides that our board has the exclusive power to fill vacancies on the board, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business combinations

Our board of trustees has adopted a resolution opting us out of the business combinations provisions of Maryland law. Our board of trustees may opt to make these provisions applicable to us at any time by passing a subsequent resolution. Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•

an affiliate or associate of ours who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

After the five year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•

two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Control share acquisitions

Our bylaws contain a provision exempting any and all acquisitions of our common shares from the control shares provisions of Maryland law. Our board of trustees may opt to make these provisions applicable to us at any time by amending or repealing this bylaw provision in the future, and may do so on a retroactive basis. Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

Merger, amendment of declaration of trust or bylaws

Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless recommended by the trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. In our declaration of trust, we have set the vote required to approve most amendments of our declaration of trust and mergers required to be submitted to our shareholders at a majority of all votes entitled to be cast on the matter. In addition, under the Maryland REIT law and our declaration of trust, our trustees will be permitted, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law or in any manner in which the charter of a Maryland corporation may be amended without shareholder approval. Our board of trustees has the exclusive power to amend or repeal any provision of our bylaws and to make new bylaws.

Action by written consent

Our declaration of trust provides that any action required or permitted to be taken by the shareholders may not be taken without a meeting by less than unanimous written consent of our shareholders.

Limitation of liability and indemnification

Our declaration of trust limits the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services for the amount of the benefit or profit actually received; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee/officer that was material to the cause of action adjudicated.

Our declaration of trust requires us, to the maximum extent permitted by Maryland law, to pay and advance reasonable expenses to any of our present or former trustees or officers or any individual who, while a trustee or officer, and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise against any claim or liability arising by reason of service in such capacity.

Consistent with Maryland law, we are required to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount advanced if the standard of conduct is not met.

We also expect to enter into indemnification agreements with our trustees and our officers upon the closing of the offering, providing for procedures for indemnification by us, to the fullest extent permitted by law, and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

We expect to obtain an insurance policy under which our trustees and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such trustees and officers by reason of any acts or omissions covered under such policy in their respective capacities as trustees or officers, including certain liabilities under the Securities Act.

We have been advised that the SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

Term and termination

Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of at least two thirds of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of shareholders

Under our bylaws, annual meetings of shareholders are to be held each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of our board of trustees, by the chairman of our board of trustees, our chief executive officer or our president, or by our secretary upon written request of the holders of at least a majority of our outstanding shares entitled to vote at the meeting. Only matters set forth in the notice of the meeting may be considered and acted upon at such a meeting.

Advance notice of trustee nominations and new business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by our board of trustees; or

•

by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. These advance notice provisions may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Appraisal rights

As permitted by Maryland law, our declaration of trust contains a provision that denies our shareholders appraisal rights in connection with any merger, consolidation or other business combination transaction.

Possible anti-takeover effect of certain provisions of Maryland law and of our declaration of trust and bylaws

The business combination provisions of Maryland law (if our board of trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the inability of our shareholders to remove incumbent trustees other than for cause, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares or preferred shares, and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. Maryland law permits our board of trustees, without shareholder approval and regardless of what is provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have and to take, or refrain from taking, certain other actions without those decisions being subject to any heightened standard of conduct or standard of review as such decisions may be subject in certain other jurisdictions.

Partnership agreement

The following summary of the terms of the agreement of limited partnership of our operating partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of Chesapeake Lodging, L.P., a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where you can find more information.”

Management

Our operating partnership has been organized as a Delaware limited partnership. Pursuant to the partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the operating partnership’s line of business and distribution policies. Initially, our operating partnership will be directly and indirectly wholly owned by us and there will be no limited partners other than us.

Transferability of interests

We may not voluntarily withdraw from the operating partnership or transfer or assign our general partner interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless, in the case of any merger (including a triangular merger), consolidation or other combination with or into another person, either (1) following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our shareholders, or (2)(i) we receive the consent of limited partners holding more than 50% of the partnership units of the limited partners (including those held by our company or its subsidiaries), (ii) following such merger or other consolidation, substantially all of the assets of the surviving entity consist of such partnership units, and (iii) as a result of such transaction, all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one of our common shares, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common shares, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer common shares received upon exercise of the redemption right immediately prior to the expiration of the offer.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which our common shares are listed.

Capital contribution

We will contribute, directly and through a wholly owned limited liability company subsidiary of ours, to our operating partnership substantially all of the net proceeds of the offering and the concurrent private placements as our initial capital contribution in exchange for all of the outstanding units in our operating partnership. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the proceeds of any future offering of shares as additional capital to the operating partnership. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests we own as the general partner.

Redemption rights

Pursuant to the partnership agreement, any future limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their units of partnership interests in exchange for cash or, at our option, common shares on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common shares at the time of redemption. The number of common shares issuable upon redemption of units of partnership interest held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common shares to the redeeming limited partner would:

•	be prohibited under the restrictions on ownership or transfer of our common shares in our declaration of trust;

•	be prohibited under applicable federal or state securities laws or regulations;

•	result in our common shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code;

•

cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code; or

•

cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares for purposes of complying with the registration provisions of the Securities Act of 1933, as amended.

We may, in our sole and absolute discretion, waive any of these restrictions.

The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any U.S. federal income or excise tax liability imposed by the Internal Revenue Code (other than any U.S. federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Internal Revenue Code.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws and regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to hotel properties that are owned by us directly rather than by the operating partnership or its subsidiaries.

Fiduciary responsibilities

Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our shareholders. At the same time, we, as the general partner of our operating partnership, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our shareholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our shareholders in deciding whether to cause the operating partnership to take or decline to take any actions.

The limited partners of our operating partnership expressly will acknowledge that as the general partner of our operating partnership, we are acting for the benefit of the operating partnership, the limited partners and our shareholders collectively.

Distributions

The partnership agreement provides that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s property in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

Initially, our operating partnership will be wholly owned by us and will not be treated as a separate entity for U.S. federal income tax purposes. Accordingly, all profits and losses of the operating partnership will be allocated to us. Upon the issuance of any units in our operating partnership to another partner, profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and Treasury regulations promulgated thereunder. To the extent Treasury regulations promulgated pursuant to Section 704(c) of the Internal Revenue Code permit, we, as the general partner, shall have the authority to elect the method to be used by the operating partnership for allocating items with respect to contributed property acquired in connection with the offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners.

Term

The operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal as the general partner (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

•	the redemption of all partnership units (other than those held by us, if any); or

•	an election by us in our capacity as the general partner.

Tax matters

Initially, our operating partnership will not be treated as a separate entity for U.S. federal income tax purposes. Upon the issuance of any units in our operating partnership to another partner, our partnership agreement provides that we, as the sole general partner of the operating partnership, will be the tax matters partner of the operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of the operating partnership.

Material U.S. federal income tax considerations

The following discussion describes the U.S. federal income tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of our common shares. As used in this section, references to the terms “we,” “our” and “us” mean only Chesapeake Lodging Trust and not its subsidiaries or other lower-tier entities, except as otherwise indicated. An applicable prospectus supplement will contain information about additional U.S. federal income tax considerations, if any, relating to particular offerings of common shares, preferred shares, depositary shares, warrants, subscription rights, preferred shares purchase rights or other securities of Chesapeake Lodging Trust. Because this is a summary that is intended to address only material U.S. federal income tax considerations relating to the ownership and disposition of our common shares, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that the tax consequences for you may vary depending on your particular tax situation. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	a tax-exempt organization, except to the extent discussed below in “—Taxation of tax-exempt U.S. shareholders”;

•	a broker-dealer;

•	a non-U.S. shareholder (as defined below), except to the extent discussed below in “—Taxation of non-U.S. shareholders”;

•	a trust, estate, regulated investment company, REIT, financial institution, insurance company or S corporation;

•	a person subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a person holding our common shares as part of a “hedge,” “straddle,” “conversion transaction,” “synthetic security” or other integrated investment;

•	a person holding our common shares through a partnership or similar pass-through entity;

•	a person holding 10% or more (by vote or value) of our outstanding common shares, except to the extent discussed below;

•	a person holding our common shares on behalf of another persons as a nominee;

•	a person who receives our common shares through the exercise of employee share options or otherwise as compensation; or

•	a U.S. expatriate.

In addition:

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with investors that hold our common shares as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

The information in this section is based on the Internal Revenue Code, current, temporary and proposed Treasury Regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning its qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the impact of your personal tax situation on the anticipated tax consequences of the ownership and disposition of our common shares. This includes the federal, state, local, foreign and other tax consequences of the ownership and disposition of our common shares and the potential changes in applicable tax laws, or any judicial or administrative interpretations thereof.

U.S. federal income taxation of Chesapeake Lodging Trust

We elected to be treated as a corporation for U.S. federal income tax purposes effective as of December 7, 2009. Effective as of the same date we elected to be treated as an S corporation. Prior to the completion of the offering we intend to revoke our S corporation election and to be treated as a corporation for U.S. federal income tax purposes. We intend to elect to be taxed as a REIT, commencing with our taxable year ending December 31, 2010, upon the filing of our U.S. federal income tax return for such year. We believe that we have been organized, and expect to operate in such a manner to qualify for taxation as a REIT.

The law firm of Hogan & Hartson LLP has acted as our tax counsel in connection the offering. We have received an opinion of Hogan & Hartson LLP to the effect that our organization and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2010, and thereafter. It must be emphasized that the opinion of Hogan & Hartson LLP is based on various assumptions relating to our organization and operation, and is conditioned upon factual representations and covenants made by our management regarding our organization, assets, income, the present and future conduct of our business operations, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hogan & Hartson LLP or by us that we will qualify as a REIT for any particular year. The opinion is expressed as of the date issued. Hogan & Hartson LLP will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Hogan & Hartson LLP’s opinion does not foreclose the possibility that we may have to utilize one or more of the REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which could be significant in amount) in order for us to maintain our REIT qualification.

Our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual (or, in some cases, quarterly) operating results, the various requirements under the Internal Revenue Code that are described in this discussion. These requirements apply to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our common shares. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by us that we will satisfy such requirements. For a discussion of the U.S. federal income tax consequences of the failure to qualify as a REIT, see “—Requirements for qualification as a REIT—Failure to qualify as a REIT” below.

The sections of the Internal Revenue Code and the corresponding Treasury regulations that govern the U.S. federal income tax treatment of a REIT and its shareholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

Regular corporations (corporations that do not qualify as REITs or for other special classification under the Internal Revenue Code) generally are subject to federal corporate income tax on their income, and shareholders of such corporations are subject to tax on dividends they receive from such corporations. Qualification for taxation as a REIT, however, enables the REIT and its shareholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Accordingly, as a REIT, we generally will not be subject to federal corporate income tax on our federal taxable income that is distributed currently to our shareholders as dividends, while our shareholders generally will be subject to tax on dividends they receive from us at ordinary income rates (other than dividends designated as “capital gain dividends” or “qualified dividend income”). In contrast to this treatment of REIT shareholders, through December 31, 2010, shareholders of regular domestic corporations and certain types of foreign corporations who are taxed at individual rates generally are taxed on dividends they receive at long-term capital gain rates, which are lower for individuals than ordinary income rates. In addition, corporate shareholders of regular corporations (unlike corporate shareholders of REITs) generally receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Nevertheless, because REITs and their shareholders are generally subject to only a single level of tax, income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of U.S. federal income taxation than if such income were earned by a regular domestic corporation or a qualifying foreign corporation and then distributed to its shareholders.

While we generally will not be subject to corporate income taxes on taxable income that we distribute currently to shareholders, we will be subject to U.S. federal income tax as follows:

(1)	We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” A REIT’s “REIT taxable income” is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

(2)	Under certain circumstances, we (or our shareholders) may be subject to the “alternative minimum tax” due to our items of alternative minimum tax adjustments.

(3)	If we have net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. In general, foreclosure property is property acquired by us as a result of having bid in a foreclosure or through other legal means subsequent to a default on a lease of such property or on an indebtedness secured by such property.

(4)	Our net income from “prohibited transactions” will be subject to a 100% tax. In general, “prohibited transactions” are certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

(5)	If we fail to satisfy the 75% gross income test or the 95% gross income test described below under “—Gross income tests applicable to REITs,” but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the product of (a) the gross income attributable to the greater of the amount by which we fail either of the 75% or 95% gross income tests multiplied by (b) a fraction intended to reflect our profitability.

(6)	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods less excess distributions from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which U.S. federal income tax was paid.

(7)	If arrangements between us and our TRS are not comparable to similar arrangements among unrelated parties, we will be subject to a 100% penalty tax on amounts received from, or on certain amounts deducted by, a TRS.

(8)	We may elect to retain and pay income tax on our net long-term capital gain. To the extent we make a timely designation of such gain to our shareholders, a U.S. shareholder would (a) include its proportionate share of our undistributed long-term capital gain in its income, (b) be deemed to have paid the tax that we paid on such gain, (c) be allowed a credit for its proportionate share of the tax it was deemed to have paid, and (d) increase its basis in our common shares.

(9)	If we fail to satisfy any of the asset tests discussed below under “—Asset tests applicable to REITs” because we own assets the total value of which exceeds a statutory de minimis standard but the failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by such non-qualifying assets by the highest rate of tax applicable to corporations during the periods when such assets would have caused us to fail the relevant asset test.

(10)	If we fail to satisfy a requirement under the Internal Revenue Code the failure of which would result in the loss of our REIT status, other than a failure described in paragraph (5) or (9) above, but (a) the failure is due to reasonable cause and not willful neglect and (b) we nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be subject to a penalty of $50,000 for each such failure.

(11)	If we fail to comply with the requirement to send annual letters to our shareholders requesting information regarding the actual ownership of our common shares and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

(12)	If we acquire any assets from a regular corporation in a carryover basis transaction, we will be liable for corporate income tax, at the highest applicable corporate rate, on the “built-in gain” with respect to those assets at the time we acquired them if we dispose of those assets within 10 years after acquiring them (provided no election is made for the transaction to be currently taxable). To the extent that assets are transferred to us in a carryover basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the corporation’s interest in the partnership. “Built-in gain” is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquired the asset.

(13)	The earnings of any subsidiaries that are C corporations, including any TRSs, are subject to federal corporate income tax.

If we are subject to taxation on our REIT taxable income or are subject to tax due to the sale of a built-in gain asset, a portion of the dividends paid during the following year to our shareholders who are taxed as individuals may be subject to tax at reduced long-term capital gain rates rather than at ordinary income rates. See “—Taxation of taxable U.S. shareholders – Qualified dividend income.”

Notwithstanding our qualification as a REIT, (i) we and/or our subsidiaries that are not subject to U.S. federal income tax may have to pay certain state and local income taxes, because not all states and localities treat REITs and such subsidiaries in the same manner that they are treated for U.S. federal income tax purposes, and (ii) we and our subsidiaries that are not subject to U.S. federal income tax will be required to pay certain foreign taxes to the extent that we own assets or conducts operations in foreign jurisdictions. Moreover, our TRS, including with respect to income earned by each of its domestic subsidiaries, is subject to U.S. federal, state and local corporate income taxes on its net income, and, in addition, any non-U.S. TRS would be subject to applicable foreign income taxes.

Requirements for qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more directors or trustees;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year, not more than 50% of the value of the outstanding shares of which are owned, actually or constructively, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities and as determined by applying certain attribution rules);

(7)	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification;

(8)	that uses a calendar year for U.S. federal income tax purposes; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1) through (4), inclusive, must be met during the entire taxable year, and condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT (which, in our case, will be 2010). Our declaration of trust provides restrictions regarding the ownership and transfers of our common shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Internal Revenue Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actual interests in the trust for purposes of condition (6) above.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our common shares. To do so, we must demand written statements each year from the record holders of significant percentages of our common shares pursuant to which the record holders must disclose the actual owners of the common shares (i.e., the persons required to include in gross income the dividends paid by us). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. A shareholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of our common shares and other information.

For purposes of condition (8), we intend to adopt December 31 as our year end, and thereby satisfy this requirement.

If we were to fail to satisfy the share ownership requirements and could not avail ourselves of any statutory relief provisions, we would not qualify as a REIT. See “—Failure to qualify as a REIT” below.

Effect of subsidiary entities

Ownership of qualified REIT subsidiaries.    If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” or QRS, the separate existence of that subsidiary will be disregarded for U.S. federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as assets, liabilities and tax items of the REIT itself. Generally, a QRS is a corporation all of the capital stock of which is owned by one REIT and that is not a TRS. These entities are not subject to federal corporate income taxation, although they may be subject to state and local taxation in certain jurisdictions.

Ownership of TRSs.    A TRS is an entity that is taxable as a corporation in which the REIT owns, directly or indirectly, an equity interest, including stock, and that elects, together with the REIT, to be treated as a TRS under the Internal Revenue Code. In addition, if a TRS of a REIT owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS. A TRS is a regular corporation subject to

U.S. federal income tax, and state, local or foreign income tax where applicable, at applicable corporate rates. If dividends are paid to us by a TRS then a portion of the dividends from us to our shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gain rates, rather than at ordinary income rates. See “—Taxation of U.S. shareholders—Qualified dividend income.” The income and assets of our TRS and its subsidiaries are not attributable to us for purposes of satisfying the income and asset ownership requirements applicable to REIT qualification.

A TRS must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Although a TRS may not operate or manage a lodging facility, it may lease or own such a facility so long as the facility is a “qualified lodging facility” and is operated on behalf of the TRS by an “eligible independent contractor.” A “qualified lodging facility” is, generally, a hotel at which no authorized gambling activities are conducted, and includes the customary amenities and facilities operated as part of, or associated with, the hotel. “Customary amenities” must be customary for other properties of a comparable size and class owned by other owners unrelated to the REIT. An “eligible independent contractor” is an independent contractor that, at the time a management agreement is entered into with a TRS to operate a “qualified lodging facility,” is actively engaged in the trade or business of operating “qualified lodging facilities” for a person or persons unrelated to either the TRS or any REITs with which the TRS is affiliated. A hotel management company that otherwise would qualify as an “eligible independent contractor” with regard to a TRS of a REIT will not so qualify if the hotel management company and/or one or more actual or constructive owners of 10% or more of the hotel management company actually or constructively own more than 35% of the REIT, or one or more actual or constructive owners of more than 35% of the hotel management company own 35% or more of the REIT (determined with respect to a REIT whose shares are regularly traded on an established securities market by taking into account only the shares held by persons owning, directly or indirectly, more than 5% of the outstanding shares of the REIT and, if the stock of the eligible independent contractor is publicly traded, 5% of the publicly traded stock of the eligible independent contractor). We intend to take all steps reasonably practicable to ensure, that neither our TRS nor any of its subsidiaries (nor any TRS that we may own in the future) will engage in “operating” or “managing” our hotels and that the hotel management companies engaged to operate and manage hotels leased to or owned by the TRS will qualify as “eligible independent contractors” with regard to the TRS. We believe that Hyatt will qualify, and Hyatt intends to qualify, as an eligible independent contractor. In that regard, constructive ownership under Section 318 of the Internal Revenue Code resulting, for example, from relationships between Hyatt and our other shareholders could impact Hyatt’s ability to satisfy the applicable ownership limit. Because of the broad scope of the attribution rules of Section 318 of the Internal Revenue Code, it is possible that not all prohibited relationships will be identified and avoided. The existence of such a relationship would disqualify Hyatt (or another hotel management company) as an eligible independent contractor, which would in turn disqualify us as a REIT. Our declaration of trust restricts ownership and transfer of our shares in a manner intended to facilitate continuous qualification of Hyatt (or another hotel management company) as an eligible independent contractor, but no assurances can be given that such transfer and ownership restrictions will ensure that Hyatt (or another hotel management company), in fact, will be an eligible independent contractor. As noted above, Hogan & Hartson LLP’s opinion as to REIT qualification is based upon our representations and covenants as to the absence of such relationships. Hyatt’s failure to qualify as an eligible independent contractor does not give us the right to terminate a management agreement.

Certain restrictions are imposed on TRSs. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRSs adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year interest expense disallowed under the 50% test provided certain conditions are met). In addition, a REIT would be obligated to pay a 100% penalty tax on some payments from the TRS that it receives, including interest or rent, or on certain expenses deducted by the TRS, if the IRS were able to assert successfully that the economic arrangements between the REIT and the TRS did not meet specified arm’s length standards set forth in the Internal Revenue Code. Our TRSs may make substantial interest and other payments to us, including payments of rent under hotel leases. There can be no assurance that the limitation on interest deductions applicable to TRSs will not apply to the interest payments made to us by our TRS and its subsidiaries, resulting in an increase in the corporate income tax liability of each such subsidiary. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of the payments received by us from, or expenses deducted by, our TRS and its subsidiaries.

Because of the restrictions applicable to the income, assets and activities of a REIT, we may need to conduct certain business activities in one or more TRSs. These business activities include alternative uses of real estate, such as the development and/or sale of timeshare or condominium units. As discussed below under “—Asset tests applicable to REITs,” the aggregate value of all of a REIT’s ownership interests (debt or equity) in TRSs may not exceed 25% of the value of all of that REIT’s assets.

Ownership of partnership interests by a REIT.    A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of the gross income tests and the asset tests applicable to REITs, as described below. Thus, our proportionate share of the assets and items of gross income of our operating partnership, including its share of such items of any subsidiaries that are partnerships or limited liability companies that have not elected to be treated as corporations for U.S. federal income tax purposes, are treated as assets and items of gross income of Chesapeake Lodging Trust for purposes of applying the requirements described herein. A summary of the rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “—Tax aspects of our ownership of interests in our operating partnership” As the sole general partner of our operating partnership, we have direct control over our operating partnership and indirect control over the subsidiaries in which our operating partnership or a subsidiary has a controlling interest. We currently intend to operate these entities in a manner consistent with the requirements for qualification as a REIT.

Gross income tests applicable to REITs

In order to maintain qualification as a REIT, we must satisfy the following two gross income tests on an annual basis:

At least 75% of our gross income must be derived directly or indirectly from investments relating to real property or mortgages on real property, including:

(1)	“rents from real property”;

(2)	dividends or other distributions, and gain from the sale of, shares in other REITs;

(3)	gain on the disposition of real property or mortgages on real property, in either case, not held for sale to customers;

(4)	interest on obligations secured by mortgages on real property or on interests in real property; or

(5)	from temporary investments of new capital in stock and debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or issuance of debt obligations with at least a five-year term.

At least 95% of our gross income must be derived from any combination of income qualifying under the 75% test, dividends, interest, and gain from the sale or disposition of stock or securities, in either case, not held for sale to customers.

The following items of income and gain are excluded from the computation of these gross income tests: (i) gross income from “prohibited transactions;” (ii) income from, and gain from the sale or disposition of, certain hedging transactions (as discussed below); and (iii) certain foreign currency income.

The IRS has regulatory authority to determine whether any item of income, which is not otherwise described as qualifying income under the 95% or 75% gross income tests, may be treated as qualifying income for purposes of such tests or be excluded therefrom.

Rents from real property

We expect that rents paid pursuant to leases, together with dividends and interest received from TRS and its subsidiaries generally will constitute most of our gross income. Several conditions must be satisfied in order for rents received by a REIT to qualify as “rents from real property.” First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as “rents from real property” if a REIT, or an actual or constructive owner of 10% or more of that REIT, actually or constructively owns 10% or more of the tenant. An exception to this general rule allows a REIT to lease its hotel properties to a TRS without the rents received from that subsidiary being disqualified as “rents from real property” by reason of the REIT’s direct or indirect ownership interest in the TRS. We currently intend to lease substantially all of any properties that we acquire to our taxable subsidiary.

Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

Fourth, if a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds one percent of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is one percent or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” There are two exceptions to this rule. First, impermissible services can be provided to tenants through an independent contractor from whom the REIT derives no income. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. Second, impermissible services can be provided to tenants at a property by a TRS.

In order for the rent paid pursuant to a REIT’s leases to constitute “rents from real property,” the leases must be respected as true leases for U.S. federal income tax purposes. Accordingly, the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases for U.S. federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•

the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

•

the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

In addition, Section 7701(e) of the Internal Revenue Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

We currently intend to structure our leases so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease, we generally expect that:

•	Our operating partnership and the lessee will intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;

•	the lessee will have the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

•

the lessee will bears the cost of, and will be responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and will dictate through the hotel managers, who will work for the lessee during the terms of the leases, and how the hotels will be operated and maintained;

•

the lessee will bear all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

•	the lessee will benefit from any savings and will bear the burdens of any increases in the costs of operating the hotels during the term of the lease;

•

in the event of damage or destruction to a hotel, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition;

•

the lessee will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the lessee’s use, management, maintenance or repair of the hotels;

•	the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

•

the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;

•

we expect that each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) will enable the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

•

upon termination of each lease, the applicable hotel will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, the leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that the lessor receives from the lessees would not be considered rent and would not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose our REIT status.

As indicated above, “rents from real property” must not be based in whole or in part on the income or profits of any person. We intend to structure our leases such that the leases provide for periodic payments of a specified base rent plus, to the extent that it exceeds the base rent, additional rent which is calculated based upon the gross sales of the hotels subject to the lease, plus certain other amounts. Payments made pursuant to these leases should qualify as “rents from real property” since they are generally based on either fixed dollar amounts or on specified percentages of gross sales fixed at the time the leases were entered into. The foregoing assumes that the leases will not be renegotiated during their term in a manner that has the effect of basing either the percentage rent or base rent on income or profits. The foregoing also assumes that the leases are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the leases will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice. We currently intend that we will not renegotiate the percentages used to determine the percentage rent during the terms of the leases in a manner that has the effect of basing rent on income or profits. In addition, we currently intend to structure our leases to ensure that the rental provisions and other terms of the leases conform with normal business practice and are not intended to be used as a means of basing rent on income or profits.

We may lease certain items of personal property to our lessees in connection with our leases. Under the Internal Revenue Code, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as “rents from real property.” If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then no portion of the rent that is attributable to personal property will qualify as “rents from real property.” The amount of rent attributable to personal property is the amount which bears the same ratio to total rent for the taxable year as the average of the fair market value of the personal property at the beginning and end of the year bears to the average of the aggregate fair market value of both the real and personal property at the beginning and end of such year. We currently intend that, with respect to each of our leases that includes a lease of items of personal property, either the amount of rent attributable to personal property with respect to such lease will not exceed 15% of the total rent due under the lease (determined under the law in effect for the applicable period), or, with respect to leases where the rent attributable to personal property constitutes non-qualifying income, such amounts, when taken together with all other non-qualifying income earned by the applicable REIT, will not jeopardize our qualification as a REIT.

We may structure our leases such that the lessor will be permitted take certain measures, including requiring the lessee to purchase certain furniture, fixtures and equipment or to lease such property from a third party, including a TRS, if necessary to ensure that all of the rent attributable to personal property with respect to such lease will qualify as “rents from real property.” We expect that the only material tax impact of the ownership of this personal property by the taxable REIT subsidiaries will be that it will reduce the rent payments from the taxable REIT subsidiaries to the lessors of the hotels with which the personal property is associated, which may increase the taxable income of the taxable REIT subsidiaries.

Income from foreclosure property

If a REIT acquires real property and personal property incident to such real property through a foreclosure or similar process following a default on a lease of such property or a default on indebtedness owed to the REIT that is secured by the property, and if the REIT makes a timely election to treat such property as “foreclosure property” under applicable provisions of the Internal Revenue Code, net income (including any foreign currency gain) the REIT realizes from such property generally will be subject to tax at the maximum U.S. federal corporate income tax rate, regardless of whether the REIT distributes such income to its shareholders currently. However, such income will nonetheless qualify for purposes of the 75% and 95% gross income tests even if it would not otherwise be qualifying income for such purposes in the absence of the foreclosure property election. If an unrelated third party lessee defaults under a lease, the REIT is permitted to lease the hotel to a taxable REIT subsidiary, in which case the hotel would not become foreclosure property, as described herein.

Interest

“Interest” generally will be non-qualifying income for purposes of the 75% and 95% gross income tests if it depends in whole or in part on the income or profits of any person. However,

interest based upon a fixed percentage or percentages of receipts or sales may still qualify under the 75% and 95% gross income tests. We may receive interest payments from our taxable REIT subsidiaries. These amounts of interest are qualifying income for purposes of the 95% gross income test but not necessarily the 75% gross income test. We do not anticipate that the amounts of interest derived from our taxable REIT subsidiaries would affect our ability to continue to satisfy the 75% gross income test.

Dividends

We may receive dividends from our taxable REIT subsidiary, and we could realize capital gain with respect to our investments in our taxable REIT subsidiary (either due to distributions received from the taxable REIT subsidiary or upon a disposition of part or all of our interest in a taxable REIT subsidiary). Our share of any dividends received from one or more of our taxable REIT subsidiaries or capital gain recognized with respect thereto should qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that the amounts of dividends from our taxable REIT subsidiaries and/or capital gain with respect to our TRS and its subsidiaries will affect our ability to continue to satisfy the 75% gross income test.

Hedging transactions

From time to time, we may enter into transactions to hedge against interest rate risks or value fluctuations associated with one or more of our assets or liabilities. These hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments. To the extent that a REIT enters into a transaction in the normal course of its business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by the REIT to acquire or carry real estate assets, any income or gain from the hedging transaction will be excluded from gross income for purposes of the 75% and 95% gross income tests provided that the REIT clearly and timely identifies such hedging transaction in the manner required under the Internal Revenue Code and the Treasury Regulations promulgated thereunder (a “qualifying hedging transaction”). Income of a REIT arising from hedging transactions that are entered into to manage the risk of currency fluctuations will not be treated as qualifying income for purposes of the 75% or 95% gross income test, provided the REIT clearly identifies the transaction as such before the close of the day on which it was acquired, originated, or entered into (or such other time as set forth in Treasury Regulations) (a “qualifying foreign currency transaction”). We currently intend to structure any hedging transactions in a manner that does not jeopardize our REIT status, although this determination depends on an analysis of the facts and circumstances concerning each hedging transaction.

Foreign currency gains

“Real estate foreign exchange gain” is excluded from the calculation of the 75% and 95% gross income tests and other “passive foreign exchange gain” is excluded from the calculation of the 95% gross income test. “Real estate foreign exchange gain” means (i) foreign currency gain attributable (without duplication) to (A) an item of income or gain to which the 75% gross income test applies, (B) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property, or (C) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property, or (ii) foreign currency gain attributable to a “qualified business unit” or “QBU” of the REIT under Code Section 987, provided the QBU itself satisfies both the 75% gross income test and the 75% asset test described below under “—Asset Tests Applicable to REITs.” “Passive foreign exchange gain” is (without duplication) real estate foreign exchange gain, foreign currency gain attributable to an item of income or gain to which the 95% gross income test applies, foreign currency gain attributable to the acquisition or ownership of obligations, or foreign currency gain attributable to becoming or being the obligor under obligations.

Temporary investment income

For purposes of the gross income tests, temporary investment income generally constitutes qualifying income if such income is earned as a result of investing new capital raised through the issuance of our common shares or certain long-term debt obligations in stock and debt obligations, but only during the one-year period beginning on the date we receive the new capital.

Failure to satisfy the income tests

We will have gross income from various sources, including the sources described in the preceding paragraphs, that fails to constitute qualifying income for purposes of one or both of the gross income tests. Taking into account our anticipated sources of non-qualifying income, however, we expect that our aggregate gross income will satisfy the 75% and 95% gross income tests applicable to REITs for each taxable year commencing with our first taxable year as a REIT.

If we were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we were entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions generally would be available if our failure to meet such tests were due to reasonable cause and not due to willful neglect, and, following identification of the failure, we filed with the IRS a schedule describing each item of its gross income qualifying under one or more of the gross income tests. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions were inapplicable to a particular set of circumstances involving us we would not qualify as a REIT. As discussed above under “—U.S. Federal income taxation of Chesapeake Lodging Trust,” even if these relief provisions were to apply, a tax based on the amount of the relevant REIT’s non-qualifying income would be imposed.

Prohibited transactions tax

Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership or any other subsidiary partnership and taking into account any related foreign currency gains or losses, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. However, we will not be treated as a dealer in real property for the purpose of the 100% penalty tax if: (i) we have held the property for at least two years and for the production of rental income (unless such property was acquired through foreclosure or deed in lieu of foreclosure or lease termination); (ii) capitalized expenditures on the property in the two years preceding the year of sale are less than 30% of the net selling price of the property; (iii) we either (a) have seven or fewer sales of property (excluding sales of foreclosure property or in connection with an involuntary conversion (“excluded sales”)) for the year of sale or (b) the aggregate tax basis of property sold (other than excluded sales) during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, or (c) the fair market value of property sold (other than excluded sales) during the year of sale is less than 10% of the fair market value of all of our assets as of the beginning of the taxable year; and (iv) if the requirement described in clause (iii)(a) of this paragraph is not satisfied, substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale.

We currently intend to hold hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make sales of hotels consistent with our investment objectives. However, some of our sales may not satisfy the “safe harbor” requirements described above and there can be no assurance that the IRS might not contend that one or more of these sales is subject to the 100% penalty tax.

Asset tests applicable to REITs

At the close of each quarter of the taxable year, we must satisfy six tests relating to the nature of our assets, as follows:

(1)	At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items, foreign currency that meets certain requirements under the Internal Revenue Code, and government securities. Real estate assets include interests in real property, mortgages secured by real estate assets, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or certain long-term debt obligations.

(2)	Not more than 25% of our total assets may be represented by securities, other than those described in (1) above.

(3)	Except for securities described in (1) above and securities of TRSs or QRSs, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

(4)	Except for securities described in (1) above and securities of TRSs or QRSs, we may not own more than 10% of any one issuer’s outstanding voting securities.

(5)	Except for securities described in (1) above, securities of TRSs or QRSs, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer.

(6)	Not more than 25% of the value of our total assets may be represented by the securities of one or more TRSs.

Each of our assets for purposes of these tests includes our allocable share of all assets held by the entities in which we owns an interest that are partnerships or disregarded entities for U.S. federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for U.S. federal income tax purposes, and generally do not include the equity interests in these entities. For purposes of the asset tests other than the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for U.S. federal income tax purposes is determined in accordance with the capital interests in that entity. For purposes of the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for U.S. federal income tax purposes is determined in accordance with our proportionate ownership of the equity interests and the other securities issued by that entity, other than certain securities specified in the Internal Revenue Code.

Securities, for purposes of the asset tests, may include debt a REIT holds from other issuers. However, the Internal Revenue Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% value test: (1) securities that meet the “straight debt” safe harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Internal Revenue Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships (other than straight debt or other excluded securities) that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of the REIT’s interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement determined by the IRS.

Debt will meet the “straight debt” safe harbor if (1) neither the REIT nor any of its controlled TRSs (i.e., TRSs in which the REIT directly or indirectly owns more than 50% of the vote or value of the outstanding stock) owns any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Internal Revenue Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code. Specifically, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Internal Revenue Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

We do not currently intend to own, as of each relevant testing date, more than 10% of (i) the voting securities of any entity that is treated as a corporation for U.S. federal income tax purposes, except for securities described in subparagraph (1) of the preceding paragraph, securities of QRSs, and securities of corporations or other entities that qualify and elect to be treated as TRSs or (ii) the value of the securities of any issuer except for securities described in subparagraph (1) of the preceding paragraph, securities of TRSs, or securities of QRSs. In addition, we do not currently intend to exceed the 5% asset test percentage threshold unless the issuer is a TRS or the securities are described in subparagraph (1) of the preceding paragraph. We currently intend that the aggregate value of the securities of our TRS will not exceed 25% of the value of our total assets and that the aggregate value of the securities of our TRS, together with all other assets that do not qualify for purposes of the 75% asset test, will not exceed 25% of the total value of our assets. There can be no assurance, however, that the IRS might not contend that the value of any of the securities owned by us exceeds on a relevant testing date one or more of the value limitations.

After initially meeting the asset tests at the close of any quarter, a REIT will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of its assets (including a change caused solely by the change in the foreign currency exchange rate used to value a foreign asset). If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. An example of such an acquisition would be an increase in our interest in our operating partnership as a result of the exercise of a limited partner’s redemption right relating to units in our operating partnership (“OP Units”) or an additional capital contribution of proceeds from an offering of capital stock by us.

Furthermore, the failure to satisfy the asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 5% test, the 10% voting securities test or the 10% value test does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter and $10,000,000, a REIT can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which the REIT first identifies the failure of the asset test. For a violation of any of the asset tests attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, a REIT can avoid disqualification as a REIT if the violation is due to reasonable cause and the REIT disposes of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pays a tax equal to the greater of $50,000 or the highest corporate income tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and files a schedule with the IRS that describes the assets that caused us to tax the asset. The applicable Treasury Regulations have yet to be issued. Thus, it is not possible to state with precision under what circumstances we would be entitled to the benefit of these provisions.

We currently intend to monitor our compliance with the asset tests and to take such actions within 30 days after the close of any quarter, to the extent reasonably practicable, as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within such time period, we would cease to qualify as a REIT unless we could avail ourselves of available relief provisions. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax which could be significant in amount.

Annual distribution requirements applicable to REITs

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

(i)	the sum of (a) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and the REIT’s net capital gain, and (b) 90% of the net income, after tax, if any, from foreclosure property, minus

(ii)	the sum of certain items of non-cash income.

Dividend distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following taxable year in two circumstances. First, dividends may be paid in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment date after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of those months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. We currently intend to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, our operating partnership’s partnership agreement authorizes us, as general partner, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

In order for distributions to be counted toward satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents.

To the extent that a REIT does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT taxable income within the periods described above, it will be subject to income tax on the retained portion at regular capital gain and ordinary corporate income tax rates.

If we were to recognize “built-in-gain” (as defined below) on the disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain net of the tax it would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of the asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

There is a possibility that our taxable income could exceed our cash flow, due in part to certain non-cash or “phantom” income that would be taken into account in computing REIT taxable income. It is possible, because of these differences in timing between our recognition of taxable income and our receipt of cash available for distribution, that we, from time to time, may not have sufficient cash or other liquid assets with which to meet our distribution requirements. In this event, in order to meet the distribution requirements, we may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions and/or to pay dividends in the form of taxable share dividends.

We currently intend to calculate our REIT taxable income based upon the conclusion that the lessor is the owner of the hotels for U.S. federal income tax purposes. As a result, we expect that the depreciation deductions with respect to the hotels owned by the lessors will reduce our REIT taxable income. This conclusion is consistent with the conclusion above that the leases of our hotels will be treated as true leases for U.S. federal income tax purposes. If, however, the IRS were to challenge successfully this position, in addition to failing in all likelihood the 75% and 95% gross income tests described above, we also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a “deficiency dividend” in order to retain REIT status.

Under certain circumstances, a REIT may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which deficiency dividends may be included in the REIT’s deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Chesapeake Lodging Trust, as applicable, would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

A REIT is subject to a nondeductible 4% excise tax on any excess of the required distribution over the sum of amounts actually distributed and amounts retained on which U.S. federal income tax was paid, if it does not distribute during each calendar year at least the sum of:

(1)	85% of our REIT ordinary income for the year;

(2)	95% of our REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years net of excess distributions from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gain and pay the tax on such gain. In that case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gain in their income as long-term capital gain and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Recordkeeping requirements

We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

Failure to qualify as a REIT

If we do not comply with one or more of the conditions required for qualification as a REIT (other than the asset tests and the income tests that have the specific mitigation clauses discussed above in “—Requirements for qualification as a REIT—Asset tests applicable to REITs” and “—Gross income tests applicable to REITs”), we can avoid disqualification as a REIT by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we were to fail to qualify for taxation as a REIT in any taxable year, and if the statutory relief provisions were not to apply, we would be subject to corporate income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which a REIT was to fail to qualify as a REIT would not be deductible by the distributing entity nor would such distributions be required to be made. As a result, a failure by us to qualify as a REIT would significantly reduce the cash available for distribution by us to our shareholders and could materially reduce the value of our common shares. In addition, if we were to fail to qualify as a REIT, all distributions to our shareholders would be taxable as dividends, to the extent of our current and accumulated E&P, even if such dividends were attributable to our capital gain. Subject to certain limitations imposed by the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions and individual distributees may be eligible for the reduced long-term capital gain rate of 15% or less on such dividends. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which our qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Tax aspects of our ownership of interests in our operating partnership

General.    Substantially all of our investments are owned indirectly through our operating partnership, which will own the hotel properties either directly or through certain subsidiaries. This discussion focuses on the tax aspects of our ownership of hotel properties through partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We currently intend to include in our gross income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we currently intend to include our proportionate share of assets held through our operating partnership and those of its subsidiaries that are either disregarded as separate entities or treated as partnerships for U.S. federal income tax purposes. See “—Requirements for qualification as a REIT—Effect of subsidiary entities—Ownership of partnership interests by a REIT” above.

Entity classification.    If our operating partnership or any non-corporate subsidiary were treated as an association, the entity would be taxable as a corporation and, therefore, would be subject to U.S. federal and state income tax on its taxable income. In such a situation, the character of our assets and items of gross income would change and could preclude us from qualifying as a REIT (see “—Requirements for qualification as a REIT—Asset tests applicable to REITs” and “—Requirements for qualification as a REIT—Gross income tests applicable to REITs” above).

The tax treatment of Chesapeake Lodging Trust and the U.S. federal income tax consequences of the ownership of our common shares would be materially different from the consequences described herein if our operating partnership and all of its subsidiaries (other than our TRS and its subsidiaries) were not classified as partnerships or disregarded as separate entities for U.S. federal income tax purposes. Pursuant to Treasury Regulations under Section 7701 of the Internal Revenue Code, a partnership will be treated as a partnership for U.S. federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a “publicly traded partnership.”

Neither our operating partnership nor any of its non-corporate subsidiaries that are not TRSs or QRSs has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, our operating partnership and each subsidiary that is not a TRS or QRS will be treated as a partnership for U.S. federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for U.S. federal income tax purposes).

Pursuant to Section 7704 of the Internal Revenue Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for U.S. federal income tax purposes if it is a “publicly traded partnership” and it does not derive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.”

OP Units will not be traded on an established securities market and we will take the reporting position for U.S. federal income tax purposes that our operating partnership is not a publicly traded partnership. There is a significant risk, however, that the right of a holder of OP Units to redeem the units for our common shares could cause OP Units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. We believe that our operating partnership will qualify for at least one of these safe harbors at all times in the forseeable future. We cannot provide any assurance that our operating partnership will continue to qualify for one of the safe harbors mentioned above.

If our operating partnership were a publicly traded partnership, it would be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and other types of passive income. We believe that our operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to us to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause our operating partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

If our operating partnership were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in our operating partnership would exceed 5% of our assets and we would be considered to hold more than 10% of the voting securities (and more than 10% of the value of the outstanding securities) of another corporation (see “—Requirements for qualification as a REIT—Asset tests applicable to REITs” above). In this event, the value of our common shares could be materially adversely affected (see “—Requirements for qualification as a REIT—Failure to qualify as a REIT” above).

Allocations of our operating partnership’s income, gain, loss and deduction.    A partnership agreement will generally determine the allocation of income and loss among partners. However, such allocations will be disregarded for U.S. federal income tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in our operating partnership’s partnership agreement are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder.

Tax allocations with respect to the hotels.    Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property, such as any hotel property, that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution. This difference is known as book-tax difference. Our operating partnership’s partnership agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. Any property purchased by our operating partnership for cash initially will have an adjusted tax basis equal to its fair market value, and Section 704(c) of the Internal Revenue Code will not apply. In the future, however, our operating partnership may admit partners in exchange for a contribution of appreciated property. Treasury Regulations issued under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences. Under certain available methods, the carryover basis of contributed properties in the hands of our operating partnership (i) would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (ii) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. We have not yet decided what method will be used to account for book-tax differences for properties that may be acquired by our operating partnership in the future.

Taxation of taxable U.S. shareholders

This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, a U.S. shareholder is a beneficial owner of our common shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common shares should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common shares by the partnership.

A “non-U.S. shareholder” is a beneficial holder of our common shares that is not a U.S. shareholder, as defined herein, or an entity that is treated as a partnership for U.S. federal income tax purposes.

Distributions generally

So long as we qualify as a REIT, the distributions (or deemed distributions) made by us out of our current or accumulated E&P other than capital gain dividends or retained capital gain as discussed below, will generally be taken into account by shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. To the extent that we make distributions not designated as capital gain dividends in excess of our current and accumulated E&P, such distributions are treated first as a tax-free return of capital to each U.S. shareholder, reducing the adjusted tax basis that such U.S. shareholder has in its common shares for U.S. federal income tax purposes by the amount of such distribution, but not below zero, with distributions in excess of such U.S. shareholder’s adjusted tax basis taxable as capital gain, provided that the common shares have been held as a capital asset. We will notify shareholders after the close of its taxable year as to the portion of its distributions attributable to that year that constitute ordinary income, return of capital and capital gain. Our distributions of ordinary income, except to the extent properly designated by us as qualified dividend income, will not qualify for the maximum 15% long-term capital gain rate that generally applies to distributions by regular corporations to shareholders who are taxed as individuals.

Distributions will generally be taxable, if at all, in the year of distribution. However, if we declare a dividend in October, November or December of any year and pays such dividend to a shareholder of record on a specified date in any such month, such dividend will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by us on or before January 31 of the following year.

For purposes of computing liability for alternative minimum tax, certain of our alternative minimum tax adjustments will be treated as alternative minimum tax adjustments of our shareholders in the ratio that our distributions bear to our taxable income (determined without regard to the deduction for dividends paid). Amounts treated as alternative minimum tax adjustments of our shareholders are deemed to be derived by the shareholders proportionately from each such alternative minimum tax adjustment of us and are taken into account by the shareholders in computing their alternative minimum taxable income for the taxable year to which the dividends are attributable.

Capital gain distributions; retained net capital gain

Distributions that we properly designate as capital gain dividends are taxable to U.S. shareholders as gain from the sale or exchange of a capital asset held for more than one year (without regard to the period for which such taxable U.S. shareholder has held his shares) to the extent that such designated dividends do not exceed our actual net capital gain for the taxable year. A U.S. shareholder’s share of a capital gain dividend is an amount which bears the same ratio to the total amount of dividends paid to such U.S. shareholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares for the year.

If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099 - DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may designate all or part of our net capital gain as “undistributed capital gain.” In that case, we will be subject to tax at regular corporate income tax rates on any undistributed capital gain.

A U.S. shareholder:

(1)	will include in its income as long-term capital gain its proportionate share of such undistributed capital gain; and

(2)	will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. shareholder’s tax liability on the undistributed capital gain.

A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our E&P will be adjusted appropriately.

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1)	a 15% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 15%, and to U.S. shareholders that are corporations at a maximum rate of 35%; or

(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

We must determine the maximum amounts that we may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if we are an individual whose ordinary income is subject to a marginal tax rate of at least 28%. Designations made by us will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of our net capital gain as undistributed capital gain, a U.S. shareholder will receive an IRS Form 2439 indicating the total amount of undistributed capital gain, the amount of unrecaptured Section 1250 gain, if any, and the tax paid by us on the undistributed capital gain.

Qualified dividend income

We may designate a portion of our distributions paid to U.S. shareholders as “qualified dividend income.” That portion of a distribution which is properly designated as qualified dividend income is taxable to a non-corporate U.S. shareholder at long-term capital gain rates, so long as the U.S. shareholder satisfies the applicable holding requirements. As a general rule, the shareholder must have held the common shares with respect to which the distribution is paid for at least 60 days during the 121-day period beginning 60 days before the ex-dividend date for the distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during such taxable year from regular corporations;

(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in gain asset that was acquired in a carryover basis transaction from a regular corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if (A) the dividends are received from (i) a U.S. corporation (other than a REIT or a regulated investment company), (ii) any TRS we may form, or (iii) a “qualified foreign corporation,” and (B) specified holding period requirements and other requirements are met. A foreign corporation (other than a “passive foreign investment company”) will constitute a qualified foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. If we designate any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS From 1099–DIV indicating the amount that will be taxable to the holder as qualified dividend income.

Passive activity losses; investment interest limitation

U.S. shareholders may not include in their income tax returns any net operating losses or capital losses of Chesapeake Lodging Trust. Instead, such losses may be carried over by us for potential offset against future income, subject to certain limitations. Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our common shares will not be treated as passive activity income, and, as a result, U.S. shareholders generally will not be able to apply any “passive losses” against such income or gain.

Taxable dividend distributions from us generally will be treated as investment income for purposes of the “investment interest limitation.” This limitation provides that a non-corporate U.S. shareholder may deduct as an itemized deduction in any taxable year only the amount of interest incurred in connection with property held for investment that does not exceed the excess of the shareholder’s investment income over his or her investment expenses for that year. A non-corporate U.S. shareholder may elect to treat capital gain dividends, capital gain from the disposition of shares, including distributions treated as such, and income designated as qualified dividend income as investment income, in which case the applicable capital gain will be taxed at ordinary income rates. We intend to comply each year with IRS guidance or Treasury Regulations on the notification of shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain.

Dispositions of our common shares

Upon any sale or other disposition of our common shares, a U.S. shareholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received with respect to such sale or other disposition and (2) the holder’s adjusted tax basis in such common shares for U.S. federal income tax purposes. In general, a U.S. shareholder’s adjusted basis will equal the U.S.

shareholder’s acquisition cost, increased by the excess for net capital gains deemed distributed to the U.S. shareholder, less tax deemed paid on it and reduced by returns of capital.

The applicable tax rate will depend on the U.S. shareholder’s holding period of the asset (generally, if an asset has been held for more than one year, it will produce long-term capital gain) and the U.S. shareholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is higher than the maximum 15% long-term capital gain tax rate for non-corporate shareholders) to a portion of capital gain realized by a non-corporate U.S. shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. shareholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our common shares held for more than 12 months.

Capital losses recognized by a U.S. shareholder upon the disposition of our common shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our common shares by a U.S. shareholder who has held the common shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. shareholder as long-term capital gain.

Taxation of tax-exempt U.S. shareholders

U.S. tax-exempt entities, including qualified employee pension plans and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. The IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling and provided that a tax-exempt shareholder has not held our common shares as “debt financed property” within the meaning of the Internal Revenue Code and such common shares are not otherwise used in a trade or business, the dividend income from us will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of common shares will not constitute UBTI unless such tax-exempt shareholder has held such common shares as “debt financed property” within the meaning of the Internal Revenue Code or has used the common shares in a trade or business.

However, for a tax-exempt shareholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) of the Internal Revenue Code whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization is properly able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in us. Such a prospective shareholder should consult its own tax advisor concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” shall be treated as UBTI as to any trust that is described in Section 401(a) of the Internal Revenue

Code, is tax-exempt under Section 501(a) of the Internal Revenue Code and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “qualified trusts.” A REIT is a “pension held REIT” if it meets the following two tests:

(1)	The REIT would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that shares owned by qualified trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust rather than by the trust itself.

(2)	Either (i) at least one such qualified trust holds more than 25%, by value, of the interests in the REIT, or (ii) one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. As discussed above, the provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to qualified trusts. Certain restrictions on ownership and transfer of our common shares contained in our declaration of trust generally should prevent a person from owning more than 10% of the value of our common shares and thus we are not likely to be classified as a “pension held REIT.”

Taxation of non-U.S. shareholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares applicable to non-U.S. shareholders of our common shares (as defined above under “—Taxation of taxable U.S. shareholders”). The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income taxation.

Distributions Generally

As described in the discussion below, distributions paid by us with respect to our common shares will be treated for U.S. federal income tax purposes as:

•	ordinary income dividends,

•	return of capital distributions, or

•	long-term capital gain.

This discussion assumes that our common shares will continue to be considered regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions described below. If our common shares are no longer regularly traded on an established securities market, the tax considerations described below would materially differ.

Ordinary income dividends

A distribution (or deemed distribution) by us to a non-U.S. shareholder will be treated as an ordinary income dividend if the distribution is payable out of our current or accumulated E&P and:

•	not attributable to our net capital gain, or

•

the distribution is attributable to our net capital gain from the sale of “U.S. real property interests,” or USRPIs, and the non-U.S. shareholder owns 5% or less of the value of our common shares at all times during the one year period ending on the date of distribution.

Generally, we will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated E&P) that could not be treated as capital gain distributions with respect to the non-U.S. shareholder (and that are not deemed to be capital gain dividends for purposes of FIRPTA withholding rules described below) unless:

(1)	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with us; or

(2)	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business.

Distributions in excess of our current or accumulated E&P will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the shareholder’s common shares, but rather will reduce the adjusted tax basis of such common shares. Such distributions, however, will be subject to U.S. withholding tax as described below. To the extent that such distributions exceed the adjusted tax basis of a non-U.S. shareholder’s common shares, they will be treated as gain from the sale of the shareholder’s common shares, the tax treatment of which is described below under “—Dispositions of our common shares.”

We may be required to withhold 10% of any distribution in excess of our current and accumulated E&P, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on receipt of that distribution. Consequently, although we currently intend that our transfer agent will withhold at a rate of 30%, or a lower applicable treaty rate, on the entire amount of any distribution, to the extent that this is not done, any portion of a distribution not subject to withholding at a rate of 30%, or lower applicable treaty rate, would be subject to withholding at a rate of 10%. However, a non-U.S. shareholder may seek a refund of such amounts from the IRS if such distribution was, in fact, in excess of our current or accumulated E&P, and the amount withheld exceeded the non-U.S. shareholder’s U.S. tax liability, if any, with respect to the distribution.

Return of capital distributions

Unless (A) our shares constitute a USRPI, as described in “—Dispositions of our common shares” below, or (B) either (1) the non-U.S. shareholder’s investment in our common share is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. shareholder will be subject to at 30% tax on the individual’s net capital gain for the year), distributions that we make which are not dividends out of our E&P will not be subject to U.S. federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated E&P, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated E&P. If our common shares constitutes a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S.

shareholder’s proportionate share of our E&P, and (2) the non-U.S. shareholder’s basis in its share, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates that would apply to a U.S. shareholder of the same type (e.g., an individual or corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the shareholder’s share of our E&P.

Capital gain distributions

A distribution paid by us to a non-U.S. shareholder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated E&P and:

•	the distribution is attributable to our net capital gain (other than from the sale of USRPIs) and we timely designate the distribution as a capital gain dividend; or

•

the distribution is attributable to our net capital gain from the sale of USRPIs and the non-U.S. shareholder owns more than 5% of the value of our common shares at any point during the one year period ending on the date of distribution.

Distributions to a non-U.S. shareholder that are designated by us at the time of distribution as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

(1)	the investment in our shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, or

(2)	the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Under FIRPTA, distributions that are attributable to net capital gain from the sale by us of USRPIs and paid to a non-U.S. shareholder that owns more than 5% of the value of our common shares at any time during the taxable year during the one year period ending on the date on which the distribution is paid will be subject to tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend. Such distributions may also be subject to a 30% branch profits tax.

Any distribution paid by us that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. shareholder will be subject to special withholding rules under FIRPTA. We will withhold and remit to the IRS 35% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. shareholder, to the extent that the distribution is attributable to the sale by us of USRPIs. The amount withheld is creditable against the non-U.S. shareholder’s U.S. federal income tax liability or refundable when the non-U.S. shareholder properly and timely files a tax return with the IRS.

The IRS has announced that it intends to tax income of foreign taxpayers in respect of liquidating distributions made by REITs under rules similar to those applicable to current distributions made by REITs rather than under the general principles applicable to the liquidation of a corporate entity, and that it intends to promulgate Treasury Regulations to this effect. Under the IRS’s view, income in respect of liquidating distributions will be taxable to non-U.S. taxpayers to the extent that such distributions are attributable to the sale or exchange of a U.S. real property interest.

Retained net capital gain

Although the law is not entirely clear on the matter, amounts designated by us as retained capital gain in respect of the shares held by U.S. shareholders (see “—Requirements for qualification as a REIT—Annual distribution requirements applicable to REITs” above) generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, non-U.S. shareholders will be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on such undistributed capital gain and to receive from the IRS a refund to the extent that their proportionate share of such tax paid by us were to exceed their actual U.S. federal income tax liability. A Non-U.S. shareholder will increase the basis of its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid.

Dispositions of our common shares

Unless our common shares constitute a USRPI, a sale of our common shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, with respect to any particular shareholder, our common shares will constitute a USRPI only if each of the following three statements is true:

•

Fifty percent or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;

•

We are not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. shareholders at all times during a specified testing period. Although we believe that we are and will remain a domestically-controlled REIT, because our shares are publicly traded we cannot make any assurance that we are or will remain a domestically-controlled qualified investment entity; and

•

Either (a) our common shares are not “regularly traded,” as defined by applicable Treasury regulations, on an established securities market; or (b) our common shares are “regularly traded” on an established securities market and the selling non-U.S. shareholder has held over 5% of our outstanding common shares any time during the five-year period ending on the date of the sale.

Specific wash sales rules applicable to sales of stock in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our common shares even if we are a domestically controlled qualified investment entity. These rules would apply if a non-U.S. shareholder (1) disposes of our common shares within a 30–day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. shareholder as gain from the sale or exchange of a USRPI, and (2) acquires, or enters into a contract or option to acquire, our common shares during the 61–day period that begins 30 days prior to such ex-dividend date.

If gain on the sale or exchange of common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be required to file a U.S. federal income tax return and would be subject to regular U.S. income tax with respect to such gain on a net basis in the same manner as a taxable U.S. shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common shares would be required to withhold and remit to the IRS 10% of the purchase price.

Gain from the sale of our common shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (1) if the non-U.S. shareholder’s investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Information reporting and backup withholding tax applicable to shareholders

U.S. shareholders.    In general, information reporting requirements will apply to payments of distributions on our common shares and payments of the proceeds of the sale of our common shares to some shareholders, unless an exception applies. Further, the payor will be required to withhold backup withholding tax (currently at a rate of 28%), if:

(1)	the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding;

(2)	the IRS notifies the payor that the TIN furnished by the payee is incorrect;

(3)	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

(4)	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

Some shareholders, including corporations, financial institutions and certain tax-exempt organizations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS. A U.S. shareholder that does not provide Chesapeake Lodging Trust with a correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Non-U.S. shareholders.    Generally, information reporting will apply to payments of distributions on our common shares, and backup withholding, currently at a rate of 28%, may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The proceeds from a disposition by a non-U.S. shareholder of common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment were made through a U.S. office of a U.S. or foreign broker. Generally, backup withholding does not apply in such a case.

Generally, non-U.S. shareholders will satisfy the information reporting requirements by providing a proper IRS withholding certificate (such as the Form W-8BEN). In the absence of a proper withholding certificate, applicable Treasury Regulations provide presumptions regarding the status of holders of our common shares when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. If a non-U.S. shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Any payment subject to a withholding tax will not be again subject to backup withholding. Because the application of these Treasury Regulations varies depending on the holder’s particular circumstances, a non-U.S. shareholder is advised to consult its tax advisor regarding the information reporting requirements applicable to it.

Sunset of reduced tax rate provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include those related to the reduced maximum income tax rate for capital gain of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gain rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common shares.

Legislative or other actions affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our common shares.

State, local and foreign taxes

We and our subsidiaries and/or shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous U.S. jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state and local tax treatment and the state, local and foreign tax treatment and that of our shareholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common shares.

Tax shelter reporting

If a shareholder recognizes a loss as a result of a transaction with respect to our common shares of at least (i) for a shareholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a shareholder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such shareholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

ERISA considerations

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the common shares. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Internal Revenue Code). Thus, a plan fiduciary considering an investment in our common shares also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL. Similar restrictions apply to many governmental and foreign plans which are not subject to ERISA. Thus, those considering investing in the shares on behalf of such a plan should consider whether the acquisition or the continued holding of the shares might violate any such similar restrictions.

The DOL, has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the IPO as a result of events beyond the issuer’s control. We expect our common shares to be “widely held” upon completion of the offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with the offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our declaration of trust on the transfer of our shares are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common shares to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

We believe that as of the closing of the offering, the common shares should be “widely held” and “freely transferable,” and therefore we believe that our common shares should be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common shares.

Each holder of our common shares will be deemed to have represented and agreed that its purchase and holding of such common shares (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

Underwriting

We are offering the common shares of beneficial interest described in this prospectus through a number of underwriters. J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of common shares listed next to its name in the following table:

Name	Number of Shares

J.P. Morgan Securities Inc.	2,400,000
Deutsche Bank Securities Inc.	2,325,000
FBR Capital Markets & Co.	1,200,000
KeyBanc Capital Markets Inc.	450,000
Robert W. Baird & Co. Incorporated	450,000
RBC Capital Markets Corporation	375,000
JMP Securities LLC	300,000

Total	7,500,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the IPO price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.72 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.10 per share from the IPO price per share. After the IPO the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the common shares offered in the offering.

The underwriters have an option to buy up to 1,125,000 additional common shares from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this overallotment option. If any shares are purchased with this overallotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional common shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share less the amount paid by the underwriters to us per share. The underwriting fee is $1.20 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Underwriting Discount(1)	Without overallotment exercise	With full overallotment exercise

Per Share	$1.20	$1.20
Total	$9,000,000	$10,350,000

(1)

The underwriters will be entitled to receive $0.20 per share from us at closing. The underwriters will forego the receipt of payment of $1.00 per share, subject to the following. We will agree to pay the $1.00 per share to the underwriters when the capital deployment hurdle (as described herein) is satisfied. If this requirement is not satisfied, the aggregate underwriting discount paid by us, based on $0.20 per share (or 1% of the public offering price) would be $1,500,000. The following presents this information both assuming that the capital deployment hurdle is met and assuming that it is not met:

Capital Deployment Hurdle Is Not Met	Per Share

Public offering price	$20.00
Initial underwriting discount paid by us at closing (1%)	$0.20
Total underwriting discount paid by us if capital deployment hurdle is not met (1%)	$0.20
Capital Deployment Hurdle Is Met	Per Share

Public offering price	$20.00
Initial underwriting discount paid by us at closing (1%)	$0.20
Additional underwriting discount paid by us if capital deployment hurdle is met (5%)	$1.00
Total underwriting discount paid by us if capital deployment hurdle is met (6%)	$1.20

The capital deployment hurdle numerator is the cumulative acquisition of hotel properties, net of cash acquired (or substantially similar financial measures), that we will report in our statements of cash flows for all periods following the offering. The capital deployment hurdle denominator is net proceeds received from the offering and the concurrent private placements (including net proceeds received from any exercise of the underwriters’ overallotment option, but excluding any deferred underwriting compensation payable to the underwriters). The capital deployment hurdle is satisfied when the capital deployment hurdle numerator divided by the capital deployment hurdle denominator is greater than 50%. The additional underwriting discount is payable within five business days following our filing of a quarterly or annual report after the capital deployment hurdle is satisfied.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions will be approximately $2,500,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any common shares or securities convertible into or exchangeable or exercisable for any of our common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common shares or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of common shares or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. for a period of 180 days after the date of this prospectus, other than the common shares to be sold hereunder and in respect of any of our common shares issued under our existing incentive plans. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our trustees and executive officers, and certain shareholders, have entered into lock-up agreements with the underwriters pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares (including, without limitation, common shares or such other securities which may be deemed to be beneficially owned by such trustees, executive officers and shareholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a share option or warrant); or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common shares or such other securities; whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common shares or such other securities, in cash or otherwise; or (3) make any demand for or exercise any right with respect to the registration of any of our common shares or any security convertible into or exercisable or exchangeable for our common shares. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs, or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We have received authorization to list our common shares on the New York Stock Exchange under the symbol “CHSP.” In order to meet one of the requirements for listing our common shares on the NYSE, the underwriters have undertaken to sell 100 or more common shares to a minimum of 400 U.S. holders, and to ensure that the common shares have a minimum price of $4.00 per share at the time of listing, that there is an aggregate market value of publicly held shares of at least $40 million in the United States and that there are at least 1,100,000 publicly held common shares in the United States following completion of the offering.

In connection with the offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling common shares in the open market for the purpose of preventing or retarding a decline in the market price of the common shares while the offering is in progress. These stabilizing transactions may include making short sales of the common shares, which involves the sale by the underwriters of a greater number of common shares than they are required to purchase in the offering, and purchasing common shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ overallotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their overallotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the overallotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchase in the offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common shares, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of the offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common shares or preventing or retarding a decline in the market price of the common shares, and, as a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Prior to the offering, there has been no public market for our common shares. The IPO price was determined by negotiations between us and the representatives of the underwriters. In determining the IPO price, we and the representatives of the underwriters considered a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of the offering;

•	the recent market prices of, and demand for, publicly traded common shares of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the IPO price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant

Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manager for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Certain of the underwriters and their affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us in the ordinary course of their business, for which they may receive customary fees and commissions including as agent for or members of the syndicate for our proposed corporate credit facility. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our securities, and may do so in the future.

Experts

The balance sheet of Chesapeake Lodging Trust, formerly Crown Hospitality Trust, as of December 31, 2009 appearing in this Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Legal matters

Hogan & Hartson LLP will issue an opinion to us regarding the validity of the common shares offered hereby. Certain legal matters related to the offering will be passed upon for the underwriters by Clifford Chance US LLP. Clifford Chance US LLP will rely on the opinion of Hogan & Hartson LLP for certain matters of Maryland law.

Where you can find more information

We have filed with the SEC a Registration Statement on Form S-11, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act with respect to the common shares we propose to sell in the offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares to be sold in the offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at http://www.sec.gov.

As a result of the offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

Reports to shareholders

Following the offering, we will file periodic and annual reports with the SEC as required by the SEC’s rules and regulations. In addition, our annual proxy statement will be mailed to our shareholders accompanied or preceded by an annual report which meets the requirements of the SEC’s rules and regulations no later than 120 days following the end of our fiscal year. Our periodic quarterly reports will be filed with the SEC within 45 days following the end of the quarter, unless a shorter period is required by the rules and regulations of the SEC. Our annual reports will contain consolidated financial statements audited by our independent certified public accountants.

Report of independent registered public accounting firm

The Board of Trustees of Chesapeake Lodging Trust,

We have audited the accompanying balance sheet of Chesapeake Lodging Trust formerly Crown Hospitality Trust (the “Company”), as of December 31, 2009. The balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company at December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

January 19, 2010

Chesapeake Lodging Trust formerly Crown Hospitality Trust

Balance Sheet

December 31, 2009

Assets
Cash	$22,832
Deferred offering costs	412,168

Total assets	$435,000

Liabilities and shareholder’s equity
Liabilities
Accrued Liabilities	$185,000
Related party loan	249,000

Total Liabilities	434,000

Shareholder’s equity
Common shares, $0.01 par value, 400,000,000 shares authorized, 100,000 shares issued and outstanding	1,000
Additional paid-in capital	—
Retained earnings	—

Total shareholder’s capital	1,000

Total liabilities and shareholder’s capital	$435,000

See accompanying notes to financial statement.

Chesapeake Lodging Trust

Notes to financial statement

December 31, 2009

Note 1. Organization

Crown Hospitality Trust (the “Company”) was organized as a Maryland real estate investment trust on June 12, 2009 and changed its name to Chesapeake Lodging Trust on September 23, 2009. Under the Declaration of Trust, the Company initially was authorized to issue up to 25,000,000 common shares of beneficial interest, par value $0.01 per share. Pursuant to the Articles of Amendment and Restatement of Declaration of Trust the Company is authorized to issue 400,000,000 common shares of beneficial interest.

The Company intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2010. In order to maintain its qualification as a REIT, the Company plans to distribute at least 90% of its taxable income in the form of qualifying distributions to its shareholders.

The Company has not commenced operations.

Note 2. Initial public offering and concurrent private placements

The Company intends to conduct an initial public offering, or IPO, of common shares, which it expects to complete during the first calendar quarter of 2010.

Concurrently with the offering, in separate private placements, the Company will sell (1) up to 4.9% of the common shares to be outstanding following the offering, but in no event more than $20 million of its common shares, to Hyatt Hotels Corporation, or Hyatt, and (2) up to 9.8% of the common shares to be outstanding following the offering, but in no event more than $25 million of its common shares to an institutional fund advised by BAMCO, Inc. on behalf of its investment advisory client, the Baron Small Cap Fund, or Baron, in each case, excluding common shares that may be sold pursuant to the underwriters’ overallotment option, and at the IPO price per share, less the greater of the underwriting discount or 6%. The Company also will sell an aggregate of 150,000 common shares to its non-executive chairman and certain of its executive officers at the IPO price per share.

The Company will contribute the net proceeds of the offering and the concurrent private placements to Chesapeake Lodging, L.P., which will be its operating partnership. The Company’s operating partnership intends to subsequently use the net proceeds received from the Company to repay Messrs. Francis and Vicari for loans which funded the Company’s offering costs.

Note 3. Significant accounting policies

Use of Estimates.    The preparation of the balance sheet in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Underwriting commissions and costs.    Underwriting commissions and costs to be incurred in connection with the Company’s common share offering will be reflected as a reduction of additional paid-in-capital.

Deferred offering costs.    Deferred offering costs consist primarily of legal, audit and filing fees incurred through the date of the balance sheet that are related to the offering and the concurrent private placements that will be charged to capital upon the receipt of the net proceeds of the offering and the concurrent private placements or charged to expense if the offering or concurrent private placements are not completed.

Organization costs.    Costs incurred to organize the Company will be expensed as incurred.

Cash.    Cash is comprised of cash held in a major banking institution.

Related Party Transactions.    Mr. Francis, President, Chief Executive Officer and a Trustee, and Mr. Vicari, Executive Vice President, Chief Financial Officer, Treasurer, Secretary and a Trustee, have loaned the Company an aggregate of $249,000. The loan is structured as a demand note and bears interest at the Federal Short Term Rate as announced by the Internal Revenue Service.

Sourcing Agreement with Hyatt.    The Company has entered into a sourcing agreement with Hyatt pursuant to which for three years following completion of the offering, the Company will provide Hyatt with an exclusive right of first offer to manage or franchise each hotel it acquires, to the extent those hotels are not operated under other brands and the Company determines that a brand relationship is desirable, and Hyatt may, in its sole discretion, identify and refer acquisition opportunities to the Company. The Company believes that its relationship with Hyatt will benefit its shareholders as a result of Hyatt’s strong brands and excellent hotel management services. The Company plans to continue to explore with Hyatt how to further its sourcing relationship in order to maximize the value of the relationship to both parties.

In addition, in order to streamline its process with Hyatt, the Company has negotiated a form of franchise agreement and a form of management agreement that it may use, subject to the completion of definitive agreements, to the extent it makes acquisitions pursuant to the sourcing agreement.

Note 4. Contingencies

Upon completion of the offering, the Company will be obligated to pay additional fees and expenses related to the offering that will be charged to capital upon the receipt of the net proceeds of the offering and the concurrent private placements.

Note 5. Subsequent Event

We have evaluated subsequent events through January 19, 2010.

Through and including February 15, 2010 (the 25th day after the date of this prospectus), all dealers that effect transactions in our common shares, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

7,500,000 common shares of beneficial interest

Chesapeake Lodging Trust

Prospectus

Joint Book-Running Managers

J.P. Morgan	Deutsche Bank Securities

Lead-Manager

FBR Capital Markets

Co-Managers

KeyBanc Capital Markets	Baird	RBC Capital Markets	JMP Securities

January 21, 2010